                                            REGISTRATION STATEMENT NO. 333-70011

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                         GEO SPECIALTY CHEMICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OHIO                             2819                          34-1708689
(State or Other Jurisdiction of                3295                       (I.R.S. Employer
 Incorporation or Organization)    (Primary Standard Industrial        Identification Number)
                                   Classification Code Number)

                            ------------------------

                                GEORGE P. AHEARN
                         GEO SPECIALTY CHEMICALS, INC.
                       28601 CHAGRIN BOULEVARD, SUITE 210
                             CLEVELAND, OHIO 44122
                                 (216) 464-5564

      (Name, Address, Including Zip Code, and Telephone Number, Including
        Area Code, of Principal Executive Offices and Agent For Service)

                                   Copies to:

                            CRAIG R. MARTAHUS, ESQ.
                           THOMPSON HINE & FLORY LLP
                                3900 KEY CENTER
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5500

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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


                   Subject to completion, dated April 2, 1999


                                   PROSPECTUS
                            GEO SPECIALTY CHEMICALS

                               EXCHANGE OFFER FOR
                                  $120,000,000
                          10 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008


     GEO Specialty Chemicals, Inc. is offering to exchange 10 1/8% senior subordinated notes due 2008 for its outstanding 10 1/8% senior subordinated notes due 2008. The offered notes are identical to the outstanding notes, except that the offered notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued under the same indenture. The principal features of the exchange offer are as follows:


- Expires 12:00 midnight, Eastern Standard Time, on                      , 1999,
  unless extended

- All outstanding notes that are validly tendered and not validly withdrawn will be accepted for exchange


- Tenders must be made through the enclosed letter of transmittal or as otherwise specified in this prospectus



- Subject to sole condition that the exchange offer not violate applicable law or any Securities and Exchange Commission position



- Tenders may be withdrawn at any time before the expiration of the exchange offer



- GEO will not receive any proceeds from the exchange offer, but is making the exchange offer to comply with contractual obligations



- The exchange of notes in the exchange offer should be a tax-free event for United States federal tax purposes


- The offered notes will not be listed on any securities exchange or automated quotation system


     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the offered notes. For 60 days after the expiration of the exchange offer, GEO will make this prospectus available to broker-dealers for use in such resales.

                            ------------------------


     AN INVESTMENT IN THE OFFERED NOTES INVOLVES A HIGH DEGREE OF RISK. RISK FACTORS BEGIN ON PAGE 9.

                            ------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this prospectus is                      , 1999

                               PROSPECTUS SUMMARY



     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains a more complete description of the offered notes, as well as detailed financial data and information regarding GEO's business. You should read this prospectus in its entirety before deciding whether to make an investment in the offered notes.



                         SUMMARY OF THE EXCHANGE OFFER



                               THE EXCHANGE OFFER



     Offer by GEO to exchange 10 1/8% senior subordinated notes for its currently outstanding 10 1/8% senior subordinated notes, in $1,000 increments. As of the date of this prospectus, $120.0 million aggregate principal amount of notes are outstanding. The terms of the offered notes are substantially identical to the terms of the outstanding notes, except that the offered notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued under the same indenture.



                         REGISTRATION RIGHTS AGREEMENT



     GEO sold the outstanding notes on July 31, 1998 in a private placement in reliance upon Section 4(2) of the Securities Act of 1933, and the initial purchaser immediately resold the notes in reliance upon Rule 144A under the Securities Act of 1933. In connection with the private placement, GEO entered into a registration rights agreement with the initial purchaser of the outstanding notes which requires GEO to effect the exchange offer.



     The registration rights agreement requires GEO to:



     - file a registration statement for the exchange offer and the offered notes on or before March 13, 1999;



     - cause the registration statement filed for the exchange offer and the offered notes to be declared effective by the SEC on or before April 27, 1999; and



     - complete the exchange offer on or before May 27, 1999.



     These obligations will be satisfied when the exchange offer is completed. However, if GEO fails to meet any of these requirements, it will be required to pay additional interest on the outstanding notes until the applicable requirement has been met.



                             TRANSFERABILITY OF THE


                                 OFFERED NOTES



     Based on an SEC interpretation of the federal securities laws, GEO believes that you may transfer the offered notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that:



     - you acquire the offered notes in the ordinary course of your business;



     - you are not participating in and do not intend to participate in any distribution of the offered notes;



     - you have no arrangement or understanding with any person to participate in any distribution of the offered notes; and



     - you are not an "affiliate" of GEO.



     If GEO's belief is inaccurate and you transfer any offered note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from such requirements, you may incur liability under the Securities Act of 1933. GEO is not indemnifying you against any such liability.



     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver a prospectus in connection with any resale of the offered notes. For 60 days after the expiration of the exchange offer, GEO will make this prospectus available to broker-dealers for use in such resales.

                            EFFECT OF NOT TENDERING



     Any outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions upon transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, GEO will have no further obligation to provide for the registration of the outstanding notes under the federal securities laws.



                                EXPIRATION DATE



     The exchange offer will expire at 12:00 midnight, Eastern Standard Time, on , 1999, unless it is extended by GEO.



                            PROCEDURES FOR TENDERING


                               OUTSTANDING NOTES



     To accept the exchange offer, you must complete the letter of transmittal which accompanies this prospectus in accordance with the instructions contained therein and in this prospectus. You should then mail or otherwise deliver the letter of transmittal, together with any other documents required by the letter of transmittal, to The Chase Manhattan Bank, the exchange agent, at one of the addresses provided in this prospectus on page 57. IF YOU HOLD YOUR NOTES THROUGH THE DEPOSITORY TRUST COMPANY, YOU MAY ACCEPT THE EXCHANGE OFFER THROUGH THE DEPOSITORY TRUST COMPANY'S AUTOMATED TENDER OFFER PROGRAM, BY WHICH YOU WILL AGREE TO BE BOUND BY THE LETTER OF TRANSMITTAL.



     By executing or agreeing to be bound by the letter of transmittal, you will represent to GEO that:



     - you are acquiring the offered notes in the ordinary course of your business;



     - you are not participating in and do not intend to participate in any distribution of the offered notes;



     - you have no arrangement or understanding with any person to participate in any distribution of the offered notes;


     - you are not an "affiliate" of GEO; and



     - you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.



                               WITHDRAWAL RIGHTS



     You may withdraw tendered notes any time before the expiration of the exchange offer. Any notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration of the exchange offer.



                         INTEREST ON THE OFFERED NOTES


                           AND THE OUTSTANDING NOTES



     Interest on the offered notes will accrue from the date of the last periodic payment of interest on the outstanding notes. No additional interest will be paid on any of the outstanding notes tendered and accepted for exchange.



                        CONDITIONS TO THE EXCHANGE OFFER



     GEO will not be required to complete the exchange offer, and may terminate or amend it, if at any time before GEO accepts any tendered notes for exchange, GEO determines that the exchange offer violates any applicable law, interpretation of the SEC or order of any governmental agency or court.



                        ACCEPTANCE OF TENDERED NOTES AND


                         DELIVERY OF THE OFFERED NOTES



     GEO will accept for exchange any of its outstanding notes which are validly tendered and not validly withdrawn before 12:00 midnight, Eastern Standard Time,
on                      , 1999. GEO will deliver the offered notes promptly
following the expiration of the exchange offer.

                               FEDERAL INCOME TAX


                                 CONSIDERATIONS



     The exchange of notes in the exchange offer should be a tax-free event for federal income tax purposes. You should, however, consult your own tax advisor as to the particular consequences to you of exchanging your notes for offered notes, including the applicability and effect of any state, local or foreign tax laws.



                                 EXCHANGE AGENT



     The Chase Manhattan Bank is serving as the exchange agent for the exchange offer. You should make all tenders to the exchange agent at one of the addresses listed in this prospectus on page 57, unless you accept the exchange offer through the Depository Trust Company's Automated Tender Offer Program.

                          SUMMARY OF THE OFFERED NOTES



                               THE OFFERED NOTES



     $120.0 million aggregate principal amount of 10 1/8% senior subordinated notes maturing on August 1, 2008.



                             INTEREST PAYMENT DATES



Interest on the offered notes will be payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing on
          , 1999.



                              OPTIONAL REDEMPTION



     GEO may redeem the offered notes on or after August 1, 2003, at the redemption prices listed in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or before August 1, 2001, GEO may redeem up to 35% of the aggregate principal amount of the offered notes with the proceeds of one or more public offerings of its equity, at a redemption price equal to 110.125% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption. However, GEO may effect such a redemption only if at least 65% of the principal amount of the offered notes originally issued remain outstanding immediately after such redemption.



                                    RANKING



     The offered notes will be unsecured senior subordinated obligations of GEO. The offered notes will be subordinated in right of payment to all existing and future senior debt of GEO. The offered notes will rank on an equal basis with any future senior subordinated indebtedness of GEO and will rank senior in right of payment to any future subordinated indebtedness of GEO. The offered notes will also be effectively subordinated to all obligations of any future subsidiaries of GEO.



     The indenture that will govern the offered notes prohibits GEO from incurring any indebtedness that is both senior to the offered notes and subordinate to any of its other indebtedness. The indenture does not prohibit GEO's incurrence of debt that is either senior to the offered notes or on an equal basis with the offered notes. However, the indenture limits the amount of debt that GEO may incur to:



     - amounts under its $25.0 million senior credit facility;



     - amounts that would allow it to maintain a fixed charged coverage ratio greater than 2.0 to 1.0;



     - capital lease and purchase money obligations of $5.0 million or less; and



     - other debt not to exceed $10.0 million at any time outstanding.



     As of December 31, 1998, GEO had outstanding:



     - no senior debt, excluding the unused
       availability of $25.0 million under its
       senior credit facility;



     - no senior subordinated debt, other than the outstanding notes; and



     - $760,000 of debt, incurred in the 1994 acquisition of the assets of Courtney Industries, Inc., that is subordinate to the senior credit facility but on an equal basis with the outstanding notes.



                               CHANGE OF CONTROL



     Upon a change of control of GEO, each noteholder will have the right to require GEO to repurchase the noteholder's notes at a price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to the date of repurchase. A change of control of GEO will occur if:



     - GEO sells or transfers all or substantially all of its assets other than to an existing shareholder;



     - a person or entity, other than an existing shareholder, acquires more than 50% of the voting power of GEO's equity;

     - more than a majority of GEO's board members, in any two year period, are replaced and the replacements are not approved by GEO's current board members then still in office; or



     - GEO's shareholders adopt a plan for the liquidation or dissolution of GEO.



                             COVENANTS RESTRICTING


                         GEO'S BUSINESS AND OPERATIONS



     The indenture that will govern the offered notes contains covenants that limit the ability of GEO to:



     - incur additional indebtedness;



     - pay dividends;



     - make investments and debt payments;



     - sell assets;



     - incur liens;



     - merge or consolidate with any other entity;



     - sell or otherwise dispose of all or substantially all of its assets; or



     - enter into transactions with its affiliates.



     In addition, GEO must offer to repurchase some of the offered notes for 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase, with the proceeds of asset sales made outside the ordinary course of business.



              PROCEEDS FROM THE OFFERING OF THE OUTSTANDING NOTES



     GEO will not receive any cash proceeds from the exchange offer. GEO used the net cash proceeds of approximately $115.0 million from the offering of the outstanding notes, along with other funds, to:



     - complete the July 31, 1998 acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc. for approximately $61.1 million; and



     - refinance approximately $62.2 million of indebtedness, incurred by GEO primarily in its March 25, 1997 acquisition of the paper, construction and process chemicals business of Henkel Corporation and Henkel Canada Limited.

                                 GEO'S BUSINESS



     GEO develops, manufactures and markets a wide variety of specialty chemicals. Through the implementation of a "buy and build" strategy, GEO has successfully positioned itself as a leading supplier of a broad variety of niche products sold to a diverse customer and market base. GEO manufactures over 300 products sold to major industrial customers for such diverse end-use applications as water treatment, pulp and paper processing, oil and gas production, coatings and construction. GEO believes that it has a significant operating advantage due to its extensive network of plants and ability to produce a broad range of products. For the year ended December 31, 1998, on a pro forma basis GEO generated net sales of $144.6 million.



     GEO manages its products within two primary operating groups: process additives and performance chemicals. Process additives are primarily chemical components that improve the properties of customers' products. GEO is a leading U.S. producer of a number of process additives that are used in a variety of construction, oil field and coating applications. Process additives represented approximately 44% of GEO's total net sales on a pro forma basis for the year ended December 31, 1998.



     Performance chemicals are primarily products used by customers to enhance the productivity of their operations and decrease their operating costs. GEO's performance chemicals consist principally of chemicals used in the water treatment and pulp and paper processing markets. GEO is a leading U.S. producer and marketer of several performance chemicals sold in these markets. Performance chemicals represented approximately 45% of GEO's total net sales on a pro forma basis for the year ended December 31, 1998.



     In addition to process additives and performance chemicals, GEO manufactures and supplies numerous raw materials and intermediates under a long-term reciprocal supply agreement with Henkel Corporation. GEO also produces by-products, which it sells in the merchant market, and raw materials for internal consumption. These activities represented approximately 11% of GEO's total net sales on a pro forma basis for the year ended December 31, 1998.



                            GEO'S EXECUTIVE OFFICES



     GEO's principal executive offices are located at 28601 Chagrin Boulevard, Suite 210, Cleveland, Ohio 44122 and its telephone number there is (216) 464-5564.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The table shown on the next page includes the following summary financial data of GEO:


     - historical operating, balance sheet and other data of GEO's predecessor for the year ended December 31, 1996;



     - historical operating, balance sheet and other data of GEO's predecessor for the period from January 1, 1997 through March 24, 1997 and of GEO for the period from March 25, 1997 through December 31, 1997;



     - historical operating, balance sheet and other data of GEO for the year ended December 31, 1998; and



     - pro forma operating and other data of GEO for the year ended December 31, 1998 as if the acquisition of TRIMET, the issuance of $120.0 million of notes and the refinancing of GEO's senior credit facility each occurred on January 1, 1998.



     GEO is referred to as the "predecessor" for the period from February 8, 1993, the date of its inception, through March 24, 1997. GEO is referred to as the "successor" for the period from March 25, 1997 through December 31, 1998. This reflects the purchase of a 79% interest in GEO by Charter Oak Partners on March 25, 1997, which was accounted for as a purchase of GEO to the extent of the ownership change.



     The period-to-period comparability of the summary financial data shown below is materially affected by the acquisitions that GEO has completed since the beginning of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- GEO's History."



     The pro forma data for the year ended December 31, 1998 does not represent what the results of operations of GEO would have been had the acquisition of TRIMET, the issuance of $120.0 million of notes and the refinancing of GEO's senior credit facility actually occurred on January 1, 1998. The pro forma data also does not project the results of operations of GEO for the current year or any future period.



     All of the summary financial data shown below has been derived from the financial statements of GEO and its predecessor or the unaudited pro forma financial data of GEO, which are included later in this prospectus on pages 16 and F-1 through F-48.



     You should read the summary financial data presented below along with the financial statements of GEO and its predecessor and the following sections of this prospectus: "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                               PREDECESSOR                           (SUCCESSOR)
                                                       ----------------------------   ------------------------------------------
                                                                        JANUARY 1       MARCH 25      HISTORICAL     PRO FORMA
                                                        YEAR ENDED       THROUGH        THROUGH       YEAR ENDED     YEAR ENDED
                                                       DECEMBER 31,     MARCH 24,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1996           1997            1997           1998         1998(1)
                                                       ------------   -------------   ------------   ------------   ------------
OPERATING DATA:
Net sales............................................    $23,869        $  9,109        $91,727        $126,560       $144,649
Gross profit.........................................      3,220             567         19,101          24,922         30,175
Operating income (loss)..............................      1,029            (241)         8,023          10,830         14,976
Net interest expense.................................      1,118             420          5,004           9,097         13,111
Net income (loss)....................................        (66)           (676)         1,489            (548)         1,047
OTHER FINANCIAL DATA:
EBITDA (2)...........................................    $ 1,846        $    107        $11,783        $ 18,077       $ 24,516
Capital expenditures.................................        559             127          3,177           6,755          6,755
Depreciation, depletion and amortization.............      1,022             363          4,334           7,905          9,571
Ratio of earnings to fixed charges (3)...............       1.0x              --           1.6x            1.2x           1.1x
Ratio of EBITDA to net interest expense (3)..........                         --           2.3x            2.1x           2.0x
BALANCE SHEET DATA:
Working capital......................................    $(2,198)                       $ 8,781        $ 16,810
Total assets.........................................     25,458                         98,312         164,525
Total debt...........................................     16,053                         62,374         120,760
Shareholders' equity.................................      1,377                         16,390          21,842


---------------


(1) The pro forma combined year ended December 31, 1998 reflects the historical year ended December 31, 1998 as adjusted for the same pro forma items and dollar amounts described in the Unaudited Pro Forma Financial Data below beginning at page 16.



(2) EBITDA represents income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and other non-recurring items such as gains or losses on sales of property, extraordinary items, acquisition purchase price adjustments and professional fees incurred for failed or aborted acquisitions. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. GEO's measure of EBITDA may not be comparable to those reported by other companies.



(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of net interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense, less amounts that represent amortization of deferred financing fees and debt issuance costs. For the period January 1 through March 24, 1997, the deficiency in the amount of earnings as compared to fixed charges was $676 and the deficiency in the amount of EBITDA as compared to net interest expense was $298.

                                  RISK FACTORS


     You should consider carefully the following factors in addition to the other information and financial data included in this prospectus before making an investment in the offered notes.



LIMITS IMPOSED ON GEO'S BUSINESS BY ITS SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS



     GEO's outstanding indebtedness is substantial in relation to the book value of its shareholders' equity. As of December 31, 1998, GEO had total indebtedness of $120.8 million and shareholders' equity of $21.8 million. The significant borrowings of GEO has several important consequences for both GEO and the holders of the offered notes, including that:



     - a substantial portion of GEO's cash flow from operations must be dedicated to debt service and will be unavailable for other purposes;



     - GEO's ability to obtain additional financing in the future for working capital, acquisitions, capital expenditures or to refinance the offered notes may be significantly impaired; and



     - GEO may be more vulnerable to economic downturns and less able to withstand competitive pressures or to take advantage of business opportunities.



See "Unaudited Pro Forma Financial Data" and "Selected Historical Financial
Data."



     GEO's ability to make cash payments on the offered notes and to satisfy its other debt obligations will depend on its future operating performance. As of December 31, 1998, GEO had $25.0 million available for borrowing under its senior credit facility, which is subject to compliance with the conditions contained in the credit agreement. GEO's business may not continue to generate cash flow at or above current levels and estimated cost savings or anticipated growth may not be achieved. If GEO is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as:



     - reducing or delaying capital or research and development expenditures;



     - selling assets;



     - restructuring or refinancing its indebtedness; or



     - seeking additional equity capital.



GEO can provide no assurance that any of these strategies could be effected on satisfactory terms, if at all.



     GEO's senior credit facility matures before the offered notes. If GEO cannot refinance its senior credit facility at maturity or repay the facility with cash on hand or through asset sales, equity sales or otherwise, its ability to repay the principal and interest on the offered notes could be adversely affected. In addition, because GEO's obligations under its senior credit facility will bear interest at floating rates, an increase in interest rates could adversely affect the ability of GEO to meet its debt service obligations.



POTENTIAL DIFFICULTIES IN GEO'S INTEGRATION OF THE TRIMET BUSINESS



     To achieve the full benefits from the combination of GEO and TRIMET and capture potential efficiencies and growth, GEO must integrate product lines, coordinate sales efforts and implement appropriate operational, financial and managerial systems and controls. Additionally, to achieve such benefits, GEO must integrate some of the manufacturing, engineering, administrative, finance and sales and marketing organizations of TRIMET. GEO can provide no assurance that it will be able to integrate the operations of TRIMET successfully. Business, competitive, financial, general economic and other factors, many of which are beyond the control of management, will affect the timing and ultimate success of the integration of TRIMET and the realization of any benefits from the acquisition. The diversion of management's attention from day-to-day operations to the integration of TRIMET, as well as any other difficulties which may be encountered in the integration process, could adversely affect GEO's business or financial condition.



     Although GEO has sold specialty chemicals in Europe before the acquisition of TRIMET, GEO may not be able to successfully maintain or achieve an increase in the level of overseas sales made by the TRIMET business. Completion of the acquisition of TRIMET will present GEO with other business challenges generally associated with acquisitions, including the management of a larger enterprise. If GEO's management is unable to manage growth effectively, the quality of GEO's products and its overall business could be adversely affected.



LIMITS IMPOSED ON GEO'S ACQUISITION STRATEGY BY THE INDENTURE AND SENIOR CREDIT FACILITY



     GEO's senior credit facility and the indenture that will govern the offered notes limit GEO's ability to make acquisitions and to incur indebtedness in connection with acquisitions. The senior credit facility provides that GEO may not make acquisitions in excess of $10.0 million in value during the term of the credit agreement. The senior credit facility allows GEO to incur only permitted indebtedness, which includes the offered notes, up to $5.0 million pursuant to GEO's requirements under its shareholders agreement, and up to $10.0 million of additional general indebtedness. The indenture limits the amount of acquisition debt that GEO may incur to: $25.0 million under its senior credit facility; amounts that would allow it to maintain a fixed charge coverage ratio greater than 2.0 to 1.0; and other debt not to exceed $10.0 million at any time outstanding. The senior credit facility and indenture also restrict GEO's ability to:



     - acquire businesses different than GEO's existing business;



     - merge or consolidate with other entities;



     - enter into transactions with its affiliates;



     - create or incur liens on its assets; and



     - make investments.



POTENTIAL DIFFICULTY IN IDENTIFYING AND INTEGRATING ACQUISITIONS



     GEO's growth strategy includes making acquisitions, but suitable acquisition candidates may not continue to be available to GEO. In addition, acquisitions that GEO may make will involve risks, including the successful integration and management of acquired operations, personnel and technology. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management's attention from ongoing business concerns. GEO can provide no assurance that any additional acquisitions will be made, that it will be able to obtain the financing necessary to effect such transactions or that any acquisition made will be successful.



LIMITS IMPOSED ON GEO BY INTEREST COVERAGE AND MAXIMUM LEVERAGE REQUIREMENTS IN ITS SENIOR CREDIT FACILITY



     GEO's senior credit facility requires it to maintain a minimum interest coverage ratio and a maximum leverage ratio. The interest coverage ratio is the ratio of adjusted earnings to adjusted interest expense for GEO's most recent quarterly period. The interest coverage ratio that GEO is required to maintain increases every six months until March 31, 2000. The required ratio is currently
1.75 to 1.00 and will rise to 2.00 to 1.00 on September 30, 1999 and 2.25 to
1.00 on March 31, 2000. The leverage ratio is the ratio of adjusted indebtedness to adjusted earnings for GEO's most recent quarterly period. The leverage ratio that

GEO may not exceed is lowered every six months until September 30, 2000. The required ratio is currently 5.50 to 1.00 and will fall to 5.25 to 1.00 on September 30, 1999, 5.00 to 1.00 on March 31, 2000 and 4.75 to 1.00 on September 30, 2000. After December 31, 2000, the required ratio will be 4.50 to 1.00.



     GEO's failure to maintain these financial ratios could result in a default under its senior credit facility. Such a default would permit the lenders to declare all amounts outstanding under the senior credit facility to be immediately due and payable and terminate any commitments to extend additional credit. In addition, GEO's compliance with these ratios could prevent it from making acquisitions and capital improvements. GEO's ability to comply with such ratios and tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions.



SUBORDINATION OF THE OFFERED NOTES TO THE PRIOR PAYMENT OF GEO'S SENIOR DEBT



     The payment of all amounts on the offered notes will be subordinated to the prior payment in full of all existing and future senior debt of GEO, including all amounts owed under its senior credit facility. In the event of a bankruptcy, liquidation or reorganization of GEO, GEO's assets will be available to pay obligations on the offered notes only after all senior debt of GEO has been paid in full. In such an event, there may be insufficient assets remaining to pay amounts due on any of the offered notes. In addition, any amounts remaining after payment in full of GEO's senior debt would be divided equally among GEO's senior subordinated debt holders.



     The offered notes will not be secured by any of GEO's assets. The indenture permits GEO to incur certain secured indebtedness, including indebtedness under its senior credit facility, which is secured by liens against all tangible and intangible assets of GEO. Should GEO default on its senior credit facility or other secured indebtedness or enter bankruptcy, liquidation or reorganization, these assets will be available to satisfy the secured obligations before any payment will be made on the offered notes. The offered notes will also be structurally subordinated to all indebtedness and other liabilities of any future subsidiaries of GEO. Should any of GEO's future subsidiaries default on any indebtedness or enter bankruptcy, liquidation or reorganization, the assets of any such subsidiary would be available to satisfy obligations on its indebtedness before any payment would be made on the offered notes. As of December 31, 1998, GEO had outstanding:



     - no senior debt, excluding the unused availability of $25.0 million under its senior credit facility;



     - no senior subordinated debt, other than the outstanding notes;
       and



     - $760,000 of debt, incurred in the 1994 acquisition of the assets of Courtney Industries, Inc., that is subordinate to the senior credit facility but on an equal basis with the outstanding notes.



FACTORS THAT MAY PREVENT GEO FROM ACHIEVING ANTICIPATED EFFICIENCIES OR REVENUE GROWTH



     The statements concerning potential efficiencies and revenue growth contained in this prospectus are forward-looking statements that are based on estimates and assumptions made by GEO. However, results are difficult to predict and such statements are therefore inherently uncertain. You should not place undue reliance upon such statements. The following important factors, and the risk factors described in this section of the prospectus, could cause GEO to not achieve the results contemplated in this prospectus or otherwise cause GEO's business to be adversely affected in the future:



     - loss of key customers or increased competitive pressures;



     - changes in customer spending levels;



     - increases in interest rates or GEO's cost of borrowing or a default under any material debt agreement;



     - unavailability of funds for capital expenditures or research and development;



     - changes in governmental, environmental or other regulations; or



     - changes in general economic conditions.



EFFECT OF A CHANGE OF CONTROL ON GEO'S OBLIGATIONS UNDER THE SENIOR CREDIT FACILITY AND INDENTURE



     The occurrence of certain events that would constitute a "change of control" of GEO under its senior credit facility or the indenture may result in a default or require repayment of indebtedness under these agreements. In addition, GEO's senior credit facility prohibits the repayment of the offered notes by GEO upon such a change of control, unless and until GEO's senior credit facility is repaid in full. GEO's failure to make such repayments upon a change of control would result in a default under both its senior credit facility and the indenture. In the event of a change of control, GEO may not have sufficient assets to satisfy all of its obligations under its senior credit facility or the indenture. Future indebtedness of GEO may also contain restrictions or repayment requirements upon a change of control of GEO. See "Description of the Offered Notes -- Change of Control" and "Description of GEO's Senior Credit Facility."



GEO'S POTENTIAL INABILITY TO PASS ON TO CUSTOMERS INCREASES IN THE COST OF RAW MATERIALS



     GEO uses a variety of specialty and commodity chemicals as raw materials in its manufacturing processes. Certain of these raw materials could become subject to significant movements in price. Although it has historically passed on price increases to its customers within 90 to 120 days, GEO can provide no assurance that it will be able to do so in the future. If material price increases could not be passed on to customers in a reasonable period of time, GEO's financial condition could be adversely affected. In particular, GEO's maintenance of the financial ratios required by its senior credit facility could be placed in jeopardy.



THE CHALLENGE FACED BY GEO IN RESPONDING TO CHANGES IN TECHNOLOGY AND MARKET DEMAND



     The market for GEO's products is characterized by changing technology and continuing process development. GEO's future success will be influenced by its ability to:



     - maintain and enhance its technological capabilities;



     - develop and market products that meet changing customer needs; and



     - anticipate or respond to technological changes on a cost-effective and timely basis.



Failure by GEO in any of these areas could have an adverse impact on its sales volume and overall financial condition. GEO can provide no assurance that it will effectively respond to market demand or technological changes in its market segments.

GEO'S POTENTIAL EXPOSURE TO PRODUCT LIABILITY CLAIMS



     Because many of GEO's products provide critical performance attributes to its customers' products, the sale by GEO of such products includes the potential risk of product liability claims. A successful product liability claim, or series of claims, against GEO in excess of its insurance coverage could adversely affect GEO's business or financial condition.



FINANCIAL, TECHNOLOGICAL AND MANUFACTURING STRENGTH OF GEO'S COMPETITORS



     GEO competes with a variety of specialty chemical manufacturers. Certain of GEO's principal competitors are less highly leveraged and have greater financial resources than GEO. As a result, these competitors may be better able to withstand volatility within the industry or the economy as a whole while maintaining greater operating and financial flexibility than GEO. This advantage could allow these competitors to invest more resources than GEO in technological and product development, sales and marketing and other areas and, therefore, to gain market share against GEO. In addition, a number of GEO's product applications are customized or sold into specialized markets. These specialized markets might attract additional competitors with greater financial, technological or manufacturing resources than GEO. Any entrants into these specialized markets could take market share from GEO.



GEO'S DEPENDENCE ON GEORGE P. AHEARN, WILLIAM P. ECKMAN AND OTHER KEY PERSONNEL



     The success of GEO's business is dependent upon the continued services of George P. Ahearn, its President and Chief Executive Officer, William P. Eckman, its Executive Vice President and Chief Financial Officer, and other key officers and employees. The loss of Messrs. Ahearn or Eckman or such other key personnel due to death, disability or termination of employment could adversely affect GEO's business, financial condition or results of operations.



POTENTIAL FOR INTERESTS OF CONTROLLING SHAREHOLDERS AND HOLDERS OF OFFERED NOTES TO CONFLICT



     Approximately 78.7% of the capital stock of GEO is owned by Charter Oak Partners and its affiliate, Charter Oak Capital Partners, L.P. As a result, Charter Oak Partners is able to direct the election of a majority of the members of GEO's Board of Directors and the management and policies of GEO. In addition, approximately 20.72% of the capital stock of GEO is owned by George P. Ahearn and William P. Eckman, either directly or through GEO Chemicals, Ltd., an Ohio limited liability company, the sole members of which are Messrs. Ahearn and Eckman. The interests of Charter Oak Partners and Messrs. Ahearn and Eckman may differ from the interests of the holders of the offered notes. See "Shareholders."



EFFECT OF ENVIRONMENTAL LAWS ON GEO'S REAL PROPERTY AND MANUFACTURING OPERATIONS



     GEO is subject to extensive federal, state and local laws relating to:



     - the discharge of materials into the environment;



     - the handling and disposal of solid and hazardous wastes;



     - the remediation of contamination and protection of the environment; and



     - employee health and safety.



     As a result, GEO's operations and the environmental condition of its real property could give rise to liabilities under applicable environmental laws. Material costs may be incurred by GEO in connection with these laws, and its current and former real properties may require environmental remediation in the future. Environmental laws are constantly changing and if they become more stringent in the future, GEO's cost of compliance could increase. If GEO cannot pass on future costs to its customers, any increases could adversely affect GEO's financial condition. See "GEO's Business -- Environmental Matters."



EFFECT OF GOVERNMENTAL REGULATION AND PERMITS ON GEO'S MANUFACTURING OPERATIONS



     GEO is subject to extensive federal, state and local laws relating to its manufacturing operations and employee health and safety. GEO is required to obtain certain permits for the operation of its business, and such permits are subject to renewal, modification and, in certain circumstances, revocation by governmental agencies. The loss of such permits could adversely affect GEO's manufacturing operations. GEO expects to incur ongoing capital, operating and administrative expenses to maintain compliance with its permits and with applicable laws. GEO cannot predict the laws that may be enacted in the future or how existing or future laws will be administered or interpreted. GEO could, in the future, incur increased costs in connection with the enactment of new laws or the more vigorous enforcement or stricter interpretation of existing laws. Such costs could be material to GEO.



POTENTIAL SYSTEM FAILURES AND DISRUPTION OF OPERATIONS UPON THE "YEAR 2000"



     The "Year 2000" issue concerns the ability of information systems and equipment controlled by computer chips to properly recognize and process date-sensitive information on and after January 1, 2000. Any faulty recognition in any information systems or other computer equipment of GEO or its customers, vendors or service providers could result in system failures or inaccurate information or calculations. As a result, GEO's operations and its ability to serve its customers could be adversely affected. Any such "Year 2000" difficulties could prevent customers from accepting deliveries from GEO or processing payments for amounts due to GEO. GEO's suppliers could also be prevented from producing and supplying goods or services essential to GEO's business. GEO does not have control over whether its vendors or customers will make any appropriate modifications on a timely basis. If such modifications are not made in a timely manner, GEO's ability to conduct business and serve its customers could be adversely affected.



POTENTIAL LACK OF LIQUIDITY OF THE OFFERED NOTES DUE TO ABSENCE OF PUBLIC MARKET



     There has been no public market for the outstanding notes before the exchange offer. There is currently no established market for the offered notes, and GEO does not intend to apply for a listing of the offered notes on any securities exchange or automated dealer quotation system. GEO can provide no assurance as to the liquidity of any market that may develop for the offered notes, the ability of any holder of the offered notes to sell any of the notes or the prices at which such notes could be sold. If any market for the offered notes were to exist, the offered notes could trade at prices lower than their initial market value, depending upon many factors, including prevailing interest rates. The liquidity of, and trading market for, the offered notes could also be adversely affected by general declines in the market for similar securities. Such a decline could adversely affect the liquidity of, and trading market for, the offered notes independent of the financial performance and business prospects of GEO.



UNCERTAINTIES UNDERLYING GEO'S FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS



     Certain statements contained in this prospectus, including statements containing the words "believes," "anticipates," "intends," "expect," "should," "may," "will," "continue" and "estimate," and similar words, constitute "forward-looking statements" under the federal securities laws. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GEO or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from GEO's expectations are disclosed in this section and elsewhere in this prospectus, including in conjunction with the forward-looking statements. Given these uncertainties, you should not place undue reliance upon such forward-looking statements.

              PROCEEDS FROM THE OFFERING OF THE OUTSTANDING NOTES


     GEO will not receive any cash proceeds from the exchange offer. GEO is effecting the exchange offer to comply with its obligations under the registration rights agreement entered into with the initial purchaser of the outstanding notes. GEO used the proceeds of $120.0 million from the July 31, 1998 offering of the outstanding notes, along with approximately $2.4 million obtained from its senior credit facility and $6.0 million in equity contributions from its shareholders, to:



     - complete the July 31, 1998 acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc. for approximately $61.1 million;



     - refinance approximately $62.2 million of indebtedness, incurred by GEO primarily in its March 25, 1997 acquisition of the paper, construction and process chemicals business of Henkel Corporation and Henkel Canada Limited; and



     - pay the fees and expenses of approximately $5.1 million incurred in connection with the issuance of the outstanding notes, the TRIMET acquisition and the execution of the senior credit facility.



     The credit facility refinanced by GEO was with Bankers Trust Company and various other financial institutions and consisted of Tranche A and Tranche B loans and a revolving line of credit. The Tranche A loan was set to mature in September 2002 and bore interest, at GEO's option, at either:



     - 1.5% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust Company; or



     - 2.75% above an adjusted Eurodollar rate.



The Tranche B loan was set to mature upon payment in full and bore interest, at GEO's option, at either:



     - 2.0% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust Company; or



     - 3.25% above an adjusted Eurodollar rate.


     The revolving line of credit was set to expire in September 2002 and bore interest according to the same formula as the Tranche A loan. As of July 31, 1998, the interest rate on the Tranche A loan was 8.625%, the interest rate on the Tranche B loan was 9.125%, and the interest rate on amounts outstanding under the revolving line of credit ranged from 8.4375% to 8.75%.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     The following unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 1998 illustrates the effects of the following transactions as if each had occurred on January 1, 1998:


     - the acquisition of substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc.; and

     - the issuance of the outstanding notes and the related refinancing of GEO's senior debt.


     The TRIMET acquisition was accounted for as a purchase, with the assets acquired and the liabilities assumed being recorded at estimated fair market value.



     The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results that would have occurred if the TRIMET acquisition actually occurred on January 1, 1998 or that will occur in the current year or any future period.



     The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical financial statements of GEO, TRIMET and the paper, construction and process additive chemicals business of Henkel Corporation and Henkel Canada Limited, which are included later in this prospectus beginning at page F-1.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)


                                              GEO              TRIMET
                                          HISTORICAL         HISTORICAL
                                         JAN. 1, 1998       JAN. 1, 1998
                                            THROUGH           THROUGH          PRO FORMA     PRO FORMA
                                         DEC. 31, 1998    JULY 31, 1998(1)    ADJUSTMENTS    COMBINED
                                         -------------    ----------------    -----------    ---------
Net sales..............................    $126,560           $18,089           $     0      $144,649
Cost of sales..........................     101,638            11,166             1,670(2)    114,474
                                           --------           -------           -------      --------
Gross profit...........................      24,922             6,923            (1,670)       30,175
                                                                                   (442)(3)
Selling, general and administrative
  expenses.............................      14,092             2,482              (933)(4)    15,199
                                           --------           -------           -------      --------
Income from operations.................      10,830             4,441              (295)       14,976
Other expense
  Interest expense.....................      (9,097)                0            (4,014)(5)   (13,111)
  Other................................        (118)              (30)                0          (148)
                                           --------           -------           -------      --------
    Total other expense................      (9,215)              (30)           (4,014)      (13,259)
                                           --------           -------           -------      --------
Income before taxes and extraordinary
  items................................       1,615             4,411            (4,309)        1,717
Provision for income taxes.............         667             1,791            (1,788)(6)       670
                                           --------           -------           -------      --------
Income before extraordinary loss.......         948             2,620            (2,521)        1,047
Extraordinary loss on early
  extinguishment of debt, net..........      (1,496)                0             1,496(7)         --
                                           --------           -------           -------      --------
Net income (loss)......................    $   (548)          $ 2,620           $(1,025)     $  1,047
                                           ========           =======           =======      ========



(1) GEO acquired the TRIMET Technical Products Division of Mallinckrodt Inc. on July 31, 1998. The acquisition was accounted for as a purchase.



(2) Reflects depreciation and amortization for assets purchased in conjunction with the TRIMET acquisition. The purchase price of $61.1 million consisted of $24.5 million of property and equipment, $4.7 million of current assets net of assumed current liabilities, and $0.2 million of other assets, resulting in excess of cost over fair value of assets acquired of $31.7 million. Additional depreciation and amortization for the period from January 1, 1998 through July 31, 1998 (assuming the TRIMET acquisition was consummated on January 1, 1998) for the TRIMET assets is calculated as follows:



                                                                                  DEPRECIATION/
                                                              YEARS     COST      AMORTIZATION
                                                              -----    -------    -------------
                                                                            (IN THOUSANDS)
                                                                       ------------------------
Building....................................................    40     $ 1,590       $   23
Land........................................................   N/A       1,150           --
Land Improvements...........................................    20         460           14
Machinery and equipment.....................................    12      21,041        1,023
Office furniture and equipment..............................  6-10         256           23
Excess cost over fair value.................................    15      31,721        1,241
                                                                                     ------
                                                                                      2,324
Less: Depreciation and amortization included in historical
  TRIMET financial statements...............................                           (654)
                                                                                     ------
Pro forma adjustment for depreciation and amortization......                         $1,670
                                                                                     ======



(3) Reflects the reduction of corporate cost transfers from Mallinckrodt Inc. to TRIMET for allocated research and development expenses, strategic planning, internal audit services, aviation, information systems, finance services, communications, science and technology, site services and other general corporate overhead. These costs were allocated from Mallinckrodt Inc. to TRIMET and no personnel were added by GEO subsequent to the acquisition in any of the above noted areas. As a result, these allocated costs, which are not deemed to be reasonable by GEO's management, were eliminated.



(4) Reflects the reduction of selling, general and administrative expense related to environmental remediation costs incurred by TRIMET. GEO did not purchase any of the land with known groundwater and soil contamination and Mallinckrodt has indemnified GEO for remediation costs with respect to the TRIMET property which arise out of acts that occurred prior to the closing.

(5) Reflects interest expense on a pro forma basis for (a) interest costs associated with the issuance of $120.0 million of notes; (b) interest costs associated with draws outstanding under GEO's $25.0 million senior credit facility; (c) interest costs associated with an existing $0.8 million subordinated note payable; and (d) amortization of $5.1 million deferred financing costs related to the offering of the outstanding notes.



                                                              (IN THOUSANDS)
Interest expense on the notes...............................     $12,150
  Interest expense on senior credit facility................          52
  Interest expense on subordinated note payable.............          78
  Amortization of debt issuance costs and senior credit
    facility fees...........................................         631
  Bank fees related to the notes and senior credit
    facility................................................         200
                                                                 -------
  Pro forma interest expense................................     $13,111
                                                                 =======



  Interest on the notes is based on the rate of 10.125% per annum. The senior credit facility has a floating rate which was 7.3125% at December 31, 1998. Interest on the subordinated note payable is 2% above the prime lending rate, which was 9.75% at December 31, 1998. The debt issuance costs are amortized over the ten year term of the notes, and the financing fees related to the senior credit facility are amortized over the five year term of the facility.



(6) Reflects the tax effect of the pro forma adjustments as well as the effect of the combined companies effective tax rate of 39%.



(7) Reflects the elimination of the extraordinary loss on early extinguishment of debt, net of tax.

                       SELECTED HISTORICAL FINANCIAL DATA

     The table shown on the next page includes the following summary financial data of GEO:


     - historical operating and other data of GEO's predecessor for the years ended December 31, 1994, 1995 and 1996;


     - historical operating and other data of GEO's predecessor for the period from January 1, 1997 through March 24, 1997 and of GEO for the period from March 25, 1997 through December 31, 1997;


     - historical operating and other data of GEO for the year ended December 31, 1998; and



     - balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998.



     GEO is referred to as the "predecessor" for the period from January 1, 1994 through March 24, 1997. GEO is referred to as the "successor" for the period from March 25, 1997 through December 31, 1998. This reflects the purchase of a 79% interest in GEO by Charter Oak Partners on March 25, 1997, which was accounted for as a purchase of GEO to the extent of the ownership change.



     The period-to-period comparability of the summary financial data shown below is materially affected by the five acquisitions that GEO has completed since its inception in 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- GEO's History."



     The summary financial data shown below for the year ended December 31, 1996, the period from January 1, 1997 through March 24, 1997, the period from March 25, 1997 through December 31, 1997 and the year ended December 31, 1998 and as of December 31, 1997 and 1998 has been derived from the financial statements of GEO and its predecessor, which are included later in this prospectus beginning at page F-1. The summary financial data for the years ended December 31, 1994 and 1995 and as of December 31, 1994, 1995 and 1996 has been derived from the financial statements of GEO and its predecessor which are not included in this prospectus.


     You should read the summary financial data presented below along with the financial statements of GEO and its predecessor and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                                             PREDECESSOR                       SUCCESSOR
                                                              -----------------------------------------   --------------------
                                                                                             JANUARY 1    MARCH 25     YEAR
                                                                 YEARS ENDED DEC. 31,         THROUGH     THROUGH      ENDED
                                                              ---------------------------    MARCH 24,    DEC. 31,   DEC. 31,
                                                               1994      1995      1996        1997         1997       1998
                                                              -------   -------   -------   -----------   --------   ---------
OPERATING DATA:
Net sales...................................................  $14,852   $21,187   $23,869    $  9,109     $91,727    $126,560
Cost of sales...............................................   12,429    18,112    20,649       8,542      72,626     101,638
                                                              -------   -------   -------    --------     --------   --------
Gross profit................................................    2,423     3,075     3,220         567      19,101      24,922
Selling, general and administrative expenses................    1,842     2,071     2,191         808      11,078      14,092
                                                              -------   -------   -------    --------     --------   --------
Income (loss) from operations...............................      581     1,004     1,029        (241)      8,023      10,830
Other income (expense):
Net interest expense........................................     (852)   (1,164)   (1,118)       (420)     (5,004)     (9,097)
Other.......................................................      (12)      369       136         (15)        (26)       (118)
                                                              -------   -------   -------    --------     --------   --------
                                                                 (864)     (795)     (982)       (435)     (5,030)     (9,215)
Income (loss) before taxes and extraordinary loss...........     (283)      209        47        (676)      2,993       1,615
Provision for income taxes..................................       --        --        --          --         999         667
                                                              -------   -------   -------    --------     --------   --------
Income (loss) before extraordinary loss.....................     (283)      209        47        (676)      1,994         948
Extraordinary loss on early extinguishment of debt, net.....       --        --      (113)         --        (505)     (1,496)
                                                              -------   -------   -------    --------     --------   --------
Net income (loss)...........................................  $  (283)  $   209   $   (66)   $   (676)    $ 1,489    $   (548)
                                                              =======   =======   =======    ========     ========   ========
OTHER FINANCIAL DATA:
EBITDA(1)...................................................  $ 1,032   $ 1,630   $ 1,846    $    107     $11,783    $ 18,077
Capital expenditures........................................      756       531       559         127       3,177       6,755
Net cash from operating activities..........................      521       788     1,410      (1,515)      5,629       9,606
Net cash from investing activities..........................   (4,031)     (187)   (8,103)       (127)    (57,387)    (67,861)
Net cash from financing activities..........................    3,510      (601)    6,693       1,642      52,454      59,204
Depreciation, depletion and amortization....................      732       792     1,022         363       4,334       7,905
Ratio of earnings to fixed charges(2).......................       --      1.2x      1.0x          --        1.6x        1.2x



                                                                PREDECESSOR                SUCCESSOR
                                                        ---------------------------   --------------------
                                                              AS OF DEC. 31,             AS OF DEC. 31,
                                                        ---------------------------   --------------------
                                                         1994      1995      1996       1997       1998
                                                        -------   -------   -------   --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $    --   $    --   $    --   $    696   $  1,645
Total assets..........................................   11,968    14,484    25,458     98,312    164,525
Total debt, excluding current portion.................    4,507     5,801    13,456     58,814    120,000
Shareholders' equity..................................    1,234     1,443     1,377     16,390     21,842


---------------


(1) EBITDA represents income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and other non-recurring items such as gains or losses on sales of property, extraordinary items, acquisition purchase price adjustments and professional fees incurred for failed or aborted acquisitions. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. GEO's measure of EBITDA may not be comparable to those reported by other companies.

Components of GEO's EBITDA are as follows:



                                                              PREDECESSOR                                 SUCCESSOR
                                               ------------------------------------------   -------------------------------------
                                                                          JANUARY 1, 1997    MARCH 25, 1997
                                               YEARS ENDED DECEMBER 31,       THROUGH            THROUGH           YEAR ENDED
                                                1994     1995     1996    MARCH 24, 1997    DECEMBER 31, 1997   DECEMBER 31, 1998
                                               ------   ------   ------   ---------------   -----------------   -----------------
Net Income (loss)............................  $ (283)  $  209   $  (66)       $(676)            $ 1,489             $  (548)
Net interest expense.........................     852    1,164    1,118          420               5,004               9,097
Taxes........................................      --       --       --           --                 999                 667
Depreciation, depletion and amortization
  expense....................................     552      592      817          363               3,786               7,247
Other non-recurring items
  Extraordinary losses due to write off of
    financing fees...........................      --       --      113           --                 505               1,496
  Acquisition purchase price adjustments.....      --       --     (136)          --                  --                  --
  Professional fees incurred for failed or
    aborted acquisitions.....................      --       --       --           --                  --                 118
  Loss (gain) on sale of fixed assets........     (89)    (335)      --           --                  --                  --
                                               ------   ------   ------        -----             -------             -------
EBITDA.......................................  $1,032   $1,630   $1,846        $ 107             $11,783             $18,077
                                               ======   ======   ======        =====             =======             =======



(2) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of net interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense, less amounts that represent amortization of deferred financing fees and debt issuance costs. The deficiency in the amount of earnings compared to fixed charges was $283 for the period ended December 31, 1994 and $676 for the period ended March 24, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion along with the financial statements of GEO which appear later in this prospectus beginning at page F-1.



GEO'S HISTORY



     GEO was formed by George P. Ahearn and William P. Eckman to build, primarily through acquisitions, a specialty chemical business targeted in strategic market segments. GEO's initial acquisition occurred on February 3, 1993 with the purchase of Rhone-Poulenc, Inc.'s Gulf Coast aluminum sulfate business, a manufacturer and supplier of paper processing chemicals and processed clays located in the Southeastern United States, for $3.6 million. On July 15, 1994, GEO acquired the assets of Courtney Industries, Inc., a manufacturer of aluminum-based chemicals used in water treatment and industrial applications, for $5.1 million. The acquisition of Courtney Industries also provided GEO with complementary products to its existing aluminum sulfate business. On June 30, 1995, GEO purchased the customer list relating to the dry aluminum sulfate business of Rhone-Poulenc, Inc. for an aggregate $375,000. GEO acquired seven plants comprising the business and assets of the aluminum sulfate business of Cytec Industries Inc. on December 5, 1996 for $7.3 million. The acquisition of Cytec Industries further improved GEO's position in the aluminum sulfate market and expanded its network of strategically located plants in the Southeastern United States.



     On March 25, 1997, GEO purchased from Henkel Corporation two modern ISO 9002 certified manufacturing plants located in the United States and involved in the development, manufacture and supply of specialty paper chemicals and construction and process additive chemicals, for $54.2 million. Through the Henkel acquisition, GEO became one of the most diversified specialty chemical suppliers to the paper industry with over 200 products. The Henkel acquisition also provided GEO with over 100 products sold to the construction, oil and gas, and ceramic industries. Concurrently with the Henkel acquisition, Charter Oak Partners recapitalized GEO with $14.7 million of new common equity and became a partner and source of strategic capital for GEO. Founded in 1976, Charter Oak Partners is a private investment partnership based in Westport, Connecticut which invests in both private and publicly owned companies. Charter Oak Partners focuses on making private equity investments in management buyouts, acquisitions and recapitalizations.



     On July 31, 1998, GEO acquired substantially all of the assets of the TRIMET Technical Products Division of Mallinckrodt Inc., for approximately $61.1 million. As a result of the acquisition of TRIMET, GEO became the leading global supplier of dimethylolpropionic acid, marketed under the brand name DMPA(R), and trimethylolethane, marketed under the brand name TRIMET(R), specialty chemicals used primarily in the production of specialty paints and coatings. In connection with the acquisition of TRIMET, GEO issued the outstanding notes.


SALES AND COST OF SALES


     GEO's fiscal 1998 net sales were generated by a mix of sales to various industries, including:



        - pulp and paper processing (39%);



        - construction-related applications (14%);



        - water treatment (12%);



        - oil and gas production (7%);



        - coatings (8%); and

        - miscellaneous (20%), which includes sales pursuant to GEO's reciprocal supply agreement with Henkel Corporation (8%).


     Generally, the demand for the type of products supplied by GEO exceeds the basic growth rate for the industries it supplies due to the increasing use of specialty chemicals. In several applications, such as papermaking and water treatment, tighter environmental restrictions have prompted greater use of the types of products supplied by GEO.

     GEO's cost of sales is primarily comprised of:


        - the cost of raw materials (61%);



        - freight (9%);



        - depreciation (5%); and



        - normal operating expenses (25%), which include personnel costs, ongoing maintenance materials and services, utilities, operating supplies, property and casualty insurance, property taxes and leasing expenses.



     The raw materials required to produce GEO's products are generally available from several suppliers and are typically purchased under agreements negotiated annually with two or more vendors per raw material. The raw materials which comprise a majority of these purchases include sulfuric acid, naphthalene, formaldehyde, paraffin oils, glycols, aluminum/aluminas, fatty acids, methanol and propionic acid. Additionally, GEO has an agreement with Henkel to purchase various products previously purchased by the acquired business from Henkel plants which were excluded from the acquisition. Purchases under the supply agreement, depending upon the particular product, are made at market prices or at prices tied to standard costs as of December 1996. The duration of the supply agreement, depending upon the classification of the product, is three or five years from March 25, 1997. Purchases under this agreement were approximately 10% of GEO's total raw material costs in fiscal 1998.


     GEO's selling, general and administrative expenses include all operating costs unrelated to plant operations. Approximately 50% of these expenses are incurred by the pulp and paper chemicals business, which includes approximately 40 sales, marketing and technical support employees. These expenses also include typical expenses such as office rent, general management, finance and accounting, information systems, human resources, legal, purchasing, certain types of corporate liability insurance and amortization of deferred charges.

RESULTS OF OPERATIONS


     The following table shows certain income statement data for GEO expressed in millions of dollars and as a percentage of net sales. Fiscal 1997 data includes the predecessor for the period January 1, 1997 through March 24, 1997 and the successor for the period March 25, 1997 through December 31, 1997.



                                                  1996             1997             1998
                                              -------------   --------------   --------------
                                                $       %       $        %       $        %
                                              -----   -----   ------   -----   ------   -----
Net Sales..................................   $23.9   100.0%  $100.8   100.0%  $126.6   100.0%
Cost of Sales..............................    20.7    86.6     81.1    80.5    101.7    80.3
Gross Profit...............................     3.2    13.4     19.7    19.5     24.9    19.7
SG&A Expenses..............................     2.2     9.2     11.9    11.8     14.1    11.1
EBITDA.....................................     1.8     7.5     11.9    11.8     18.1    14.3

FISCAL 1998 COMPARED TO FISCAL 1997



     Net Sales. Net sales for fiscal 1998 were $126.6 million, representing a $25.8 million or 25.6% increase over fiscal 1997. The increase in net sales was primarily attributable to the impact of the Henkel and TRIMET acquisitions. The additional three month impact of the March 25, 1997 Henkel acquisition contributed $18.2 million of the increase. The July 31, 1998 TRIMET acquisition contributed $12.2 million of the increase. Excluding the impact of these acquisitions, GEO's Aluminum Products group experienced a $1.2 million increase in net sales due to increases in both volume, particularly clay products sold to the oil and gas industry, and price. Offsetting this increase was a $5.2 million decline in sales to the paper industry due largely to the discontinuance of certain products acquired from Henkel and reduced demand in the paper industry in the last half of 1998.



     Cost of Sales. Cost of sales was $101.7 million in fiscal 1998, representing a $20.6 million or 25.4% increase over fiscal 1997. As a percentage of net sales, cost of sales decreased from 80.5% in fiscal 1997 to 80.3% in fiscal 1998. The additional three month impact of the Henkel acquisition contributed $14.5 million of the increase in cost of sales. The TRIMET acquisition contributed $7.7 million of the increase. Excluding the impact of these acquisitions, cost of sales declined by $1.7 million. This decline was due largely to the decrease in sales to the paper industry.



     Gross Profit. Gross profit for fiscal 1998 was $24.9 million, representing a $5.2 million or a 26.4% increase over fiscal 1997. As a percentage of net sales, gross profit increased from 19.5% in fiscal 1997 to 19.7% in fiscal 1998. The increase in gross profit was primarily attributable to the Henkel and TRIMET acquisitions. The increase in gross profit as a percent of net sales reflects the effect of lower raw material costs, especially in the fourth quarter of 1998, and the favorable gross margins on TRIMET products.



     Selling, General and Administrative Expenses. SG&A expenses for fiscal 1998 were $14.1 million, representing a $2.2 million or 18.5% increase over fiscal 1997. As a percentage of net sales, SG&A expenses decreased from 11.8% in fiscal 1997 to 11.1% in fiscal 1998. The increase in SG&A expenses was attributable entirely to the Henkel and TRIMET acquisitions. The Henkel acquisition contributed $1.7 million of the increase. The TRIMET acquisition contributed $0.5 million of the increase.



     EBITDA. EBITDA for fiscal 1998 was $18.1 million, representing a $6.2 million or 52.1% increase over fiscal 1997. As a percentage of net sales, EBITDA increased from 11.8% in fiscal 1997 to 14.3% in fiscal 1998. The additional three month impact of the Henkel acquisition contributed $1.9 million of the increase in EBITDA. The TRIMET acquisition contributed $4.7 million of the increase. Excluding the impact of these acquisitions, EBITDA declined slightly by $0.4 million due in part to the decrease in sales to the paper industry.


FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales for fiscal 1997 were $100.8 million, representing a $76.9 million or 321.8% increase over fiscal 1996. The Henkel acquisition contributed $61.0 million of the increase. Excluding the Henkel acquisition, net sales were $39.8 million, representing a $15.9 million or 66.5% increase over fiscal 1996. This increase in net sales was primarily attributable to the Cytec acquisition which was completed in December 1996.


     Cost of Sales. Cost of sales was $81.1 million, representing a $60.4 million or 291.8% increase over fiscal 1996. As a percentage of net sales, cost of sales decreased from 86.6% in fiscal 1996 to 80.5% in fiscal 1997. Excluding the Henkel acquisition, cost of sales for fiscal 1997 was $36.5 million, representing a $15.8 million or 76.3% increase over fiscal 1996. As a percentage of net sales, cost of sales increased to 91.7% in fiscal 1997 from 86.6% in fiscal 1996. The Cytec acquisition accounted for essentially all of the increase in cost of sales and caused cost of sales as percent of net sales to increase due to the product mix associated with the Cytec acquisition.


     Gross Profit. Gross profit for fiscal 1997 was $19.7 million, representing a $16.5 million or 515.6% increase over fiscal 1996. As a percentage of net sales, gross profit improved from 13.4% in fiscal 1996 to 19.5% in fiscal 1997. Excluding the Henkel acquisition, gross profit for fiscal 1997 was $3.3 million, representing a $0.1 million or 3.1% increase over fiscal 1996. As a percentage of net sales, gross profit decreased to 8.3% in fiscal 1997 from 13.4% in fiscal 1996. This decrease was related to the product mix associated with the Cytec acquisition.



     Selling, General and Administrative Expenses. SG&A expenses for fiscal 1997 were $11.9 million, representing a $9.7 million or a 440.9% increase over fiscal 1996. As a percentage of net sales, SG&A expenses increased to 11.8% in fiscal 1997 from 9.2% in fiscal 1996. This increase was primarily related to increased sales commissions, sales discounts and freight allowances associated with the Henkel acquisition. Excluding the Henkel acquisition, SG&A expenses were $2.6 million, representing a $0.4 million or 18.2% increase over fiscal 1996. As a percentage of net sales, SG&A expense decreased to 6.5% in fiscal 1997 from 9.2% in fiscal 1996 due to the Cytec acquisition which added relatively low operating expenses.



     EBITDA. EBITDA for fiscal 1997 was $11.9 million, representing a $10.1 million or 561.1% increase over fiscal 1996. As a percentage of net sales, EBITDA increased to 11.8% in fiscal 1997 from 7.5% in fiscal 1996. Excluding the Henkel acquisition, EBITDA was $2.8 million, representing a $1.0 million or 55.6% increase over fiscal 1996. As a percentage of net sales, EBITDA decreased to 7.0% in fiscal 1997 from 7.5% in fiscal 1996. The percentage of sales decrease resulted from the lower margin mix of sales and the overall magnitude of sales associated with the Cytec acquisition. The Cytec acquisition approximately doubled GEO's annual sales with a portfolio of relatively lower margin products.


LIQUIDITY AND CAPITAL RESOURCES


     GEO's primary cash needs are working capital, capital expenditures and debt service. GEO has financed, and intends to continue to finance, these needs from internally generated cash flow, in addition to periodic draws on its senior credit facility. Net cash from operations for the year ended December 31, 1998 was $9.6 million, for the period ended December 31, 1997 was $5.6 million, for the period ended March 24, 1997 was ($1.5) million, and for the year ended December 31, 1996 was $1.4 million.



     Net cash used in investing activities for the year ended December 31, 1998 was $67.9 million, for the period ended December 31, 1997 was $57.4 million, for the period ended March 24, 1997 was $0.1 million, and for the year ended December 31, 1996 was $8.1 million. Capital expenditures for the same periods were $6.8 million, $3.2 million, $0.1 million and $0.6 million. GEO currently has no material commitments for capital expenditures.



     GEO completed the TRIMET acquisition in 1998 for a purchase price of approximately $61.1 million, the Henkel acquisition in 1997 for a purchase price of $54.2 million, and the Cytec acquisition in 1996 for a purchase price of $7.3 million.



     The acquisitions by GEO have been financed through a combination of bank borrowings and equity contributions. The Cytec acquisition in 1996 was funded through the refinancing of GEO's credit facility. The new credit facility consisted of a $7.0 million revolving line of credit and two term loans totaling $14.0 million. The remaining $0.1 million of deferred financing costs that pertained to the previous agreement were charged off as an extraordinary item.

     The 1996 credit facility was refinanced in 1997 at the time of the Henkel acquisition, through the issuance of two $30.0 million tranche loans, a new $15.0 million revolving line of credit and proceeds of $14.7 million from the issuance of common stock to Charter Oak Partners. GEO wrote off as an extraordinary item the remaining net deferred financing costs of $0.5 million which related to the 1996 credit agreement. In addition to the Henkel acquisition, the bank and stock issuance proceeds were utilized to redeem all of the common stock owned by Key Equity Capital Corporation and Key Equity Partners. The total consideration paid to the Key entities was $5.8 million.



     In connection with the TRIMET acquisition in 1998, GEO refinanced its existing senior debt by issuing $120.0 million of 10 1/8% senior subordinated notes due 2008 and amending its credit facility to include $25.0 million of available borrowings under a new revolving senior credit facility. Net deferred financing costs of $1.5 million related to the 1997 credit facilities were charged off as an extraordinary item. Additional proceeds came from an equity contribution of $6.0 million from GEO's shareholders. Interest on the notes is due semi-annually in arrears on February 1 and August 1 of each year, commencing in 1999. The new $25.0 million senior credit facility has a five year duration and no interim amortization requirements. As of December 31, 1998, GEO had $25.0 million available for borrowing under the senior credit facility. Borrowings under the senior credit facility bear interest, at GEO's option, at:



        - 1.25% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust Company; or



        - an adjusted Eurodollar rate plus 2.25%.



     As of December 31, 1998, GEO's interest rate under the senior credit facility would have equaled 7.3125%, had any amounts been outstanding. The senior credit facility contains customary covenants which include the maintenance of certain financial ratios. For a more complete description of the senior credit facility, see "Description of GEO's Senior Credit Facility" below.



     Net interest expense for the year ended December 31, 1998 was $9.1 million, for the period ended December 31, 1997 was $5.0 million, for the period ended March 24, 1997 was $0.4 million, and for the year ended December 31, 1996 was $1.1 million. Cash paid for interest for the same periods was $4.3 million, $3.1 million, $1.1 million and $1.0 million. The accrued interest for the notes was $5.1 million at December 31, 1998.



     Cash paid for income taxes for the year ended December 31, 1998 was $0.4 million and for the period ended December 31, 1997 was $0.2 million.



     GEO believes that cash generated from operations, together with amounts available under its senior credit facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard.



     The overall effects of inflation on GEO's business during the periods discussed have not been significant. GEO monitors the prices it charges for its products on an ongoing basis and believes that it will be able to adjust those prices to take into account any future changes in the rate of inflation.



MARKET RISK EXPOSURE



     The fair value of GEO's fixed rate long-term notes is sensitive to changes in interest rates. Interest rate changes would result in gains/losses in the fair value of the notes due to differences between the market interest rates and rates at the date of the note's issuance. Based on a hypothetical immediate 100 basis point increase in interest rates at December 31, 1998, the fair value of GEO's fixed rate long-term notes would be impacted by a net decrease of $10.6 million. Conversely, a 100 basis point decrease in interest rates would result in a net increase in the fair value of GEO's fixed rate long-term notes at December 31, 1998 of $11.6 million.



     GEO is subject to foreign currency exchange rate risk relating to receipts from customers in foreign currencies. Less than 2% of receipts are contracted with foreign currencies, and GEO does not consider the market risk exposure relating to currency exchange to be material.



     GEO is subject to commodity price risk relative to the purchase of commodity chemicals as raw materials in its manufacturing processes. These raw materials are generally available from several suppliers and are purchased under agreements negotiated annually with two or more vendors per raw material. Historically, GEO has been able to pass on price increases to its customers within 90 to 120 days. Based upon the agreements with multiple vendors and GEO's ability to pass along future price increases, the exposure to commodity price risk is not considered to be material.


"YEAR 2000" COMPLIANCE


     In May 1997, GEO initiated a program to upgrade its information technology systems. The major components of this program include enterprise level integrated applications software, communications software and wide area network and server computers. These components were acquired from leading vendors, including Digital Equipment Corporation, Oracle Corporation, International Business Machines Corporation, Ross Systems, Inc. and MCI Communications Corporation. Each purchased component was represented as being "Year 2000" compliant. GEO currently plans to complete its information technology systems upgrade by the middle of 1999 and will conduct further testing and validation in late 1999. Since "Year 2000" compliance was a selection criteria for all newly purchased information systems, GEO believes that its financial, manufacturing and distribution, labeling and quality control systems are compliant. GEO has initiated a program to upgrade auxiliary systems, including its invoicing and bar coding systems, by the third quarter of 1999. Although GEO plans to complete its information technology systems upgrade according to this schedule, it can provide no assurance that the process will occur without unexpected difficulty, delay or expense. GEO believes it has upgraded and tested approximately 75% of its information technology as of April 1, 1999.



     GEO's "Year 2000" initiative also addresses administrative/business applications, technical infrastructure, manufacturing and warehousing equipment and environmental systems and the "Year 2000" readiness of business providers and customers. GEO is focusing on various technological components, including hardware, software, personal computers, operating systems and databases. GEO believes that its administrative/business applications are "Year 2000" compliant. In light of its current business/administrative project to upgrade selected non-"Year 2000" compliant computers and convert all office automation tools to a Microsoft Office 97 platform, GEO believes that it will be "Year 2000" compliant in the area of office automation by the middle of April 1999. Approximately 40 personal computers purchased during 1997 require software upgrades. GEO will accomplish these upgrades by the middle of April 1999 as part of the office automation conversion project. Sixty computers will also be replaced as a part of this project.



     All of GEO's servers and associated operating systems are relatively new and, therefore, believed to be "Year 2000" compliant. GEO anticipates that its remaining systems will require ROM upgrades only. GEO has engaged Compaq Computer Corporation to perform "Year 2000" compliance assessments on all of its Compaq and Digital Equipment Corporation servers during April of 1999. GEO plans to complete these upgrades by the end of the second quarter of 1999.



     GEO's communication infrastructure is comprised of wide and local area networks which connect 19 locations. GEO is currently contacting local and wide area network service providers and hardware vendors to determine any "Year 2000" issues. GEO has received preliminary responses indicating that all wide area network equipment and services will be compliant by the end of 1999 or present no significant problem. GEO is in the process of contacting all local telephone service providers to determine their "Year 2000" readiness and expects to complete this process by the end of the third quarter of 1999.



     GEO's top 30 raw materials, by volume, are purchased from 40 suppliers. Most of these suppliers have responded positively to verbal questions regarding their "Year 2000" readiness. The major chemical suppliers have either recently converted to enterprise business software that is certified to be compliant or are in the process of doing so. GEO is currently in the process of soliciting responses from all suppliers of products and transportation services. GEO will evaluate these responses early in the third quarter of 1999 and will arrange alternative suppliers if necessary.



     GEO has extensively reviewed all of its manufacturing facilities for "Year 2000" readiness. GEO has engaged an outside consultant to evaluate the "Year 2000" compliance status of its Cedartown, Allentown and Harrison facilities, since these facilities have the most significant financial impact on GEO. GEO expects these evaluations to be completed by the end of April of 1999. GEO believes that its manufacturing sites are 85-90% "Year 2000" compliant and that such facilities will be 100% compliant by June of 1999.



     GEO's worst case scenario with respect to "Year 2000" issues is the loss of utility service at its manufacturing facilities. GEO could adjust its inventory levels to compensate for any manufacturing interruption at all facilities except Allentown. The risk at Allentown is that alternate manufacturers or manufacturing sites and/or capacity increase projects may not be in place in time. Interruption of utility service is a concern of GEO but, based upon the "Year 2000" preparedness efforts of the utility companies that serve GEO, is not considered a significant risk.



     GEO's total "Year 2000" expenditures are projected to be $0.2 million. Approximately $0.1 million has been spent through February of 1999, and the remaining $0.1 million is projected to be spent during the remainder of 1999. The majority of these expenditures have been in the form of upgrades to existing systems which were not "Year 2000" compliant.

                                 GEO'S BUSINESS



COMPETITIVE STRENGTHS



     GEO believes that its market leadership positions and significant opportunities for continued growth and increased profitability are primarily attributable to the following strengths:



     Leader in Targeted Markets. GEO is a market leader in a number of specialty chemicals sold to targeted markets. GEO is the U.S. market leader in liquid calcium stearate used in paper coating, which it markets under the brand name NOPCOTE(R). GEO is also a U.S. market leader in the production of naphthalene sulfonate condensates used as additives in the production of concrete and plaster board, which it markets under the brand name LOMAR(R). As a result of the acquisition of TRIMET, GEO is also the leading global supplier of dimethylolpropionic acid, marketed under the brand name DMPA(R), and trimethylolethane, marketed under the brand name TRIMET(R), specialty chemicals used primarily in the production of specialty paints and coatings.



     Broad Product Portfolio and Strong Customer Base. GEO manufactures over 300 products used in a wide variety of applications, and sells these products to approximately 1,000 customers. For the year ended December 31, 1998 on a pro forma basis, excluding sales under GEO's supply agreement with Henkel Corporation, GEO's top ten customers accounted for approximately 28% of its net sales and no single customer accounted for more than 5% of its net sales. GEO sells its products to a base of large multinational companies with which it has a longstanding relationship, including International Paper Company, Georgia-Pacific Corporation, Eastman Kodak Company, Master Builders, Inc., United States Gypsum Company, Zeneca Inc., PPG Industries, Inc., Baker Hughes Incorporated and Westvaco Corporation. GEO believes that the diversity of its customer base, products and end markets provides it with a broad base to grow sales, expand customer relationships and minimize exposure to any particular customer or economic cycle.



     Strong Manufacturing Capability. GEO's major manufacturing facilities have the ability to produce and formulate multiple products, allowing it to meet changing customer requirements for customized products. In addition, GEO has strategically acquired nine small plants located in the Southeast in close proximity to the major U.S. paper mills. The location of these plants provides GEO with key supply points for its pulp and paper chemicals customers and other major industrial accounts. GEO believes that this network decreases its customers' shipping and warehouse costs and provides GEO with a distinct advantage over other suppliers.



     Proven Acquisition Expertise. GEO's senior management has developed significant expertise in identifying and effecting acquisitions within targeted markets. Since GEO's formation in 1993, management has successfully completed five acquisitions. Through these acquisitions, GEO has gained significant experience in integrating acquired companies' plants, personnel and customers into its business. Management believes that its acquisition expertise will allow it to continue to successfully acquire and integrate businesses within targeted markets of the specialty chemicals industry.



     Experienced Management Team. GEO's senior management led by George P. Ahearn and William P. Eckman has an average of 25 years of operating experience in the chemical industry, primarily in specialty chemicals. In addition, GEO has assembled a strong and experienced management team as a result of its acquisitions and has actively worked at developing a unified culture of participative management. Senior management owns approximately 20.72% of GEO's equity.

BUSINESS STRATEGY



     GEO's management has developed a business strategy designed to increase GEO's sales, profitability and share within targeted markets. The key components of GEO's business strategy include:



     Continue Focus on Innovative Products. Consistent with its history, GEO will continue to focus on manufacturing or acquiring businesses which produce innovative products for targeted markets. In particular, GEO will continue to work with its customers to develop specialized products. For example, GEO has established the leading position in the manufacture of proppant intermediates to the oil and gas industry by working closely with the two leading suppliers of proppants. In addition, GEO supplies "prototype" products to several major construction companies due to its broad product range and technological expertise, as well as its cooperative marketing efforts with these key customers. Based upon its historical accomplishments, GEO believes that it will continue to be successful in developing innovative products for targeted markets.



     Utilize Strong Manufacturing Capability. GEO's plants are strategically located near key customers and have the ability to produce a broad range of products. GEO intends to use this network of plants to capitalize on a growing trend among the major suppliers to the water treatment, pulp and paper and oil field markets to outsource part of their manufacturing. This trend is being driven in part by the efforts of these suppliers to focus greater resources on their product development, technical, and sales and servicing businesses as opposed to their manufacturing operations. GEO intends to focus part of its marketing and sales efforts on these suppliers.



     Pursue Strategic Acquisitions. GEO has successfully grown through acquisitions and intends to pursue additional strategic acquisitions that will allow it to further improve its market position in targeted markets. GEO also intends to pursue acquisitions in other high growth specialty chemicals markets. GEO will evaluate potential acquisition candidates based upon the ability of GEO to:



     - expand its product offerings;



     - gain access to complementary raw materials, customers and markets;



     - enhance its manufacturing capabilities; and



     - extend its geographic reach both domestically and internationally.



     Maximize Operating Efficiencies. GEO has historically been successful in optimizing operating costs with each of its acquisitions. GEO believes that it can continue to achieve operating efficiencies which result in reduced raw material and manufacturing costs and improved cash flow by:



     - cross-selling its expanded product line across a broader distribution and customer network;



     - consolidating raw material purchases to increase purchasing efficiency;



     - leveraging expenses over a broader revenue base; and



     - consolidating manufacturing and distribution operations.

PRODUCTS AND MARKETS OVERVIEW



     The following table shows on a pro forma basis GEO's principal operating groups by product line, primary end-markets and as a percentage of sales for the years 1996, 1997 and 1998.



                                                                         PERCENTAGE OF SALES
                                                                         --------------------
OPERATING GROUP          PRODUCT LINE             PRIMARY END-MARKETS    1996    1997    1998
---------------          ------------             -------------------    ----    ----    ----
Performance Chemicals    Aluminum Products        Pulp & Paper, Water      25      24      25%
                                                    Treatment
                         Formulated Products      Pulp & Paper             19      18      15
                         Stearates                Pulp & Paper              7       5       5
                                                                         ----    ----    ----
          Total Performance Chemicals................................      51      47      45
Process Additives        Naphthalene Sulfonate    Construction, Oil        25      24      23
                           Condensates/Other        field
                           Chemicals
                         Polyols                  Coatings                 13      15      17
                         Clay Products            Oil field                 3       3       4
                                                                         ----    ----    ----
          Total Process Additives....................................      41      42      44
Other(1)                                                                    8      11      11
                                                                         ----    ----    ----
          Total......................................................     100%    100%    100%


---------------

(1) Comprised of formaldehyde, calcium formate and sales pursuant to GEO's reciprocal supply agreement with Henkel Corporation.


PERFORMANCE CHEMICALS



     Pulp & Paper. The United States produces approximately one-third of the world's pulp and paper, using approximately $5.1 billion of commodity and specialty chemicals in 1996. Specialty pulp and paper chemicals include a wide range of chemicals, most of which are proprietary formulations that require extensive customer support. Unlike commodity pulp and paper chemicals that are sold on the basis of a specification and are the same for every manufacturer, specialty pulp and paper chemicals are unique products made to accomplish a specific application. In addition, some pulp and paper chemicals are classified as specialty chemicals because of the targeted markets they serve and the high barriers of entry in those markets. Specialty pulp and paper chemicals are generally sold based upon performance considerations. In particular, their value in the marketplace stems from the degree to which the products are tailored to meet the needs of the customer.



     Specialty pulp and paper chemicals are used to increase the strength of printed paper, improve paper printability and enhance the manufacturing process. Major purchasers of pulp and paper specialty chemicals include International Paper Company, Champion International Corporation, Kimberly-Clark Corporation, Consolidated Papers, Inc., Fort James Co., The Mead Corporation, Inland Container Corporation, Stone Container Corporation and Weyerhaeuser Corporation. Sales of specialty pulp and paper chemicals were estimated to be $2.8 billion in 1996 and are projected to grow 2% to 3% per year through 2001. The pulp and paper specialty chemical market is primarily driven by:



     - the overall growth of the pulp and paper industry;



     - trends to improve paper mill efficiencies;



     - developments in paper production technology; and



     - environmental regulations and mandated paper recycling.

     Within the pulp and paper specialty chemical industry, GEO markets over 200 products in the following major areas: defoamers, coatings and lubricants, flocculants and coagulants, and other specialty pulp and paper chemicals.



     Defoamers. GEO's defoamers are used to prevent excess foaming in equipment and to eliminate air bubbles during various stages of the papermaking process. The product type and amount used vary by paper mill depending on the type of pulp used and operating conditions. GEO markets approximately 80 defoamers and maintains an approximate 13% market share. GEO's large product line and its sales and marketing strategy of supplying Tier I suppliers as well as paper mills directly has resulted in significant sales and market share. GEO competes primarily with Callaway Chemical Company, a chemical company of Vulcan Materials Company, Nalco Chemical Company, Vinings Industries, Inc. and Betz-Dearborn Incorporated in this segment of the pulp and paper industry.



     Coatings/Lubricants. GEO's specialty pulp and paper chemicals are also used in the coating and lubricating aspects of the papermaking process, primarily to improve the efficiency and performance of the manufacturing process. GEO markets approximately 40 products which provide enhanced printability, surface smoothness, glossing ease and processing efficiency. Within this segment, GEO has focused on calcium stearate lubricants, which it markets under the trade name NOPCOTE(R). GEO is the market leader for this product, maintaining an approximate 40% market share. GEO's brand recognition and its reputation for quality has created strong customer relationships and a resulting strong market share in this segment. GEO competes primarily with BASF Corporation and Sequa Corporation in this segment of the pulp and paper industry.



     Flocculants/Coagulants. GEO's flocculants and coagulants are used in the paper formation process and the treatment of pulp and paper mill wastewater. GEO believes it is a leading seller of these products, including polyaluminum chloride and aluminum sulfate, to the U.S. pulp and paper industry, providing approximately 10 products and maintaining an approximate 35% market share. GEO competes primarily with General Chemical Corporation, Gulbrandsen Co., Inc. and Southern Ionics, Inc. in this segment of the pulp and paper industry.



     Other. GEO also supplies sizing agents, cleaners, dry and wet strength resins, wetting and re-wetting agents, and deposit control agents to the specialty pulp and paper chemical market. These products have such diverse applications as maintaining the integrity of paper fibers, improving the ability of paper to withstand various temperature conditions, and ensuring an efficient manufacturing process. GEO markets approximately 75 of these products and competes with various companies, including Huntsman Corporation, Hercules Incorporated and Buckman Laboratories International Inc.



     Water Treatment. The U.S. specialty chemical water treatment market is approximately $2.7 billion in size. This market is comprised of two segments:
(a) industrial water treatment, which represents approximately $2.5 billion; and
(b) municipal water treatment, which represents approximately $0.2 billion. The industrial water treatment segment uses specialty chemicals primarily to purify water for manufacturing processes, since the use of untreated water results in low product quality and accelerated equipment degradation. The industrial segment is also required by environmental regulations to treat its wastewater. Demand in this segment is therefore driven by both the level of industrial production and environmental regulations.



     The municipal water treatment segment uses specialty chemicals primarily to purify water sources into a consumable form. Municipalities must also comply with environmental regulations. Currently, the Environmental Protection Agency, to comply with the 1996 amendments to the Safe Drinking Water Act, has regulations pending which will tighten the requirements of municipalities. These pending regulations will contribute to the increased use of the specialty chemicals that GEO sells in this market. The following factors are expected to result in continued growth for specialty water treatment chemicals:



     - increased industrial production;



     - more stringent environmental regulations;



     - increased scarcity of consumable water; and



     - population growth.



     Within the specialty chemical water treatment industry, GEO markets products in the following major areas: flocculants and coagulants.



     Flocculants/Coagulants. Flocculants and coagulants remove suspended matter from water and are essential to the treatment of industrial processing water, wastewater and drinking water. Coagulants are used to achieve primary separation of fine particles. Flocculants are added after the primary coagulant to cause the separated particles to clump together and settle out more rapidly. GEO is a leading U.S. manufacturer of several flocculants and coagulants, including aluminum sulfate which is used as both a flocculant and coagulant for the treatment of water in the industrial and municipal markets. GEO markets over 70 products in this segment and maintains an approximate 30% market share.



     GEO derives its strong market position from the strategic location of its plants and its status as a low cost producer. The close proximity of GEO's nine small plants to its customer base, most notably its pulp and paper customers, provides GEO with a distinct advantage over its competitors, allowing it to deliver its products in a more timely and cost effective manner. GEO's source of kaolin clay, which is used in the production of aluminum sulfate, provides a strategic raw material enabling GEO to be a low cost supplier in the market. These factors along with the high turbidity of water in the Southeastern U.S., where GEO primarily operates, has resulted in strong market share and revenue and profit growth. In this segment, GEO competes with General Chemical Corporation, Gulbrandsen Co., Inc., Summit Research Labs, Kemwater North America Company, a subsidiary of Pioneer Companies, Inc., and Delta Chemical Corp.



PROCESS ADDITIVES



     Construction. GEO competes primarily in two segments of the construction industry: concrete additives and plaster board.



     Concrete Additives. GEO's napthalene sulfonate condensates and the other specialty chemicals that it sells in this segment of the construction market are used as additives to increase the strength and workability of concrete. These products also improve the ability of concrete to withstand deterioration due to temperature variations and corrosive agents. Major markets for these products include roadway construction and repair and residential and commercial construction. GEO markets approximately 30 products in this market and maintains an approximate 40% market share. GEO competes in this segment with the Hampshire Division of The Dow Chemical Company and Handy Chemicals Ltd., a subsidiary of Rutgers Organics GmbH.



     Plaster Board. GEO's napthalene sulfonate condensates and the other specialty chemicals that it sells in this segment of the construction market are used to shorten the drying time and expedite the manufacture of plaster board. Demand for GEO's products in this market is primarily a function of the level of residential and commercial construction. GEO is the leading U.S. manufacturer of napthalene sulfonate condensates to the plaster board market. GEO markets approximately 10 products for plaster board use and maintains an approximate 65% market share. GEO developed the application of napthalene sulfonate condensates in this market and is considered to be the technology leader. GEO is also a leading manufacturer of foaming agents and defoamers to the plaster board industry. Major customers include the four leading plaster board producers: United States Gypsum Company, Georgia-Pacific Corporation, National Gypsum and James Hardie. GEO competes primarily with the Hampshire Division of The Dow Chemical Company and Handy Chemicals Ltd., a subsidiary of Rutgers Organics GmbH.



     Coatings. The global market for paint and coating chemicals was over $54 billion in 1996. Primarily concentrated in the United States, Western Europe and Japan, this market is split primarily into two applications: construction, primarily new home construction, and consumer durables, including motor vehicles, home furnishings, outdoor equipment and household appliances. Demand for paint and coating chemicals is largely a function of construction expenditures, motor vehicle production and general consumer spending.



     In addition, environmental concerns have resulted in increased demand for more environmentally-friendly water-based paints and coatings and the specialty chemicals used in their production. This increase has been most pronounced in the construction industry, where most household paints now use water-based paint and coatings. In the 1990s, the shift towards water-based paints and coatings spread to the consumer durables sector and other industrial sectors as well, resulting in continued growth in the paint and coating chemicals market.



     Within the specialty paint and coating chemicals market, GEO manufacturers and supplies two products: DMPA(R) and TRIMET(R).



     DMPA(R). GEO's DMPA(R) is used in the production of such products as wood varnishes, leather coatings, adhesives and automotive parts. GEO believes that its DMPA(R) product, with its environmentally-friendly profile and superior performance, will benefit from the worldwide trend towards more stringent environmental standards for many paint and coating products. GEO is the only producer of DMPA(R) in the world and supplies such major manufacturers as Zeneca Corp., PPG Industries, Inc. and Reichhold Chemicals, Inc.



     TRIMET(R). GEO's TRIMET(R) product is used in the production of such products as: automotive finishes, where it improves gloss and hardness; outdoor equipment, where ultra-violet resistance is enhanced; and decorative finishes for home furnishings, where it improves water resistance. TRIMET(R) is also used as a surface treatment in the production of can coatings and architectural paints. GEO believes that its TRIMET(R) product, with its environmentally-friendly profile and superior properties, will also benefit from the worldwide trend towards more stringent environmental standards for many paint and coating products. GEO has no direct competition for its TRIMET(R) product and supplies such major manufacturers as McWorter Corporation, Reichhold Chemicals, Inc., Cook Composites Company and Kerr-McGee Chemical Corporation.



     Oilfield. The North American oilfield chemical market was approximately $3.3 billion in 1996. The oilfield industry uses many specialty chemicals for cementing, stimulation and production. Demand for oilfield specialty chemicals is a function of exploration expenditures, oil and gas production and crude oil and gas prices. The increased exploration efforts in the Gulf of Mexico, particularly at deeper depths, and increased oil production in Canada and Mexico will drive demand in North America for oilfield specialty chemicals.



     Within the oilfield specialty chemicals market, GEO markets approximately 25 products in the following major areas: cementing, stimulation and production.



     Cementing. In the approximately $740 million cementing market, GEO's napthalene sulfonate condensates are used to enhance the physical properties of cement used for well casings. GEO's napthalene sulfonate condensates allow for improved handling of cement, resulting in reduced energy requirements for pumping at greater depths. In this market, GEO competes with the Hampshire Division of The Dow Chemical Company and several alternative specialty chemicals. B.J. Services is a major customer of GEO.

     Stimulation. GEO manufactures calcined clay and bauxite used as an intermediate in the manufacturing of clay proppants. Clay proppants are used in the stimulation of oil and natural gas wells. GEO markets 12 products and maintains an approximate 40% market share in this segment. GEO's major customers include Carbo Ceramics, Inc. and Norton-Alcoa Proppants. GEO competes primarily with CE Minerals, Inc.



     Production. GEO also manufactures its napthalene sulfonate condensates for oil production. These products are used primarily to facilitate the de-watering of crude-oil. GEO competes primarily with Witco Corporation in this market.


SALES AND MARKETING


     GEO markets its products through a variety of strategies, depending upon the nature of the product being sold. Performance chemicals are generally marketed through direct, on-site visits to process industry manufacturers, such as pulp and paper manufacturers. These on-site visits typically include trial applications and demonstrations of the cost-effectiveness of the performance chemicals and involve follow-up on-site visits and ongoing technical assistance. In these direct, on-site marketing efforts GEO succeeds by demonstrating the superior performance of its product.



     Process additives are generally marketed through a cooperative effort with customers at the research and development phase of the manufacturing process. Representatives of GEO work with customers in developing a desired product by providing up-front technical assistance. This marketing method involves GEO's process additives being included in the customers' formulations, thereby allowing GEO to establish long-term relationships with customers in this product segment.



     GEO also relies upon more traditional methods of marketing for a number of its products. GEO markets to distributors through purchasing agents for the sale of many products in its aluminum flocculants line. GEO also sells numerous products to indirect suppliers and distributors, including such products as aluminum chlorhydrate, aluminum chloride solutions and liquid and dry aluminum sulfate. The use of purchasing agents, indirect suppliers and distributors has enabled GEO to market its products on a wide geographic scale, including the West Coast and other locations where GEO has no regional sales coverage, and into smaller markets that are not economically feasible for GEO to target directly.


     GEO markets certain products by participating in formal bid procedures, most commonly in connection with the supply of specialty chemicals to municipalities that operate water treatment, recirculation and effluent treatment facilities and manufacturers in the pulp and paper industry.


     GEO is able to market a number of its products through brand recognition and industry leadership. GEO is the largest domestic producer of calcium stearate, which it sells under its trade name NOPCOTE(R), and naphthalene sulfonate condensates products, which are used as dispersants in the concrete, plaster board, oilfield and other industries and are sold by GEO under its trade name LOMAR(R). GEO is also the second largest domestic producer and technical marketer of aluminum sulfate, a leader in the market for aluminum-based flocculants and coagulants used in the treatment of water, sold by GEO under the trade name ULTRAFLOC(R), and a recognized leader in the manufacture of defoamers used in papermaking, sold by GEO under the trade name GEO FM(TM).


     GEO's TRIMET products are marketed through several sales representatives and one distributor that were retained as part of the TRIMET acquisition. The TRIMET sales representatives include a manager and two direct salesmen located in the United States and a direct salesman located in Europe. GEO plans to improve the marketing of TRIMET products through the addition of customer service and technical support personnel dedicated to the TRIMET customer base.

RECIPROCAL SUPPLY AGREEMENTS WITH HENKEL CORPORATION



     In the Henkel acquisition, GEO entered into reciprocal supply agreements with Henkel. Under these agreements, Henkel supplies GEO with various raw materials, intermediates and toll products and GEO supplies Henkel with numerous products made by Henkel prior to the acquisition. The agreements require GEO and Henkel to purchase all of their requirements for the covered products from the other party. However, GEO and Henkel are not required to supply products exceeding 110% of the volume supplied under the agreements during the previous year. The prices charged by GEO, or by Henkel for toll products, may be increased quarterly, but only to the extent of changes in the price of raw materials or overhead costs. Henkel may adjust its prices on non-toll products quarterly based on market prices. The term of the supply agreements is three or five years, depending on the product supplied.



     The aggregate price of products purchased by GEO from Henkel under the supply agreements for the year ended December 31, 1998 was approximately $9.85 million, of which $3.3 million was for toll products and $6.55 million was for raw materials and intermediates. The aggregate price of products purchased by Henkel from GEO for the same period was approximately $10.3 million. More than 1,000 product formulations are subject to the terms of the supply agreements. The primary products supplied by GEO to Henkel include defoamers, softeners and napthalene sulfonate condensates. The primary products supplied by Henkel to GEO include fatty acids used as raw materials and toll products such as wet strength resins and polyacrylates.


RAW MATERIALS


     GEO uses a variety of specialty and commodity chemicals in its manufacturing processes. These raw materials are generally available from several suppliers and are purchased by GEO under agreements negotiated annually with two or more vendors per raw material. GEO currently has in place multiple long-term supply contracts ranging in duration from 3 to 6 years for key raw materials, including fatty acids, kaolin and bauxite clay and propoxylated butanols. GEO is vertically integrated with its own source of kaolin clay used in the manufacture of certain of its aluminum and clay products and formaldehyde used in the manufacture of DMPA(R) and TRIMET(R).


INTELLECTUAL PROPERTY


     GEO believes that trademarks are important competitive factors in a number of the markets in which it competes. The use of trademarks often represents quality and performance as well as industry leadership. A number of GEO's principal products are sold under registered trademarks, including liquid calcium stearate used as coatings and lubricants in the papermaking process (NOPCOTE(R)), trimethylolethane (TRIMET(R)) and dimethylolpropionic acid (DMPA(R)) used in the coatings and resins markets, napthalene sulfonate condensates used as dispersants in the concrete, plaster board, oilfield and other industries (LOMAR(R)), aluminum-based flocculants and coagulants used in the treatment of water (ULTRAFLOC(R)), and defoamers used in papermaking (GEO FM(TM)). GEO's trademarks should remain protected under federal law as long as they are commercially used by GEO.

FACILITIES

     GEO's manufacturing operations are conducted at the facilities described below.


                                                                  APPROXIMATE
                                                                   CAPACITY
LOCATION                    PRODUCTS MANUFACTURED                  TONS/YEAR     OWNED/LEASED
--------                    ---------------------                 -----------    ------------
Baltimore, Maryland         aluminum chlorhydrate, aluminum        variable         Owned
                            chloride solutions and
                            polyaluminum chloride
Bastrop, Louisiana          aluminum sulfate -- liquid, dry          60,500         Owned
                            and anhydrous, aluminum chloride
                            and polyaluminum chloride
Chattanooga, Tennessee      aluminum sulfate                         25,000         Owned
Coosa Pines, Alabama        aluminum sulfate                         40,000         Owned(1)
Counce, Tennessee           aluminum sulfate blended products        20,000         Owned
Demopolis, Alabama          aluminum sulfate                         21,000         Owned
DeRidder, Louisiana         aluminum sulfate                         45,000         Owned(2)
Georgetown, South Carolina  aluminum sulfate                         45,000         Owned
Little Rock, Arkansas       calcined bauxite and kaolin             100,000         Owned(3)
Monticello, Mississippi     aluminum sulfate                         32,000         Owned
Naheola, Alabama            aluminum sulfate                         24,000         Owned(2)
Plymouth, North Carolina    aluminum sulfate                         38,000         Owned


Allentown, Pennsylvania     DMPA(R), TRIMET(R), formaldehyde         69,500         Owned(4)
                            and calcium formate
Cedartown, Georgia          over 200 formulated products             66,500         Owned
Harrison, New Jersey        calcium stearate and defoamers           18,000         Owned


---------------

(1) The Coosa Pines plant is held 4.9 acres in fee and 15.8 acres in leasehold.

(2) The DeRidder and Naheola plants are located on leased land.

(3) The Little Rock facility is held 512 acres in fee and 29.9 acres under land contract.

(4) Although GEO owns the Allentown facility, it holds the underlying 95.56 acres under a lease agreement that extends for up to 29 years and 11 months. GEO will take title in fee simple to the 95.56 acres when it is subdivided from an adjacent 290.28 acre parcel. GEO also leases a warehouse and a sludge processing facility on the adjacent parcel, apart from the real property on which it is located.

     GEO's executive offices are located in Cleveland, Ohio. GEO maintains sales offices in Little Rock, Arkansas; Baltimore, Maryland; Charlotte, North Carolina; and Horsham, Pennsylvania. GEO also has financial and treasury staff located in Lafayette, Indiana and administrative and technical support facilities located in Horsham, Pennsylvania and Charlotte, North Carolina. GEO believes that its facilities are in good operating condition and adequate to meet anticipated requirements in the near future.

EMPLOYEES


     As of December 31, 1998, GEO employed approximately 424 persons, the majority of whom are involved in production and operations, with the balance engaged in administration, research and development, sales, customer service and clerical work. Approximately 71 employees located at the Cedartown, Georgia facility, 59 employees at the Allentown, Pennsylvania facility, 19 employees at the Bastrop, Louisiana facility, 9 employees at the Baltimore, Maryland facility, 4 employees at the Georgetown, South Carolina facility, and 2 employees at the Chattanooga, Tennessee facility are unionized and covered by collective bargaining agreements. These collective bargaining agreements have expiration dates ranging between July 1999 and March 2002. The unionized employees of GEO located at the Allentown, Bastrop and Baltimore facilities are represented by the International Chemical and Atomic Workers, those located at the Cedartown facility by the United Food Workers, those located at the Georgetown facility by the United Paper Workers, and those located at the Chattanooga facility by the United Steel Workers. GEO believes that its relationship with its employees is good. GEO has experienced no work stoppages at any of its facilities since its inception in 1993.


LITIGATION


     In the ordinary course of business, GEO is periodically named as a defendant in a variety of lawsuits. Currently, GEO is one of 102 named defendants in a toxic tort lawsuit commenced in Harrison County, Texas. The plaintiffs in the action are employees, former employees and the families of such employees of the Monarch Tile Company tile plant in Marshall, Texas. The plaintiffs allege that they were exposed to hazardous substances in the course of their employment at the Monarch plant and that GEO or its predecessor was a manufacturer of one of those substances. GEO intends to vigorously defend this action and disputes that its substances are hazardous or responsible for the plaintiffs' alleged injuries. GEO believes that its pending cases will not have a material adverse effect on its business or financial condition.


ENVIRONMENTAL MATTERS


     GEO believes that it is in substantial compliance with the environmental laws applicable to its facilities. GEO has no reason to believe that the discovery of presently unknown environmental conditions or changes in the scope, interpretation or enforcement of any environmental laws will have a material adverse effect on GEO's business or financial condition. See "Risk
Factors -- Effect of Environmental Laws on GEO's Real Property and Manufacturing Operations."



     Aluminum Sulfate Facilities. Six of GEO's facilities use aluminum-bearing clay as the basic raw material in the manufacture of aluminum sulfate. These facilities generate a by-product known as process silica. GEO has historically managed this by-product in on-site impounds. These impounds have impacted groundwater quality by affecting the level and flow of groundwater, and by producing elevated levels of aluminum, sulfates and acidity in the groundwater. GEO currently operates seven of these impounds and is addressing the groundwater issues at each of these facilities. Most of these facilities are working with their respective state environmental protection agencies to address the potential groundwater contamination through periodic monitoring.



     The cost of closing these impounds varies by facility, depending on state requirements, the size and age of the facilities, the extent of the contamination, and whether impounded water must be transported off-site. Estimates for the closure of an impound range from $300,000 to $700,000. Monitoring and reporting typically would be required for twenty to fifty years following closure, and the associated costs range from $10,000 to $25,000 annually per facility. As of March 31, 1999, GEO had completed the closure of one such impound, at a cost of $674,000.



     On February 10, 1998, GEO's Bastrop, Louisiana facility received a compliance order from the Louisiana Department of Environmental Quality regarding the design and capacity of its five acre impound. The state agency directed the facility to improve the structure of the impound to enable the impound to withstand significant rainfalls without breaching or spilling over the dikes. The facility was not fined in connection with this order. On March 10, 1999, the state agency issued a compliance order and notice of potential penalty for alleged violations of the facility's water pollution permit in response to events occurring in December 1998 and January 1999. The state agency alleged the unauthorized discharge of wastewater from the impound and storm water contamination. The state agency directed GEO to file a new water pollution permit application, develop a new storm water pollution prevention plan, comply with interim water pollution requirements, and file a written report regarding the causes of the alleged incidents and GEO's proposed solutions. The state agency also advised GEO that it may impose civil penalties at a later date for the alleged violations. As of March 31, 1999, GEO had incurred approximately $150,000 in clean-up and improvement costs for the Bastrop impound.



     Former Henkel Facilities. GEO's Harrison, New Jersey facility is subject to a 1994 declaration of environmental restrictions. This deed restriction relates to a portion of the facility that has been capped due to contamination from prior operations. As of March 31, 1999, GEO had not incurred any material costs in connection with this matter.



     Former operators of GEO's Cedartown, Georgia facility buried at the facility approximately 1,500 gallons of tall oil and 700 drums of obsolete products and raw materials. As a result, in 1990 a portion of the Cedartown facility was listed as a "Superfund" site on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980. Henkel Corporation and the U.S. Environmental Protection Agency entered an administrative order on consent related to the Superfund site. On behalf of Henkel, GEO conducts all groundwater and surface water monitoring and complies with the reporting obligations under the administrative order. Under the asset purchase agreement between the parties, Henkel is responsible for paying, and must indemnify GEO for, all such compliance costs. Pursuant to its indemnification obligation, Henkel had either paid or reimbursed GEO for all expenses arising from the Cedartown's status as a Superfund site as of March 31, 1999.



     GEO's Cedartown, Georgia facility is also subject to a 1993 corrective action consent order between Henkel and the Georgia Department of Natural Resources. The consent order relates to the remediation of surface and groundwater contamination from prior operations at the facility. The facility is listed in the State of Georgia Master Sites List for Hazardous Waste Sites. On behalf of Henkel, GEO conducts the groundwater and surface water remediation and also complies with the monitoring and reporting requirements under the consent order. Under the asset purchase agreement between the parties, Henkel is responsible for paying, and must indemnify GEO for, these compliance costs. Pursuant to its indemnification obligation, Henkel had either paid or reimbursed GEO for all such compliance costs as of March 31, 1999.



     Little Rock Mining Facility. Upon completion of mining activities at GEO's Little Rock, Arkansas facility, two impounded pits must be reclaimed. GEO will comply with all reclamation requirements, but does not anticipate that it will incur material costs in connection with these requirements.



     TRIMET Properties. In the acquisition of TRIMET, GEO acquired approximately 95 acres of an approximately 385 acre site. Mallinckrodt Inc. continues to own the larger site, of which GEO will lease a very small portion, consisting of a warehouse and wastewater treatment system. There is groundwater and soil contamination on the larger site from former explosive manufacturing operations. The larger site has at times been the subject of federal and state investigations. The site that GEO will own is subject to extensive air, water, solid waste and hazardous substance regulations. Prior to the acquisition, Mallinckrodt installed modern pollution control equipment throughout the smaller site to comply with these requirements. Mallinckrodt will indemnify GEO for all pre-closing environmental liabilities associated with the larger site. Subject to deductibles and cost-sharing methods outlined in the asset purchase agreement between the parties, Mallinckrodt will also indemnify GEO for all pre-closing liabilities associated with the smaller site. Pursuant to its indemnification obligation, Mallinckrodt has either paid or reimbursed GEO for all expenses incurred as of March 31, 1999 at these sites.



     Environmental Reserves. At December 31, 1997, GEO had reserves of $3,015,000 for environmental liabilities. At December 31, 1998, GEO had environmental reserves of $2,052,000.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND OPERATING MANAGEMENT

     The following table shows certain information regarding each of GEO's directors, officers and operating management.


            NAME               AGE                             POSITION
            ----               ---                             --------
George P. Ahearn              63       President, Chief Executive Officer and Director
William P. Eckman             47       Executive Vice President, Chief Financial Officer and
                                       Director
Dennis S. Grandle             49       Vice President/General Manager, Aluminum Products
David B. Heller, Jr.          45       Vice President/General Manager, Process Industries
Michael B. Linscott           44       Vice President/General Manager, Performance Chemicals
Robert S. Zacker              41       Vice President/General Manager, TRIMET Products
Jorge J. Tena                 52       Vice President, Manufacturing
Donald D. Smith               64       Manufacturing Manager, Aluminum Products
Anatole G. Penchuk            45       Director
George W. Rapp, Jr.           67       Director
A. Elliott Archer             55       Director


---------------

     George P. Ahearn has been President, Chief Executive Officer and Director of GEO since its inception in 1993. Prior to that time, Mr. Ahearn was President and Chief Operating Officer of Hall Chemical Company, a maker of specialty metal-based chemicals. Prior to that, Mr. Ahearn was employed for 28 years by Exxon Corporation and Exxon Chemical, holding various executive positions including Division Manager of Exxon Chemical's Energy Chemicals Business and Worldwide Manager of Exxon Chemical's Specialty Chemicals Technology Organization. Mr. Ahearn was also a founder, owner and director of Pharmaceutical Fine Chemicals, S.A., a Luxembourg fine chemicals company built through acquisition. Mr. Ahearn divested his interest in Pharmaceutical Fine Chemicals, S.A. when the business was sold to DLJ Merchant Banking Fund Group, an affiliate of Donaldson Lufkin & Jenrette Securities Corporation, in September 1997. Mr. Ahearn was formerly a director of Chemtech Industries of St. Louis, Missouri and President of SSC Industries of Atlanta, Georgia. Since 1995 Mr. Ahearn has been a director of The Flood Company of Hudson, Ohio, a privately-held company in the coatings and wood stains and preservatives business. Mr. Ahearn received his B.A. in chemistry from the City University of New York and M.S. and Ph.D. in chemistry from Rutgers University.

     William P. Eckman has been Executive Vice President, Chief Financial Officer and Director of GEO since its inception in 1993. Prior to that time, Mr. Eckman was involved in acquisitions, joint venture development, product management and strategic planning for Exxon Chemical's specialty chemical business in Latin America and Mexico. Mr. Eckman was also a corporate treasurer for Exxon Chemical Americas with responsibility for Latin America. Mr. Eckman also served in the Controller's department at Exxon Chemical's Baton Rouge, Louisiana plant. Mr. Eckman was a founder and owner of Pharmaceutical Fine Chemicals, S.A. and a director of certain of its affiliates. Mr. Eckman divested his interest to DLJ Merchant Banking Fund Group in September 1997. Mr. Eckman received his B.A. in business administration from Marian College and M.B.A. and economics degrees from New York University. Mr. Eckman also pursued studies in international economics at the University of Paris.


     Dennis S. Grandle has been Vice President/General Manager, Aluminum Products of GEO since 1996. Mr. Grandle has over 25 years of experience in the chemical and oil industries, primarily at Exxon Chemical, where he worked in the specialty chemicals area in sales and product management, both in the

United States and overseas. Mr. Grandle also has considerable overseas experience with ARAMCO in oil field chemicals. Mr. Grandle received his B.S. in chemistry from the University of California.

     David B. Heller, Jr. has been Vice President/General Manager, Process Industries of GEO since 1997. With more than 20 years of experience in the chemicals industry, Mr. Heller has held various management positions at Henkel Corporation, D.B. Western, Melamine Chemicals, W.R. Grace and Johnson Matthey. Mr. Heller received his B.S. in chemistry from Bucknell University and his M.B.A. from the University of Pennsylvania.

     Michael B. Linscott joined GEO as Vice President/General Manager, Performance Chemicals in August 1998. Prior to joining GEO, Mr. Linscott was Director of Marketing and Sales for National Starch and Chemical's Papermaking Chemicals business, after a career with them in the paper chemicals area of more than 20 years during which he held a variety of marketing, sales and technical management positions within the United States and Europe. Mr. Linscott received his B.S. in chemical engineering from the University of Maine-Orono.

     Robert S. Zacker has been Vice President/General Manager, TRIMET Products of GEO since July 1998 and General Manager of the TRIMET facility in Allentown, Pennsylvania since 1996. From 1981 to 1996, Mr. Zacker held various positions with Mallinckrodt Chemical, Inc., including Process Engineer, Regional Sales Representative, Senior Product Engineer, Production Supervisor and Plant Manager. Mr. Zacker received his B.S. in chemical engineering from Clemson University.

     Jorge J. Tena has held various positions with Henkel Corporation and Diamond Shamrock since 1974. Mr. Tena has served as Process Engineer, Group Leader and Production Manager, as well as Manager of the Harrison, New Jersey plant. Mr. Tena has also been a management team member for the Paper Coatings business, which has involved extensive travel to Central and South America. Mr. Tena received his B.S. in chemical engineering from New York University.

     Donald D. Smith has been Manufacturing Manager, Aluminum Products of GEO since 1996. From 1994 to 1996, Mr. Smith served GEO in various positions, including Plant Manager of GEO's Baltimore, Maryland facility and Manager of the Gulf Coast alum plants and the Cytec plants. With 30 years of experience in chemical manufacturing management, Mr. Smith has also served as district manufacturing manager at General Chemical Corporation's northern district aluminum sulfate plants. Mr. Smith received his B.S. from Penn State University.

     Anatole G. Penchuk has been a Director of GEO since August 1998. Mr. Penchuk is currently the Managing Director of Charter Oak Partners, a Connecticut partnership and the majority shareholder of GEO, and has served in that position since April 1998. Prior to joining Charter Oak Partners, Mr. Penchuk held various positions from 1992 to 1998 with The CIT Group, including Team Leader and Vice President of the Chemicals, Plastics and Forestry Products Group in its Industrial Finance-Corporate Lending Group, Vice President and Industry Specialist to the chemicals and plastics industries in its Capital Equipment Finance Group, and Vice President in its Business Credit Group. Prior to that, Mr. Penchuk held various management and technical positions with the Climax Specialty Chemicals and Climax Metals Divisions of Amax, Inc. and the National Starch and Chemical Division of Unilever Corporation. Mr. Penchuk received his B.S. in chemistry from the Stevens Institute of Technology, his M.S. in chemistry from the University of Illinois, and his M.B.A. from Columbia University.

     George W. Rapp, Jr. has been a Director of GEO since 1997. Mr. Rapp is currently Chairman of the Board of ITM Corporation and a member of the Management Committee of Metal Power Products, LLC. In the past, Mr. Rapp has held such positions as Vice President of Marketing & Sales of Brinly Hardy Company, Advanced Process Systems and Anaconda Aluminum, Senior Vice President of Arco Metals,

President of American Brass and Vice Chairman of the Board of Simcala, Inc. Mr. Rapp received his B.S. in industrial administration from Yale University and his M.B.A. from the University of Louisville.

     A. Elliott Archer has been a Director of GEO since 1997. Mr. Archer is currently the President and Chief Executive Officer of Metal Powder Products, LLC and the President and Chief Executive Officer of Archer Industries Group, a company formed by him to provide equity capital to businesses. In the past, Mr. Archer held such positions as President of the Chemicals Division of Church and Dwight Company, Inc., Manager of Strategic Planning for Mobil Chemical Company, General Manager of the Styrenics business of United States Steel Corp. and Analytical Chemist for Mobay Chemical Company. Mr. Archer received his B.S. in chemistry from Marshall University and in 1986 completed the executive program at Stanford University.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE


     The following table shows certain information concerning the compensation paid by GEO during the last three fiscal years to its Chief Executive Officer and its four other most highly compensated executive officers and managers whose annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000.



                                                                         ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    COMPENSATION(1)
      ---------------------------         ----   --------   -------   ---------------
George P. Ahearn                          1998   $264,062   $87,500       $25,593
  President and Chief                     1997    231,286    50,000        22,956
  Executive Officer                       1996    125,000        --        12,810
William P. Eckman                         1998   $205,969   $66,500       $18,421
  Executive Vice President                1997    179,399    38,250        13,523
  and Chief Financial Officer             1996     95,000        --         5,807
Dennis S. Grandle (2)                     1998   $137,833   $14,784       $10,239
  Vice President/General                  1997    115,000        --         8,725
  Manager, Aluminum Products              1996     71,875        --         3,594
Jorge J. Tena (3)                         1998   $103,500   $    --       $ 8,645
  Vice President, Manufacturing           1997     68,972     4,553         2,069
                                          1996         --        --            --
David B. Heller, Jr. (4)                  1998   $ 99,156   $ 7,369       $ 8,816
  Vice President/General                  1997     68,571    27,158         2,057
  Manager, Process Industries             1996         --        --            --


---------------

(1) Includes contributions made by GEO to its 401(k) retirement plan and defined contribution retirement plan and, in the case of Messrs. Ahearn and Eckman, life insurance premiums paid by GEO on behalf of each executive officer.


(2) Mr. Grandle joined GEO as Vice President/General Manager, Aluminum Products on May 15, 1996.



(3) Mr. Tena joined GEO as Vice President, Manufacturing on March 25, 1997.



(4) Mr. Heller joined GEO as Vice President/General Manager, Process Industries on March 25, 1997.


EMPLOYMENT AGREEMENTS


     GEO has entered into employment agreements with George P. Ahearn, the President and Chief Executive Officer of GEO, and William P. Eckman, the Executive Vice President and Chief Financial Officer of GEO. Each of these agreements was executed on March 25, 1997, extends for a period of five years from that date and, unless notice is provided by GEO or the employee to the other party, will be automatically extended for additional one year periods after the initial term. The respective employment agreements provide that Mr. Ahearn will be the Chairman, and Mr. Eckman will be a member, of the Board of Directors of GEO.



     Mr. Ahearn's employment agreement entitles him to a base salary of $250,000 per year, which is subject to annual increase based upon the review of the Board of Directors, bonus compensation, in the first year of the employment term based on the earnings of GEO and thereafter to be determined by the Board of Directors, and certain other benefits, including medical and life insurance and participation in GEO's standard retirement plans. For 1998, Mr. Ahearn received bonus compensation in the amount of $87,500. If Mr. Ahearn is terminated by GEO other than for "cause," he is entitled to receive his annual base salary and benefits for the remainder of the employment term or one year, whichever period is greater. Mr. Ahearn is prohibited by certain non-competition provisions, for the duration of the employment term or one year after termination of his employment, whichever period is greater, from either soliciting business from or competing with GEO for the business of any customer of GEO or becoming involved in any business that competes with GEO.


     The terms of Mr. Eckman's employment agreement are substantially identical to the terms of Mr. Ahearn's employment agreement, except that Mr. Eckman is entitled to receive an initial base salary of $190,000 per year. Pursuant to the terms of his employment agreement, for 1998 Mr. Eckman received bonus compensation in the amount of $66,500.



     GEO has also entered into an employment agreement with Dennis S. Grandle, the Vice President/ General Manager, Aluminum Products of GEO. Mr. Grandle's employment agreement was executed on May 20, 1996, extended for an initial two year term from such date and was automatically renewed thereafter for an indefinite period, subject to either party's right to terminate the agreement upon thirty days notice. Mr. Grandle's employment agreement entitles him to a base salary of $115,000 per year, bonus compensation in an amount determined annually in accordance with GEO's Management Incentive Program and the right to participate in the general employee benefit programs of GEO. If Mr. Grandle is terminated by GEO without "cause," he is entitled to receive three months base salary and certain moving benefits as severance pay. Mr. Grandle is prohibited by certain proprietary information and non-competition provisions from disclosing any confidential information of GEO during the employment term and within five years thereafter and from competing with GEO or soliciting GEO's customers or employees for a period of one year after termination of the employment term.



REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE AND MANAGEMENT COMPENSATION



     The Board of Directors of GEO determined the 1998 compensation of Mr. George P. Ahearn, Mr. William P. Eckman and the operating management of GEO. The Board of Directors is responsible for the following compensation matters:


     - determination of the compensation and bonus arrangements of Messrs. Ahearn and Eckman;


     - approval of the compensation policies and programs for the operating management and other employees of GEO; and


     - administration of the benefit plans in which the executive officers, operating management and other employees of GEO participate.

     The Board of Directors believes that GEO's compensation program should support the goals and objectives of GEO. These goals and objectives seek to balance the importance of annual financial performance with long-term growth and profitability. The Board believes that executive compensation should be strongly correlated with the overall performance of GEO as well as the compensation paid by comparable companies. The Board currently uses salary, bonus and various benefit plans to compensate and motivate its executive officers. The manner of application of these compensation tools by the Board for individual executive officers and operating management is based upon the nature and scope of the particular employee's responsibilities.


     The 1998 compensation arrangements of Messrs. Ahearn and Eckman were governed by employment agreements approved by the Board of Directors in 1997. These employment agreements provide for (a) annual base salary for Mr. Ahearn in the amount of $250,000 and for Mr. Eckman in the amount of $190,000, subject in each case to annual increase based upon the review of the Board, and (b) bonus compensation for Messrs. Ahearn and Eckman in amounts established annually by the Board. During 1998, the Board increased Mr. Ahearn's annual base salary to $268,750 and Mr. Eckman's annual base salary to $209,625. For 1998, Mr. Ahearn was paid $87,500 and Mr. Eckman was paid $66,500 in bonus compensation. In setting these bonus amounts, the Board took into account GEO's 1998 earnings, which on a pro forma basis exceeded both 1997 earnings and the 1998 budget, the individual contributions of Messrs. Ahearn and Eckman to those earnings and the overall performance of the officers.



     The base salary and bonus compensation arrangements of Messrs. Ahearn and Eckman were determined based upon the compensation history of these employees, their expected individual contribution to GEO and the compensation paid to the executive officers of similar companies. The compensation arrangements of the operating management of GEO for 1998 were determined by GEO in accordance with these same factors.



     The bonus compensation payable to the operating management of GEO is determined in accordance with GEO's Management Incentive Program. The Management Incentive Program provides for the payment of certain ranges of bonus compensation depending upon corporate, business unit and individual performance levels during the applicable year. GEO awards bonuses when the pre-tax earnings of GEO and an individual manager's business unit exceed the prior year's pre-tax earnings. The size of the manager's award is determined by the manager's contribution to corporate and business unit earnings and achievement of specific position requirements. The contributions and achievements of GEO's managers, for purposes of the Management Incentive Program, are determined by the President and Executive Vice President of GEO based upon the recommendations of each manager's immediate supervisor. Under the Management Incentive Program, the managers of GEO are eligible to receive bonus compensation in ranges from 5%-10% to as high as 10%-30% of base salary. The aggregate amount of bonus compensation paid to GEO's managers for 1998 under the Management Incentive Program was $74,119.


     The Board administers a number of other benefit plans for its executive officers and operating management, including a 401(k) retirement plan and defined contribution retirement plan, and monitors the benefits provided to its officers and managers under these plans in order to further the goals and objectives of GEO's compensation program.

Members of the Board of Directors:
       George P. Ahearn
      William P. Eckman
      Anatole G. Penchuk
      George W. Rapp, Jr.
      A. Elliott Archer


March 23, 1999


INDEMNIFICATION OF DIRECTORS AND OFFICERS


     GEO's Code of Regulations requires GEO to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director or officer of GEO. These indemnification provisions apply only where the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in or not opposed to GEO's best interests. Indemnification is not required if the actions of the director or officer were taken with intent to cause injury to GEO. Indemnification is also not required if there is a finding of negligence or misconduct on the part of the director or officer. In criminal actions, indemnification is required only if the director or officer had no reasonable cause to believe his conduct was unlawful.



     GEO's Code of Regulations further provides that GEO will pay in advance of the final determination of any such proceeding any expenses incurred by the director or officer in their defense. However, upon any such advance the director or officer must provide an undertaking to GEO that such director or officer will repay the amount of the advance if it is ultimately determined that the director or officer is not entitled to be indemnified by GEO. GEO's Code of Regulations also allows GEO to purchase liability insurance covering any liability that might be asserted against any director or officer of GEO as a result of their status as such. Accordingly, GEO maintains director's and officer's liability insurance in favor of each of the directors and officers of GEO.


KEY PERSON LIFE INSURANCE

     GEO currently maintains two term life insurance policies on the life of George P. Ahearn in the aggregate amount of $2,000,000, and one term life insurance policy on the life of William P. Eckman in the amount of $600,000. GEO is the sole beneficiary under each of these insurance policies.

COMPENSATION OF DIRECTORS


     GEO pays directors who are not employees of GEO or Charter Oak Partners, which currently includes George W. Rapp, Jr. and A. Elliott Archer, a fee of $10,000 per year for service on the Board of Directors. GEO reimburses each of its directors for reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board of Directors.


BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of GEO determines the salaries and bonus compensation of GEO's executive officers. George P. Ahearn, the President and Chief Executive Officer of GEO, and William P. Eckman, the Executive Vice President and Chief Financial Officer of GEO, are members of the Board of Directors and participate in the deliberations concerning executive compensation. However, Messrs. Ahearn and Eckman do not vote with respect to the determination of their own compensation.

                                  SHAREHOLDERS


BENEFICIAL OWNERSHIP OF GEO'S COMMON SHARES



     The following table shows the number and percent of GEO's common shares beneficially owned by each shareholder of GEO as of the date of this prospectus. GEO believes that the persons and entities listed in the table have sole voting and investment power as to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.



                                                              BENEFICIAL OWNERSHIP
                                                                OF GEO'S COMMON
                                                                     SHARES
                                                              --------------------
                      NAME AND ADDRESS                        NUMBER OF
                    OF BENEFICIAL OWNER                        SHARES      PERCENT
                    -------------------                       ---------    -------
Charter Oak Partners (1)....................................   85.431       62.89%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
Charter Oak Capital Partners, L.P. (2)......................   21.478       15.81%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
GEO Chemicals, Ltd. (3).....................................   25.994       19.14%
  28601 Chagrin Boulevard
  Cleveland, Ohio 44122
George P. Ahearn............................................    2.146        1.58%
  28601 Chagrin Boulevard
  Cleveland, Ohio 44122
George W. Rapp, Jr..........................................    0.608        0.45%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
A. Elliott Archer...........................................    0.178        0.13%
  Building B, 10 Wright Street
  Westport, Connecticut 06880
Directors and executive officers as a group (4 persons)
  (4).......................................................   28.926       21.30%


---------------


(1) Charter Oak Partners is a Connecticut partnership with four partners, each of which is an individual. Mr. Jerrold N. Fine is the Managing Partner of and holds a majority interest in Charter Oak Partners. Mr. Fine's business address is Building B, 10 Wright Street, Westport, Connecticut 06880.



(2) Charter Oak Capital Partners, L.P. is a Delaware limited partnership with 42 partners, including its general partner, North Fairfield LLC, which has two members. Mr. Jerrold N. Fine is the Managing Member of and holds a majority interest in North Fairfield LLC. Mr. Fine's business address is Building B, 10 Wright Street, Westport, Connecticut 06880.



(3) George P. Ahearn and William P. Eckman are the sole members of GEO Chemicals, Ltd., which is an Ohio limited liability company. Mr. Ahearn holds a percentage interest in GEO Chemicals, Ltd. of approximately 62%, and Mr. Eckman holds a percentage interest in GEO Chemicals, Ltd. of approximately 38%.



(4) Includes the shares beneficially owned by Messrs. Ahearn and Eckman as the sole members of GEO Chemicals, Ltd.

SHAREHOLDERS AGREEMENT



     GEO's shareholders are bound by a shareholders agreement which governs the relationships between the shareholders and GEO. Under the shareholders agreement, the shareholders may not transfer their shares to any third-party unless they first offer such shares to the existing shareholders. In no case may shares be transferred to any of GEO's competitors. Upon the death, disability or termination of employment of Messrs. Ahearn or Eckman, GEO has the right to repurchase the shares held by these employees directly or indirectly through GEO Chemicals, Ltd. Upon their death, disability or termination without cause, Messrs. Ahearn and Eckman have the right to require GEO to repurchase the shares held by them. GEO's ability to make such repurchases is limited by both the indenture that will govern the offered notes and its senior credit facility. The indenture provides that such repurchases may not exceed $750,000 in any calendar year plus the aggregate cash proceeds from any applicable life insurance policies for which GEO is the beneficiary. The senior credit facility provides that GEO may not issue more than $5.0 million of promissory notes to Messrs. Ahearn and Eckman in connection with all such repurchases.



     The shareholders agreement provides that Charter Oak Partners may not transfer more than 50% of GEO's stock without the approval of four of the five directors of GEO. If Charter Oak Partners obtains such approval, it can compel the other shareholders to transfer their shares as part of the same transaction on the same terms. If Charter Oak Partners obtains such approval but does not invoke its "drag-along" rights, the other shareholders may elect to sell their shares in the same transaction as Charter Oak Partners.



     If GEO decides to sell any stock in a public offering under the federal securities laws, the shareholders have the right to have their shares registered as part of the offering. Upon the issuance of any new stock by GEO, the shareholders have the right to purchase a portion of such stock equal to their percentage ownership of GEO.



     The shareholders agreement provides that GEO's Board of Directors shall consist of five members. Three members are to be designees of Charter Oak Partners. The remaining two members are to be Mr. Ahearn, for as long as he is an employee of GEO or a shareholder after being terminated without cause, and Mr. Eckman, for as long as he is employed by GEO. Mr. Ahearn may designate his successor on the board as long as he remains President and Chief Executive Officer of GEO. The current designees of Charter Oak Partners serving on the Board are Anatole G. Penchuk, George W. Rapp, Jr. and A. Elliott Archer.

                  DESCRIPTION OF GEO'S SENIOR CREDIT FACILITY


     Concurrently with the closing of the TRIMET acquisition and the offering of the outstanding notes, GEO entered into an amended and restated credit agreement with various financial institutions and Bankers Trust Company, as the administrative agent, providing for a new $25.0 million senior revolving credit facility. GEO used approximately $2.4 million under the senior credit facility to fund a portion of the TRIMET acquisition, the refinancing of its former credit facility and the payment of fees and expenses incurred in connection with the issuance of the outstanding notes.



     The obligations of GEO under the senior credit facility are secured by a first priority security interest on all tangible and intangible assets of GEO. In addition, the senior credit facility will be, under the terms of the indenture that will govern the offered notes, expressly senior in right of payment to the offered notes. As of December 31, 1998, GEO had no indebtedness outstanding under the senior credit facility.


     The senior credit facility allows GEO to obtain revolving credit loans to fund ongoing general corporate purposes, including working capital. All commitments will terminate, and all revolving loans under the senior credit facility will mature, on July 31, 2003. GEO's borrowings under the senior credit facility bear interest, at GEO's option, at:


     - 1.25% above the higher of an adjusted certificate of deposit rate plus 0.5% or the prime lending rate of Bankers Trust
       Company; or


     - an adjusted Eurodollar rate plus 2.25%.


     Amounts borrowed under the senior credit facility may be repaid and reborrowed before the final maturity date. GEO is required to pay the lenders under the senior credit facility a commission equal to 0.5% per year, payable in arrears on a quarterly basis, on the daily average unused portion of the senior credit facility. For each letter of credit issued to GEO, it must pay the lenders a fee equal to 2.25% of the daily stated amount of the letter of credit per year. GEO must also pay to each lender issuing a letter of credit, a facing fee of 0.25% on the daily stated amount of the letter of credit and customary charges in connection with the issuance, payment or amendment of any letter of credit.



     The financial ratios that GEO must maintain under the senior credit facility include a minimum interest coverage ratio and a maximum leverage ratio. The interest coverage ratio is the ratio of adjusted earnings to adjusted interest expense for GEO's most recent quarterly period. The interest coverage ratio that GEO is required to maintain increases every six months until March 31, 2000. The required ratio is currently 1.75 to 1.00 and will rise to 2.00 to
1.00 on September 30, 1999 and 2.25 to 1.00 on March 31, 2000.



     The leverage ratio is the ratio of adjusted indebtedness to adjusted earnings for GEO's most recent quarterly period. The leverage ratio that GEO may not exceed is lowered every six months until September 30, 2000. The required ratio is currently 5.50 to 1.00 and will fall to 5.25 to 1.00 on September 30, 1999, 5.00 to 1.00 on March 31, 2000 and 4.75 to 1.00 on September 30, 2000.
After December 31, 2000, the required ratio will be 4.50 to 1.00.



     The senior credit facility contains customary covenants restricting the actions that GEO may take. These covenants restrict GEO's ability to:



     - merge or consolidate with another entity or dispose of all or part of its assets;



     - make acquisitions exceeding $10 million in aggregate value;



     - incur or assume any indebtedness other than "permitted" indebtedness, which includes the offered notes, up to $5.0 million of promissory notes pursuant to GEO's requirements under its shareholders agreement, and up to $10.0 million of additional indebtedness;

     - create or incur liens on its assets;



     - establish or acquire any subsidiaries, except for wholly owned subsidiaries that guarantee payment of the senior credit facility;



     - make capital expenditures exceeding $10.0 million in any fiscal year;



     - make investments;



     - pay dividends to its shareholders, repurchase any shares of its capital stock, or enter into transactions with its affiliates; and



     - liquidate or dissolve its affairs.



     The senior credit facility also contains customary events of default, including: the nonpayment of principal, interest or fees; violation of covenants; inaccuracy of representations or warranties in any material respect; default under certain other indebtedness; bankruptcy; material judgments; and certain changes of control of GEO. The senior credit facility also contains customary events of default, including: the nonpayment of principal, interest or fees; violation of covenants; inaccuracy of representations or warranties in any material respect; bankruptcy; material judgments; default under any other indebtedness of GEO; and a change of control of GEO.



     Under the senior credit facility, a change of control will occur if:



     - the current shareholders cease to own a majority of GEO's voting stock;



     - any person, other than a current shareholder, becomes the owner of more than 30% of GEO's voting stock at a time when the current shareholders do not have the right to elect a majority of GEO's board of directors;



     - more than a majority of GEO's board of directors, during any two year period, are replaced and the replacements are not approved by GEO's current directors then still in office or the current shareholders; or



     - a change of control occurs under the indenture.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENT

     In connection with the issuance of the outstanding notes, GEO entered into a registration rights agreement with the initial purchaser of the outstanding notes. The registration rights agreement requires GEO to register the offered notes under the federal securities laws and offer to exchange such notes with the holders of the outstanding notes. The offered notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. GEO is effecting the exchange offer to comply with the registration rights agreement.

     The registration rights agreement requires GEO to:

     - file a registration statement for the exchange offer and the offered notes on or before March 13, 1999;


     - cause the registration statement filed for the exchange offer and the offered notes to be declared effective by the SEC on or before April 27, 1999; and



     - complete the exchange offer on or before May 27, 1999.


     These requirements under the registration rights agreement will be satisfied when GEO completes the exchange offer. However, if GEO fails to meet any of these requirements, it must pay additional interest on the outstanding notes until the applicable requirement has been met. GEO will be required to pay additional interest at the rate of 0.25% per year for each requirement that it fails to meet. GEO must pay an additional 0.25% per year for each 90 days that a requirement has not been met. However, GEO will not be required to pay more than 2.0% per year in additional interest on the outstanding notes. Additional interest will not accrue after the completion of the exchange offer.

     Under the registration rights agreement, GEO's obligations to register the outstanding notes and the offered notes will terminate upon the completion of the exchange offer. However, GEO will be required to file a "shelf" registration statement for a continuous offering by the holders of the outstanding notes if:


     - because of any change in law or position of the SEC, GEO cannot effect the exchange offer;



     - the exchange offer is not completed by May 27, 1999; or



     - any holder of at least $5.0 million of offered notes does not receive freely transferable notes in the exchange offer.



If GEO is required to file a "shelf" registration statement, it will be required to keep such registration statement effective for at least two years. Other than as described above, no holder will have the right to require GEO to file a "shelf" registration statement or otherwise register such holder's notes under the federal securities laws.



     This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the offered notes.

TRANSFERABILITY OF THE OFFERED NOTES

     Based on the position of the SEC stated in a series of no-action letters, GEO believes that the offered notes may be resold by you, or any other person receiving such notes, without compliance with the registration and prospectus delivery requirements of the federal securities laws, if:


     - you, or the person or entity receiving such notes, are acquiring the offered notes in the ordinary course of business;



     - neither you nor any such person or entity is engaging in or intends to engage in a distribution of the offered notes;



     - neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the offered notes;



     - neither you nor any such person or entity is an "affiliate" of GEO, within the meaning of the federal securities laws; and



     - you are not acting on behalf of any person or entity who could not truthfully make these statements.


     To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true. Any noteholder who tenders in the exchange offer to participate in a distribution of the offered notes cannot rely on this interpretation by the SEC. Such persons must comply with the registration and prospectus delivery requirements of the federal securities laws to resell any of the offered notes.

     Broker-dealers receiving offered notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and must therefore deliver a prospectus in connection with any resale of the offered notes. Such broker-dealers must acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any such resale. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. For 60 days after the expiration of the exchange offer, GEO will make this prospectus available to broker-dealers for use in such resales. See "Plan of Distribution."

EFFECT OF NOT TENDERING


     After the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered into the exchange offer will have no further registration rights, except for the limited registration rights described above under the heading "Registration Rights Agreement." Accordingly, upon the completion of the exchange offer, the liquidity of the market for the outstanding notes could be adversely affected.



TERMS OF THE EXCHANGE OFFER; ACCEPTANCE OF TENDERED NOTES



     GEO will accept any of its outstanding notes validly tendered and not validly withdrawn before 12:00 midnight, Eastern Standard Time, on
               , 1999, subject to the conditions of the exchange offer. GEO will issue $1,000 principal amount of the offered notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Noteholders may tender some or all of their notes pursuant to the exchange offer. However, noteholders may only tender outstanding notes in $1,000 increments.



     The terms of the offered notes are substantially identical to the terms of the outstanding notes, except that the offered notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The offered notes will represent the same debt as the outstanding notes and will be issued under the same indenture.



     As of the date of this prospectus, outstanding notes representing $120.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus and the letter of transmittal are being sent to DTC and to others believed to have beneficial interests in the outstanding notes. GEO intends to conduct the exchange offer in accordance with the applicable requirements of the federal securities laws.



     GEO will be deemed to have accepted validly tendered notes when it notifies the exchange agent of its acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the offered notes from GEO. If any tendered notes are not accepted for exchange because of an invalid tender or otherwise, the exchange agent will return the applicable certificates without expense to the tendering noteholder promptly after the expiration of the exchange offer.



     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees as part of the exchange offer. Tendering noteholders will also not be required to pay transfer taxes in the exchange offer. GEO will pay all charges and expenses in connection with the exchange offer. However, GEO will not pay any taxes incurred in connection with a noteholder's request to have offered notes or nonexchanged notes issued in the name of person other than the registered holder. See "Transfer Taxes" in this section below.



EXPIRATION DATE; EXTENSIONS; AMENDMENT



     The exchange offer will expire at 12:00 midnight, Eastern Standard Time, on
               , 1999, unless GEO extends the exchange offer. To extend the exchange offer, GEO will notify the exchange agent and each registered holder of any extension before 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. GEO reserves the right to extend the exchange offer. GEO also reserves the right to delay accepting any tendered notes or, if any of the conditions described below under the heading "Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer. GEO will give oral or written notice of such delay, extension or termination to the exchange agent. GEO also reserves the right to amend the terms of the exchange offer in any manner.



PROCEDURES FOR TENDERING



     Only holders of outstanding notes may tender such notes into the exchange offer. To tender notes into the exchange offer, you must use one of the following methods.



     - Complete the letter of transmittal provided with this prospectus, obtain all required signature guarantees, and deliver the letter of transmittal to the exchange agent before the expiration of the exchange offer.



     - IF YOU HOLD YOUR NOTES THROUGH DTC, YOU MAY ACCEPT THE EXCHANGE OFFER THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM, AS DESCRIBED BELOW UNDER THE HEADING "BOOK-ENTRY TRANSFER."



     - Follow the book-entry transfer procedures described below under the heading "Book-Entry Transfer."

     - Follow the guaranteed delivery procedures described below under the heading "Guaranteed Delivery Procedures."



     All tenders not withdrawn before the expiration of the exchange offer will constitute an agreement between the noteholder and GEO in accordance with the terms described in this prospectus and the letter of transmittal.



     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the noteholder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. YOU SHOULD NOT SEND ANY NOTE, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENT TO GEO.



     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should:



     - contact the registered holder promptly and instruct the registered holder to tender on your behalf; or



     - if you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.



Please note, however, that the transfer of registered ownership may take considerable time.



     The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or nonexchanged notes to the tendering noteholder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the nonexchanged notes to an account maintained with DTC.



GUARANTEE OF SIGNATURES



     Noteholders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:



     - by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or



     - for the account of an "eligible guarantor institution"



Signature guarantees must be made by an "eligible guarantor institution," which generally includes: banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations.



SIGNATURE ON THE LETTER OF TRANSMITTAL; BONDS POWERS AND ENDORSEMENTS



     If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."



     If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.



DETERMINATION OF VALID TENDERS; GEO'S RIGHTS UNDER THE EXCHANGE OFFER



     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by GEO, which determination will be final and binding on all parties. GEO reserves the right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of counsel for GEO, be unlawful. GEO also reserves the right to waive any defects, irregularities or conditions of tender for any tendered note. GEO's interpretation of the terms of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering noteholder within such time as GEO determines.



     Although GEO intends to notify noteholders of defects or irregularities in tenders of outstanding notes, GEO will not be liable for any failure to give such notification. Noteholders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering noteholder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.



     In addition, GEO reserves the right to terminate the exchange offer or purchase any outstanding notes that are not tendered into the exchange offer. GEO's termination rights are described below under the heading "Conditions to the Exchange Offer." GEO may, to the extent permitted by law, purchase some or all of the outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such offers or purchases could differ from the terms of the exchange offer.



BOOK-ENTRY TRANSFER



     The exchange agent will make a request to establish an account for the outstanding notes at DTC within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of tendered notes by causing DTC to transfer such notes into the exchange agent's account in accordance with DTC's book-entry transfer procedures. However, even if delivery of outstanding notes if effected through book-entry transfer at DTC, noteholders must complete a letter of transmittal and transmit it to the exchange agent before the expiration of the exchange offer, unless:



     - the exchange offer is accepted through DTC's Automated Tender Offer Program described in the next paragraph; or



     - the guaranteed delivery procedures described in the next section are complied with.



     To accept the exchange offer through DTC's Automated Tender Offer Program, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES



     If your notes are currently unavailable or insufficient time exists for you to tender your notes or complete the procedure for book-entry transfer, you may tender your notes by taking each of the following steps.



     - You must effect your tender through an "eligible guarantor institution," which is defined above under the heading
       "Procedures for Tendering."



     - The exchange agent must receive from the "eligible guarantor institution," before the expiration of the exchange offer, a properly completed letter of transmittal and notice of guaranteed delivery by telegram, telex, facsimile transmission, mail or hand delivery.



     - The notice of guaranteed delivery, which has been provided with this prospectus, must:



        c include the name and address of the holder of the outstanding notes and the amount of notes tendered;



        c state that the tender is being made by the notice of guaranteed delivery; and



        c guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be sent by the "eligible guarantor institution" to the exchange agent.



     - Certificates for all tendered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.



WITHDRAWAL RIGHTS



     Noteholders may withdraw tendered notes at any time before 12:00 midnight,
Eastern Standard Time, on           , 1999. For a withdrawal to be effective, a
written notice of withdrawal must be received by the exchange agent before the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must:



     - specify the name of the person having tendered the notes to be withdrawn;



     - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes;



     - be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to transfer such notes into the name of the person withdrawing the tender; and



     - specify the name in which any such notes are to be registered, if different from that of the registered holder.



     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by GEO, whose determination will be final and binding on all parties. Any withdrawn notes will be deemed to not have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the noteholder promptly after withdrawal of the notes. Noteholders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "Procedures for Tendering."



CONDITIONS TO THE EXCHANGE OFFER



     GEO will not be required to complete the exchange offer and may terminate or amend it if, at any time before the acceptance or exchange of notes, GEO determines that the exchange offer violates any applicable law or interpretation of the SEC or any order of any court or governmental agency. These conditions are for the sole benefit of GEO and may be asserted or waived by GEO at any time in its sole discretion. GEO's failure to exercise any of these rights at any time will not be deemed a waiver of such rights. These rights will be ongoing and may be asserted by GEO at any time.



     In addition, GEO will not be required to complete the exchange offer if any stop order is threatened or issued with respect to (a) the registration statement for the exchange offer and the offered notes or (b) the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, GEO must use its reasonable best efforts to obtain the withdrawal of the stop order at the earliest possible moment.



TRANSFER TAXES



     Noteholders who tender outstanding notes will not be obligated to pay any transfer taxes in connection with their tender. However, holders who instruct GEO to (a) register offered notes in the name of a person other than the registered holder or (b) request that outstanding notes not tendered or accepted for exchange be returned to a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.



THE EXCHANGE AGENT



     The Chase Manhattan Bank is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT ONE OF THE ADDRESSES LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at one of the addresses or telephone numbers listed below.



                            THE CHASE MANHATTAN BANK



         By Courier:                       By Hand:                  By Registered Mail:
  Chase Bank of Texas, N.A.        The Chase Manhattan Bank       Chase Bank of Texas, N.A.
   Corporate Trust Services       Corporate Trust-Securities       Corporate Trust Services
 1201 Main Street, 18th Floor               Window                     P.O. Box 219052
       Dallas, TX 75202                55 Water Street              Dallas, TX 75221-9053
                                   Room 234, North Building
                                      New York, NY 10041



                          By Facsimile: (214) 672-5932


             Confirm by Telephone: (214) 672-5678 or (212) 946-3487



     Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

                        DESCRIPTION OF THE OFFERED NOTES



GEO'S ISSUANCE OF THE OFFERED NOTES;


THE INDENTURE THAT WILL GOVERN THE OFFERED NOTES



     GEO will issue the offered notes under the same indenture as the outstanding notes. GEO entered into the indenture on July 31, 1998 with Chase Manhattan Trust Company, National Association, the trustee under the indenture. GEO will furnish a copy of the indenture, upon request, to any holder of the outstanding or offered notes. Upon the completion of the exchange offer, the indenture will be governed by the Trust Indenture Act of 1939.



     GEO will issue the offered notes in fully registered form only, without coupons, in $1,000 increments. The trustee under the indenture will act as the paying agent and registrar for the offered notes. Noteholders may present notes for registration of transfer at the offices of the registrar, which initially will be the trustee's corporate trust office. No service charge will be made for any registration of transfer of the offered notes. However, GEO may require payment of a sum sufficient to cover any transfer tax or other similar charge payable in connection with any such transfer.



     The offered notes and any of the outstanding notes that are not tendered into the exchange offer will be treated as a single class of securities under the indenture. Accordingly, references in this section of the prospectus to "notes" include the offered notes and any of the outstanding notes that are not tendered into the exchange offer, unless otherwise indicated. The following sections summarize only the material terms of the indenture and the notes. For a full description, you should refer to the complete copy of the indenture, which has been filed as an exhibit to the registration statement for the exchange offer and the offered notes. You should also refer to the Trust Indenture Act of 1939, specific terms of which are made a part of the indenture by reference.



PRINCIPAL, MATURITY AND INTEREST



     The notes are limited in aggregate principal amount to $200.0 million. Up to $120.0 million in aggregate principal amount will be issued in the exchange offer. The notes will mature on August 1, 2008. Additional notes may be issued from time to time, subject to:



     - the limitations in the indenture on GEO's incurrence of additional debt, which are described in this section below under heading "Limitation on Incurrence of Additional Debt"; and



     - the restrictions contained in GEO's senior credit facility, which are described in the section of the prospectus entitled "Description of GEO's Senior Credit Facility."



Interest on the notes will accrue at the rate of 10 1/8% per annum and will be payable in cash semi-annually in arrears on February 1 and August 1 of each year. Interest will be paid to the registered noteholders as of the close of business on the 15th day of the month immediately preceding the applicable interest payment date.



     Interest on the offered notes will accrue from the date of the last periodic payment of interest on the outstanding notes. GEO will make all payments on the offered notes at the trustee's designated corporate trust office. GEO may pay interest at the trustee's corporate trust office or by check mailed to the noteholders. GEO may change the paying agent and registrar without notice to the noteholders.



     The indenture does not require GEO to set aside any funds for the payment of principal due upon the maturity of the notes.

REDEMPTION



     Optional Redemption. GEO may redeem the notes, in any amount and at any time, on and after August 1, 2003. Any redemption must be made at the prices listed below, plus accrued and unpaid interest to the date of redemption. These prices are applicable commencing on August 1 of the year listed. The redemption prices are expressed as percentages of the principal amount of the notes.



YEAR                                                            PERCENTAGE
----                                                            ----------
2003........................................................     105.063%
2004........................................................     103.375%
2005........................................................     101.688%
2006 and thereafter.........................................     100.000%



     Optional Redemption Upon Public Equity Offerings. GEO may, at any time on or before August 1, 2001, use the cash proceeds of one or more public equity offerings to redeem up to 35% of the notes at a redemption price equal to 110.125% of the principal amount of such notes, plus accrued and unpaid interest to the date of redemption. However, GEO may make such a redemption only if at least 65% of the principal amount of the notes originally issued remain outstanding immediately after the redemption. To make such a redemption, GEO must do so within 90 days after the completion of a public equity offering.



SELECTION AND NOTICE OF REDEMPTION



     Selection of Notes for Redemption. If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption:



     - in compliance with the requirements of the national securities exchange on which the notes are listed; or



     - if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by a method the trustee considers fair and appropriate.



No notes of a principal amount of $1,000 or less will be redeemed in part. In addition, if a partial redemption is made with the proceeds of a public equity offering, selection of the notes or portions of notes for redemption will be made by the trustee on a pro rata basis or on as nearly a pro rata basis as possible.



     Notice of Redemption. GEO must provide any notice of redemption by first-class mail at least 30 days but not more than 60 days before the redemption date to each noteholder whose notes are to be redeemed. If any note is to be redeemed in part, the notice of redemption will state the portion of the note to be redeemed. In any such case, a new note in an amount equal to the unredeemed portion will be issued in the name of the noteholder upon cancellation of the partially-redeemed note. After the redemption date, interest will cease to accrue on notes or the portions of notes called for redemption as long as GEO has deposited the redemption price with the paying agent.



SUBORDINATION



     The notes are unsecured senior subordinated obligations of GEO. The payment of all obligations on the notes is subordinated in right of payment to the prior payment in full of GEO's senior debt, including its senior credit facility. Upon any liquidation, bankruptcy, insolvency or other similar proceeding of GEO, all obligations on GEO's senior debt must first be paid in full before any payment is made on the notes. In the event of the insolvency of GEO, because of the subordination of the notes, holders of the notes may recover less, ratably, than the holders of GEO's senior debt. As of December 31, 1998, GEO had no senior debt outstanding, excluding the unused availability of $25.0 million under its senior credit facility.

     If any default occurs in the payment of any amounts under any of GEO's senior debt, GEO may not make any payment on the notes. In addition, GEO may not make any payment on or acquire any of the notes for a period of 180 days if:



     - any other event of default exists under any "designated senior debt" of GEO, permitting such debt to be accelerated; and



     - the representative for the "designated senior debt" gives written notice of the default to the trustee.



GEO currently has no "designated senior debt" other than its senior credit facility. A blockage period may not extend beyond 180 days and only one blockage period may start within any 360 day period. No event of default which existed at the start of any blockage period can be the basis for the start of a second blockage period, unless such event of default has been cured or waived for at least 90 days.



CHANGE OF CONTROL



     Rights of the Noteholders Upon Change of Control. Upon a change of control of GEO, each noteholder can require GEO to repurchase all or a portion of the noteholder's notes. The purchase price applicable to such repurchase would be 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase. Within 30 days after any change of control, GEO must (a) offer to repay in full and terminate all commitments under all of GEO's senior debt and repay the amounts owed to each lender which accepts the offer or (b) obtain all consents required under its senior debt necessary to repurchase the notes. Neither GEO nor the trustee may waive the noteholder's right to redemption upon a change of control of GEO.



     Within 30 days after the change of control, GEO must send a notice by first-class mail to each noteholder and the trustee. This notice will govern the terms of GEO's offer. The notice must include the purchase date, which must be no earlier than 30 days nor later than 45 days from the date the notice is sent.



     GEO can provide no assurance that, upon a change of control, it will have sufficient funds available to pay the purchase price for all the notes that it must repurchase. Upon a change of control, GEO expects that it would seek third party financing to the extent it lacks sufficient funds to meet its purchase obligations. However, GEO can provide no assurance that it would be able to obtain such financing on satisfactory terms, if at all.



     Events that Constitute A Change of Control. A change of control of GEO will occur if:



     - GEO sells or transfers all or substantially all of its assets other than to an existing shareholder;



     - a person or entity, other than an existing shareholder, acquires more than 50% of the voting power of GEO's equity;



     - more than a majority of GEO's board members, in any two year period, are replaced and the replacements are not approved by GEO's current board members then still in office; or



     - GEO's shareholders adopt a plan for the liquidation or dissolution of GEO.



     Effect of the Indenture on Takeover Attempts. Restrictions in the indenture on GEO's ability to incur additional debt, incur liens and sell assets may make more difficult a takeover of GEO, whether favored or opposed by management. The completion of any such transaction may require redemption or repurchase of the notes. GEO can provide no assurance that it or any acquiring party will have sufficient funds to effect any such redemption or repurchase. In addition, the restrictions in the indenture, including the restrictions on transactions with affiliates, may make more difficult or discourage any leveraged buyout of GEO by management. Such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions. However, the indenture may not protect noteholders in all circumstances from the adverse aspects of a highly leveraged transaction.



COVENANTS RESTRICTING GEO'S BUSINESS AND OPERATIONS



     The indenture contains the following covenants which restrict the conduct of GEO's business and operations while the notes are outstanding.



     Prohibition on Incurrence of Senior Subordinated Debt. GEO may not incur any debt that is both senior in right of payment to the notes and subordinate in right of payment to any other debt of GEO. GEO is not prohibited from incurring debt that is either senior to the offered notes or on an equal basis with the offered notes. However, the indenture limits GEO's incurrence of such debt in provisions described in the next paragraph. As of December 31, 1998, GEO had outstanding:



     - no senior debt, excluding the unused availability of $25.0 million under its senior credit facility;



     - no senior subordinated debt, other than the outstanding notes;
       and



     - $760,000 of debt, incurred in the 1994 acquisition of the assets of Courtney Industries, Inc., that is subordinate to the senior credit facility but on an equal basis with the outstanding notes.



     Limitation on Incurrence of Additional Debt. GEO may not incur any debt or obligation for borrowed money, including any debt assumed as part of an acquisition, unless:



     - no event of default exists under the indenture; and



     - after giving effect to the incurrence of the additional debt, the consolidated fixed charge coverage ratio of GEO is greater than 2.0 to 1.0.



The "consolidated fixed charge coverage ratio" of GEO means the ratio of its adjusted earnings, on a consolidated basis, to its fixed charges of GEO, on a consolidated basis, for the four most recent fiscal quarters. GEO may incur "permitted" debt, which includes amounts under GEO's senior credit facility, capital lease and purchase money obligations of $5.0 million or less, and other debt not to exceed $10.0 million at any time outstanding.



     Limitation on Restricted Payments. GEO may not make any "restricted payment" if, before or after such restricted payment:



     - an event of default exists under the indenture;



     - GEO's consolidated fixed charge coverage ratio is less than 2.0 to 1.0; or



     - the total restricted payments made since the issue date of the outstanding notes, including the proposed payment, is greater than, among other things, 50% of GEO's cumulative net income from the issue date and 100% of the proceeds received by GEO from the sale of its capital stock or an equity contribution by its shareholders.



     "Restricted payments" include:



     - any dividend or distribution on shares of GEO's capital stock;



     - the purchase or redemption of any capital stock of GEO or any warrants, options or other rights to purchase shares of GEO's capital stock;

     - any prepayment of any debt of GEO that is subordinate to the notes, other than GEO's current subordinated debt of $760,000; and



     - any investment, other than "permitted investments," which includes investments of $5.0 million or less at any time outstanding.



     These restrictions do not prohibit GEO from repurchasing its common stock from its employees, upon the death, disability or termination of employment of such employees. However, such repurchases may not exceed $750,000 in any calendar year plus the aggregate cash proceeds from any applicable life insurance policies for which GEO is the beneficiary. GEO may make such repurchases only if no event of default exists under the indenture.



     Limitation on Asset Sales. GEO may not sell any of its assets, other than in transactions in the ordinary course of its business, unless:



     - it receives consideration at least equal to the fair market value of the assets;



     - at least 80% of the consideration received is in the form of cash, cash equivalents or replacement assets and is received at the time of sale; and



     - it applies the cash proceeds from the asset sale within 180 days of receipt to prepay senior debt and/or make an investment in replacement assets.



     If GEO does not apply the cash proceeds from an asset sale, it must make an offer to purchase an amount of notes equal to the cash proceeds not applied to prepay senior debt or purchase replacement assets. GEO must offer to repurchase notes from all noteholders on a pro rata basis, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. Any non-cash consideration that is converted into cash will be deemed to be an asset sale for purposes of this covenant. GEO may defer any required offer to repurchase until it has received at least $5.0 million in cash proceeds from asset sales.



     If GEO transfers substantially all, but less than all, of its assets in a transaction permitted under the indenture, the successor will be deemed to have sold the assets of GEO that were not transferred. The successor must then comply with the provisions of this covenant with respect to the deemed sale.



     Limitation on Liens. GEO may not incur any lien on any of its assets unless:



     - for liens securing debt that is subordinate to the notes, the notes are secured by a senior lien; and



     - in all other cases, the notes are equally and ratably secured.



     Liens not covered by this covenant include:



     - liens securing GEO's senior credit facility and other senior debt; and



     - liens securing refinancing debt if such liens replace, and are no more favorable than, liens that are permitted under the indenture.



     Merger, Consolidation and Sale of Assets. GEO may not merge or consolidate with any entity, or otherwise dispose of all or substantially all of its assets, unless:



     - the surviving entity assumes all payments on the notes and the performance of the indenture;



     - after the transaction, GEO or the surviving entity will have a net worth at least equal to the net worth of GEO before the transaction; and

     - before and after the transaction, no event of default exists under the indenture.



     Upon any such merger, consolidation or transfer of all or substantially all of the assets of GEO, in which GEO does not survive, the surviving entity will be the successor under the indenture. The surviving entity may then exercise every right and power of GEO under the indenture.



     Limitations on Transactions with Affiliates. GEO may not enter into any transaction with any of its affiliates, except for:



     - transactions on terms that are no less favorable than those that might have been obtained in a comparable transaction on an arm's-length basis from a non-affiliate of GEO;



     - reasonable compensation and indemnity provided to directors, employees or consultants of GEO as determined in good faith by GEO's Board of Directors or senior management; and



     - any agreement in effect as of the issue date of the outstanding notes.



     The Board of Directors of GEO must approve all transactions with affiliates involving more than $250,000 by resolution stating that the transaction complies with this covenant. If GEO enters into any such transaction that involves more than $2.5 million, GEO must obtain a favorable opinion from an independent financial advisor as to the fairness of the transaction to GEO from a financial point of view.



     Conduct of Business. GEO may not engage in any business which is not reasonably related to the businesses in which GEO was engaged on the issue date of the outstanding notes.



     Reports to Noteholders. GEO is required to provide all noteholders with copies of the quarterly, annual and other reports which GEO is required to file with the SEC pursuant to the reporting requirements of the federal securities laws. If at any time GEO is not subject to such reporting requirements, GEO will provide all noteholders with the annual, quarterly and other reports that it would be required to file if it were subject to such reporting requirements.



     Other Covenants. The indenture also includes covenants relating to the following matters: the preservation of GEO's corporate existence; the payment of taxes; the maintenance of properties and insurance; compliance with laws; preventing restrictions on the ability of GEO's future subsidiaries to pay dividends and make other payments to GEO; limitation on GEO's future subsidiaries to issue preferred stock; and limitation on GEO's future subsidiaries to guarantee any debt. In addition, many of the covenants in the indenture expressly apply to GEO's subsidiaries. Although GEO currently has no subsidiaries, these covenants would apply to subsidiaries formed or acquired by GEO while the notes are outstanding.



EVENTS OF DEFAULT



     Definition of "Events of Default." The following events are included in the indenture as "events of default":



     - the failure to pay interest on any of the notes for a period of 30 days after such interest becomes due;



     - the failure to pay, when due, the principal on any of the notes;



     - the failure to purchase notes when required after an asset sale or change of control of GEO;

     - a default in the observance of any other provision of the indenture for a period of 30 days after GEO receives written notice of the default from the trustee or the holders of at least 25% of the notes;



     - the failure to pay the principal amount, when due, of any debt of GEO, if the aggregate principal amount of such debt equals $2.5 million or more;



     - one or more judgments in an aggregate amount more than $2.5 million rendered against GEO and remaining unpaid for 60 days; and



     - the bankruptcy of GEO.



     Effect of an Event of Default; Rights of the Noteholders. If an event of default exists, the trustee or the holders of at least 25% in principal amount of the notes may declare all principal and accrued interest on the notes to be due by written notice to GEO. Upon the bankruptcy of GEO, all principal and accrued interest on the notes will become due without any action by the trustee or any noteholder.



     At any time after the delivery of a declaration of acceleration, the holders of a majority in principal amount of the notes may rescind such declaration if all events of default have been cured or waived. The holders of a majority in principal amount of the notes may waive any existing event of default under the indenture, except for a default in the payment of principal or accrued interest.



     Noteholders may not enforce the indenture except as allowed by the indenture and the Trust Indenture Act of 1939. The trustee is under no obligation to exercise any of its powers under the indenture at the direction of any of the noteholders, unless such noteholders offer the trustee reasonable indemnity. The holders of a majority in principal amount of the notes have the right to direct the time, method and place of conducting any proceeding for any remedy or power of the trustee.



     GEO's Obligation to Report "Events of Default." GEO must provide an officers' certificate to the trustee promptly after any officer of GEO obtains knowledge of the occurrence of any event of default. GEO must provide a certification at least annually whether or not any event of default is known by any of its officers.



LEGAL DEFEASANCE AND COVENANT DEFEASANCE



     At any time, GEO may elect to have its obligations under the notes legally defeased. Legal defeasance means that GEO will be deemed to have discharged all debt and obligations under the notes, subject to the right of noteholders to receive principal and interest on the notes when such payments become due.



     GEO may also, at any time, elect to have its obligations defeased with respect to the covenants in the indenture which limit GEO's ability to pay dividends, incur additional debt, incur liens, sell assets or merge with another entity. Covenant defeasance means that GEO will be released from its obligations under these covenants. If GEO elects covenant defeasance, the violation of any of these covenants will no longer be an event of default under the indenture.



     To effect legal defeasance or covenant defeasance GEO must:



     - irrevocably deposit with the trustee sufficient funds to pay all principal and interest on the notes; and



     - provide the trustee an opinion of counsel stating that the defeasance will not affect the federal income tax consequences of holding the notes.



In addition, no event of default may exist under the indenture at the time GEO effects the defeasance.

SATISFACTION AND DISCHARGE OF THE INDENTURE



     The indenture will be considered discharged and will no longer have any effect, when either:



     - all outstanding notes have been delivered to the trustee for cancellation; or



     - GEO has irrevocably deposited with the trustee sufficient funds to pay the entire debt on all of the notes, and no event of default exists on the date of the deposit.



MODIFICATION OF THE INDENTURE



     GEO and the trustee may amend the indenture to cure defects in the indenture, if such amendment does not adversely affect the rights of any of the noteholders. However, certain amendments to the indenture may be made only with the consent of the holders of a majority in principal amount of the notes. Amendments requiring the consent of the noteholders include those that would:



     - reduce the amount of notes whose holders must consent to an amendment;



     - reduce the rate, or change the time for payment, of interest on the notes;



     - reduce the principal, or change the maturity, of the notes;



     - change the date on which the notes may be subject to redemption or reduce any redemption price;



     - change any provision in the indenture that protects the right of each noteholder to receive principal and interest on the notes or to bring suit to enforce such payment;



     - change the provision in the indenture that permits the holders of a majority in principal amount of the notes to waive events of default;



     - change GEO's obligation to repurchase notes when required after an asset sale or change of control of GEO; or



     - change any subordination provision of the indenture which would adversely affect the noteholders.



GOVERNING LAW



     The indenture and the notes will be governed by New York law.



THE TRUSTEE



     Chase Manhattan Trust Company, National Association is the trustee under the indenture. Except when an event of default exists, the trustee will perform only the duties that are specifically stated in the indenture. During the existence of an event of default, the trustee must exercise its rights and powers under the indenture and must use the same degree of care and skill in such exercise as a prudent person would use under the same circumstances in the conduct of his own affairs.



     The indenture and the provisions of the Trust Indenture Act of 1939 limit the rights of the trustee, should it become a creditor of GEO, to obtain payments of claims. Subject to the Trust Indenture Act of 1939, the trustee will be permitted to engage in other transactions. However, if the trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 and an event of default exists, the trustee must eliminate such conflict or resign as trustee.

                     FORM AND DELIVERY OF THE OFFERED NOTES


DEPOSIT OF THE NOTES WITH DTC



     GEO will issue the offered notes in the form of one or more registered notes in global form without coupons. GEO will deposit each global note with, or on behalf of, the Depository Trust Company, and the global notes will be registered in the name of a nominee of DTC.



     DTC has advised GEO that it is a:



     - limited purpose trust company organized under New York law;



     - member of the Federal Reserve System;



     - "clearing corporation" under the Uniform Commercial Code; and



     - "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.



DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book entry changes to the accounts of its participants. DTC's system therefore eliminates the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant have indirect access to DTC's system.



     Upon deposit of the global notes, DTC will credit on its internal system the principal amount of the offered notes to the accounts of participants with an interest in the global notes. Ownership of the offered notes will be shown on, and transfers of the offered notes will be effected only through, records maintained by DTC, participants and indirect participants. The laws of some states require some persons to take physical delivery in definitive form of securities that they own. In addition, some states provide that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. As a result, the ability of persons in such states to transfer the offered notes or to pledge the offered notes as collateral will be limited to this extent.



DTC AS REGISTERED OWNER OF THE NOTES; EXERCISE OF RIGHTS BY THE NOTEHOLDERS



     So long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole owner of the notes represented by such global notes. Except as provided below or in the next section, owners of beneficial interests in a global note will not be:



     - entitled to have notes represented by such global note registered in their names;



     - entitled to receive physical delivery of certificated securities; or



     - considered the owners of the offered notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.



As a result, the ability of a person having a beneficial interest in any of the notes to pledge such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest may be affected by the lack of a physical certificate evidencing such interest.



     To exercise any right of a noteholder under the indenture, each holder of a beneficial interest in a global note must rely on the procedures of DTC. If such noteholder is not a participant or an indirect participant of DTC, the noteholder must rely on the procedures of the participant through which the noteholder owns its interest. GEO understands that under existing industry practice:

     - if GEO requests any action of the noteholders, DTC and DTC's participants would act upon the instructions of the noteholders; and



     - if a noteholder desires to take any action that DTC is entitled to take, as the holder of the global note, DTC would authorize DTC's participants to take such action and the participants would authorize the noteholders owning through such participants to take such action.



Neither GEO nor the trustee under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on, the offered notes by DTC.



PAYMENTS MADE THROUGH DTC



     The trustee under the indenture will make all payments on any offered notes represented by a global note to DTC or its nominee, as the holder of the global notes. Under the indenture, GEO and the trustee may treat the holder of the global notes as the owner of such notes for the purpose of receiving payment on the notes. As a result, neither GEO nor the trustee will have any responsibility to make payments to the beneficial owners of the offered notes, or to credit the accounts of DTC participants with such payments. Payments by DTC's participants and indirect participants to the beneficial owners of the offered notes will be governed by customary practice and will be the responsibility of the participants and indirect participants.

                            CERTIFICATED SECURITIES


     Securities in registered definitive form, without coupons, will be issued to each beneficial owner of notes represented by the global notes if:



     - DTC is no longer willing or able to act as the depository for the notes and GEO is unable to locate a qualified successor within 90 days; or



     - GEO elects to cause the issuance of notes in definitive form under the indenture.



In addition, any person having a beneficial interest in a global note may, upon request to the trustee, exchange such beneficial interest for securities in registered definitive form. In such case, the trustee is required to register such notes in the name of the requesting person or his/her nominee and deliver the notes to such persons.



     Neither GEO nor the trustee will be liable for any delay by DTC or any of DTC's participants or indirect participants in identifying the beneficial owners of the offered notes. GEO and the trustee will be protected in relying upon instructions from DTC for all purposes, including with respect to the registration and delivery of notes to be issued and the principal amounts of any such notes.


                       FEDERAL INCOME TAX CONSIDERATIONS


     The exchange of outstanding notes for offered notes in the exchange offer should not constitute a significant modification of the terms of the outstanding notes and, therefore, should not constitute an exchange for federal income tax purposes. As a result, holders will not recognize gain or loss upon the exchange. For purposes of determining gain or loss upon the subsequent sale or exchange of the offered notes, a holder's tax basis in the offered notes should be the same as such holder's tax basis in the outstanding notes tendered in the exchange offer. Holders should be considered to have held the offered notes from the time of their original acquisition of the outstanding notes.



     The preceding discussion is a summary of the material federal income tax consequences applicable to the exchange offer and the ownership and disposition of the offered notes. This summary deals only with offered notes held as capital assets by holders who purchased outstanding notes at 100% of their principal amount. This summary does not apply to special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies and persons that hold offered notes as a hedge or hedged against currency or interest rate risks or part of a straddle or conversion transaction. This summary also does not apply to persons whose functional currency is not the U.S. dollar. Holders who purchased the outstanding notes at a price other than 100% of their principal amount should consult their tax advisor as to the possible applicability to them of the amortizable bond premium or market discount rules.



     This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. Any such change could adversely affect a holder of the offered notes. This summary does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING YOUR NOTES FOR OFFERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION



     Each broker-dealer that receives offered notes for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the offered notes. This prospectus, as it may be amended, may be used by a broker-dealer in connection with such resales. GEO has agreed that, for a period of 60 days after the expiration of the exchange offer, it will make this prospectus, as amended, available to any broker-dealer for use in connection with any such resale.



     In addition, until                      , 1999, all dealers that effect
transactions in the offered notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



     GEO will not receive any proceeds from any sale of offered notes by broker-dealers. Offered notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the offered notes or a combination of such methods of resale. Such resales may be made at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Such resales may also be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such offered notes.



     Any broker-dealer that resells the offered notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of such offered notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and must therefore deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the offered notes. Any profit on any such resale of offered notes and any commissions or concessions received by any such broker-dealer may be deemed to be underwriting compensation under the Securities Act of 1933. Such broker-dealers must acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any such resale. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. For 60 days after the expiration of the exchange offer, GEO will make this prospectus available to broker-dealers for use in such resales.



     For a period of 60 days after the expiration of the exchange offer, GEO will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. GEO will pay all expenses of the exchange offer, including the expense of one counsel for the holders of the outstanding notes but excluding the commissions and concessions of any broker-dealers. GEO also will indemnify holders of the outstanding notes, including broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Thompson Hine & Flory LLP has passed upon the validity of the offered notes for GEO.

                                    EXPERTS


     The financial statements of GEO as of December 31, 1997 and 1998 and for the period from January 1, 1997 through March 24, 1997, the period from March 25, 1997 through December 31, 1997 and the year ended December 31, 1998 that appear in this prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.



     The financial statements of GEO for the year ended December 31, 1996 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



     The financial statements of the Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited as of December 31, 1996 and March 24, 1997 and for the year ended December 31, 1996 and the period from January 1, 1997 through March 24, 1997 that appear in this prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.



     The financial statements of TRIMET as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 that appear in this prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.



                 WHERE YOU CAN FIND MORE INFORMATION ABOUT GEO



     As a result of filing a registration statement for the offered notes with the Securities and Exchange Commission, GEO will become subject to the filing requirements of the Securities Exchange Act of 1934. In accordance with such requirements, GEO will file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC. You can obtain these materials in any of the following ways:



     - GEO will furnish you with copies of these materials within 15 days after they are filed with the SEC, as long as any of the offered notes are outstanding;



     - you can inspect and copy these materials at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 (information on the operation of the SEC's Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330);



     - you can inspect and copy these materials at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048;



     - you can obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and



     - you can view and obtain copies of these materials from the SEC's website on the Internet located at http://www.sec.gov.

     In accordance with the rules of the SEC, this prospectus excludes certain portions of GEO's registration statement for the offered notes, including the exhibits and schedules. The registration statement has been filed with the SEC and may be examined without charge and copied at prescribed rates at the public reference facilities of the SEC listed above. In addition, statements made in this prospectus as to the contents of any agreement or other document are summaries of the material terms of such agreements and documents. You should refer to the complete copies of such agreements and documents, which have been filed with the registration statement, for complete descriptions of the particular topics.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
FINANCIAL STATEMENTS OF GEO SPECIALTY CHEMICALS, INC.
Report of Independent Auditors..............................     F-3
Report of Independent Public Accountants....................     F-4
Balance Sheets (as of December 31, 1997 and 1998)...........     F-5
Statements of Operations (for the years ended December 31,
  1996, 1997 and 1998)......................................     F-6
Statements of Shareholders' Equity (for the years ended
  December 31, 1996, 1997 and 1998).........................     F-7
Statements of Cash Flows (for the years ended December 31,
  1996, 1997 and 1998)......................................     F-8
Notes to Financial Statements...............................    F-11

FINANCIAL STATEMENTS OF THE PAPER CHEMICALS AND CONSTRUCTION
  AND PROCESSING CHEMICALS, BUSINESSES OF HENKEL CORPORATION
  AND HENKEL CANADA LIMITED
Report of Independent Auditors..............................    F-26
Balance Sheets (as of December 31, 1996 and March 24,
  1997).....................................................    F-27
Statements of Operations (for the year ended December 31,
  1996 and for the period from January 1, 1997 through March
  24, 1997).................................................    F-28
Statements of Divisional Equity (for the year ended December
  31, 1996 and for the period from January 1, 1997 through
  March 24, 1997)...........................................    F-29
Statements of Cash Flows (for the year ended December 31,
  1996 and for the period from January 1, 1997 through March
  24, 1997).................................................    F-30
Notes to Financial Statements...............................    F-31

FINANCIAL STATEMENTS OF THE TRIMET TECHNICAL PRODUCTS
  DIVISION OF MALLINCKRODT INC.
Report of Independent Auditors..............................    F-37
Balance Sheets (as of June 30, 1997 and 1998)...............    F-38
Statements of Operations (for the years ended June 30, 1996,
  1997 and 1998)............................................    F-39
Statements of Divisional Equity (for the years ended June
  30, 1996, 1997 and 1998)..................................    F-40
Statements of Cash Flows (for the years ended June 30, 1996,
  1997 and 1998)............................................    F-41
Notes to Financial Statements...............................    F-42

                         GEO SPECIALTY CHEMICALS, INC.
                                Cleveland, Ohio

                              FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemicals, Inc.
Cleveland, Ohio


     We have audited the accompanying balance sheets of GEO Specialty Chemicals, Inc. (the successor) as of December 31, 1997 and 1998 and the statements of operations, shareholders' equity, and cash flows for the period March 25, 1997 through December 31, 1997 and for the year ended December 31, 1998 and the statements of income, shareholders' equity, and cash flows for the period January 1, 1997 through March 24, 1997 for GEO Specialty Chemicals, Inc. (the predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the 1997 and 1998 financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the periods March 25, 1997 through December 31, 1997, January 1, 1997 through March 24, 1997, and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.


                                          Crowe, Chizek and Company LLP

Oak Brook, Illinois

February 13, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors

GEO Specialty Chemicals, Inc.:



     We have audited the accompanying statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 of GEO Specialty Chemicals, Inc. (an Ohio corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GEO Specialty Chemicals, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP


Cleveland, Ohio,


March 7, 1997.

                         GEO SPECIALTY CHEMICALS, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1997          1998
                                                              -------      --------
ASSETS
Current assets
  Cash......................................................  $   696      $  1,645
  Trade accounts receivable, net of allowance for doubtful
     accounts of $186 in 1997 and $336 in 1998..............   14,580        19,612
  Other receivables.........................................      506           862
  Inventory.................................................    8,004         9,476
  Prepaid expenses and other current assets.................      460           792
  Refundable income taxes...................................       --           441
  Deferred taxes............................................      236           418
                                                              -------      --------
          Total current assets..............................   24,482        33,246
Property and equipment, net.................................   67,851        92,669
Other assets
  Intangible assets, net....................................    3,384         5,614
  Goodwill, net.............................................      969        31,743
  Other accounts receivable.................................    1,032           589
  Other.....................................................      594           664
                                                              -------      --------
                                                                5,979        38,610
                                                              -------      --------
                                                              $98,312      $164,525
                                                              =======      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt.........................  $ 3,560      $    760
  Accounts payable..........................................    8,041         7,564
  Other accounts payable....................................      448           448
  Accrued expenses and other current liabilities............    3,652         7,664
                                                              -------      --------
          Total current liabilities.........................   15,701        16,436
Revolving line of credit....................................    3,639            --
Long-term debt..............................................   55,175            --
Senior subordinated notes...................................       --       120,000
Other long-term liabilities.................................    4,853         4,196
Other accounts payable......................................    1,059           580
Deferred taxes..............................................    1,495         1,471
                                                              -------      --------
                                                               66,221       126,247
Shareholders' equity
  Class A voting common stock, $1 par value, 1,035 and 535
     shares authorized, 104, and 136 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................       --            --
  Class B nonvoting common stock, $1 par value, 215 shares
     authorized, 0 shares issued and outstanding at December
     31, 1997 and 1998......................................       --            --
  Additional paid-in capital................................   14,901        20,901
  Retained earnings.........................................    1,489           941
                                                              -------      --------
                                                               16,390        21,842
                                                              -------      --------
                                                              $98,312      $164,525
                                                              =======      ========


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                              PREDECESSOR                    SUCCESSOR
                                             (SEE NOTE 2)                  (SEE NOTE 2)
                                       -------------------------    ---------------------------
                                                        PERIOD        PERIOD
                                        YEAR ENDED     JAN. 1 TO     MARCH 25       YEAR ENDED
                                       DECEMBER 31,    MARCH 24,    TO DEC. 31,    DECEMBER 31,
                                           1996          1997          1997            1998
                                       ------------    ---------    -----------    ------------
Net sales............................    $23,869        $9,109        $91,727        $126,560
Cost of sales........................     20,649         8,542         72,626         101,638
                                         -------        ------        -------        --------
GROSS PROFIT.........................      3,220           567         19,101          24,922
Selling, general, and administrative
  expenses...........................      2,191           808         11,078          14,092
                                         -------        ------        -------        --------
INCOME (LOSS) FROM OPERATIONS........      1,029          (241)         8,023          10,830
Other income (expense)
  Net interest expense...............     (1,118)         (420)        (5,004)         (9,097)
  Other..............................        136           (15)           (26)           (118)
                                         -------        ------        -------        --------
                                            (982)         (435)        (5,030)         (9,215)
                                         -------        ------        -------        --------
INCOME (LOSS) BEFORE TAXES, AND
  EXTRAORDINARY ITEM.................         47          (676)         2,993           1,615
Provision for income taxes...........         --            --            999             667
                                         -------        ------        -------        --------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...............................         47          (676)         1,994             948
Extraordinary loss on early
  extinguishment of debt, net of
  tax................................       (113)           --           (505)         (1,496)
                                         -------        ------        -------        --------
NET INCOME (LOSS)....................    $   (66)       $ (676)       $ 1,489            (548)
                                         =======        ======        =======        ========


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                  NUMBER     NUMBER
                                    OF         OF                       RETAINED
                                  CLASS A    CLASS B    ADDITIONAL      EARNINGS
                                  COMMON     COMMON      PAID-IN      (ACCUMULATED
                                  SHARES     SHARES      CAPITAL        DEFICIT)       TOTAL
                                  -------    -------    ----------    ------------    -------
PREDECESSOR
Balance January 1, 1996.........     42        104       $ 1,757        $  (314)      $ 1,443
Net loss........................     --         --            --            (66)          (66)
                                    ---        ---       -------        -------       -------
Balance December 31, 1996.......     42        104         1,757           (380)        1,377
Net loss........................     --         --            --           (676)         (676)
                                    ---        ---       -------        -------       -------
Balance March 24, 1997..........     42        104       $ 1,757        $(1,056)      $   701
                                    ===        ===       =======        =======       =======
SUCCESSOR
Stock issued....................    104         --       $14,901        $    --       $14,901
Net income for period March 25,
  1997 through December 31,
  1997..........................     --         --            --          1,489         1,489
                                    ---        ---       -------        -------       -------
Balance December 31, 1997.......    104         --        14,901          1,489        16,390
Stock issued....................     32         --         6,000             --         6,000
Net loss........................     --         --            --           (548)         (548)
                                    ---        ---       -------        -------       -------
Balance December 31, 1998.......    136         --       $20,901        $   941       $21,842
                                    ===        ===       =======        =======       =======


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                              PREDECESSOR                    SUCCESSOR
                                             (SEE NOTE 2)                  (SEE NOTE 2)
                                       -------------------------    ---------------------------
                                                        PERIOD        PERIOD
                                        YEAR ENDED     JAN. 1 TO     MARCH 25       YEAR ENDED
                                       DECEMBER 31,    MARCH 24,    TO DEC. 31,    DECEMBER 31,
                                           1996          1997          1997            1998
                                       ------------    ---------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................    $    (66)      $  (676)     $  1,489        $   (548)
  Adjustments to reconcile net income
     (loss) to net cash from
     operating activities
     Depreciation, depletion, and
       amortization..................       1,022           363         4,334           7,905
     Extraordinary loss on early
       extinguishment of debt........         113            --           505           2,266
     Deferred income tax expense
       (benefit).....................          --                         389              (6)
     Bad debt expense................          --            --            63              --
     Noncash other income related to
       the Courtney settlement
       agreement.....................        (136)           --            --              --
  Change in assets and liabilities
     net of effects from acquisitions
     Accounts receivable -- trade....        (729)       (1,367)       (1,654)         (1,241)
     Other accounts receivable.......          --          (494)          854            (356)
     Inventories.....................         170          (179)       (1,422)            670
     Prepaid expenses and other
       assets........................        (159)          (30)         (344)           (197)
     Accounts payable and accrued
       expenses......................       1,025           416         2,495           1,344
     Other accounts payable..........         261          (110)           --            (231)
     Checks written in excess of bank
       balance.......................         (91)          562        (1,080)             --
                                         --------       -------      --------        --------
          Net cash from operating
             activities..............       1,410        (1,515)        5,629           9,606
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant, and
     equipment.......................        (559)         (127)       (3,177)         (6,755)
  Acquisition of paper and
     construction processing
     businesses from Henkel
     Corporation, net of assumed
     liabilities.....................          --            --       (54,210)             --
  Acquisition of Trimet business from
     Mallinckrodt Inc., net of
     assumed liabilities.............          --            --            --         (61,106)
  Proceeds from sale of Andersonville
     mining facility.................       4,000            --            --              --
  Acquisition of land and mineral
     reserves from National
     Refractories & Minerals
     Corporation.....................        (199)           --            --              --


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                                 (IN THOUSANDS)


                                              PREDECESSOR                    SUCCESSOR
                                             (SEE NOTE 2)                  (SEE NOTE 2)
                                       -------------------------    ---------------------------
                                                        PERIOD        PERIOD
                                        YEAR ENDED     JAN. 1 TO     MARCH 25       YEAR ENDED
                                       DECEMBER 31,    MARCH 24,    TO DEC. 31,    DECEMBER 31,
                                           1996          1997          1997            1998
                                       ------------    ---------    -----------    ------------
  Acquisition of aluminum sulphate
     business and Andersonville
     mining facility of Cytec
     Industries Inc., net of assumed
     liabilities.....................    $(11,345)      $    --      $     --        $     --
                                         --------       -------      --------        --------
          Net cash from investing
             activities..............      (8,103)         (127)      (57,387)        (67,861)
CASH FLOWS FROM FINANCING ACTIVITIES
  Revolving line of credit borrowings
     (payments), net.................        (511)        2,017           139          (3,640)
  Proceeds from bank borrowing.......      14,000            --        65,500              --
  Proceeds from issuance of
     subordinated notes..............          --            --            --         120,000
  Payments made on long-term
     borrowing.......................      (5,580)         (372)      (20,963)        (57,975)
  Payment on note payable to seller
     of Courtney.....................        (380)           --            --              --
  Payments on capital leases.........         (24)           (3)          (23)             --
  Proceeds from stock issuance.......          --            --        14,754           6,000
  Payment of deferred financing
     costs...........................        (812)           --        (3,731)         (5,181)
  Cash consideration paid to
     predecessor shareholder.........          --            --        (3,222)             --
                                         --------       -------      --------        --------
          Net cash from financing
             activities..............       6,693         1,642        52,454          59,204
                                         --------       -------      --------        --------
Net change in cash...................          --            --           696             949
Cash at beginning of period..........          --            --            --             696
                                         --------       -------      --------        --------
CASH AT END OF PERIOD................    $     --       $    --      $    696        $  1,645
                                         ========       =======      ========        ========
Supplemental disclosures of cash flow
  information
     Cash paid for
       Interest......................    $    956       $ 1,147      $  3,076        $  4,346
       Taxes.........................          --            --           242             440
Supplemental schedule of noncash
  investing and financing activities
     In conjunction with the
       acquisition of Henkel
       Corporation, liabilities were
       assumed as follows:
          Fair value of assets
             acquired................          --            --        59,884              --
          Cash paid..................          --            --       (54,210)             --
                                         --------       -------      --------        --------
             Liabilities assumed.....          --            --         5,674              --


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                                 (IN THOUSANDS)


                                              PREDECESSOR                    SUCCESSOR
                                             (SEE NOTE 2)                  (SEE NOTE 2)
                                       -------------------------    ---------------------------
                                                        PERIOD        PERIOD
                                        YEAR ENDED     JAN. 1 TO     MARCH 25       YEAR ENDED
                                       DECEMBER 31,    MARCH 24,    TO DEC. 31,    DECEMBER 31,
                                           1996          1997          1997            1998
                                       ------------    ---------    -----------    ------------
     In conjunction with the change
       in control of the Company on
       March 24, 1997, liabilities
       were assumed as follows:
          Fair market value of
             assets..................    $     --       $    --      $ 30,917        $     --
          Predecessor basis of
             shareholder's equity....          --            --          (105)
          Cash received..............          --            --       (14,754)             --
                                         --------       -------      --------        --------
             Liabilities assumed.....          --            --        16,058              --
     In conjunction with the
       acquisition of Trimet from
       Mallinckrodt Inc., liabilities
       were assumed as follows:
          Fair value of assets
             acquired................          --            --            --          62,393
          Cash paid..................          --            --            --         (61,106)
                                         --------       -------      --------        --------
             Liabilities assumed.....          --            --            --           1,287
Seller note on acquisition of land
  and mineral reserves from National
  Refractories & Minerals
  Corporation........................       1,890            --            --              --
Assumed liabilities in acquisition of
  aluminum sulphate business and
  Andersonville mining facility of
  Cytec Industries Inc...............         586         1,000            --              --


                See accompanying notes to financial statements.

                         GEO SPECIALTY CHEMICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        (IN THOUSANDS EXCEPT SHARE DATA)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business: GEO Specialty Chemicals, Inc. (the Company) was incorporated in the state of Ohio for the purpose of owning and operating specialty chemical businesses. The Company's manufacturing process produces a variety of specialty chemical products for use in various major chemical markets. The Company produces more than 300 products. These products are used primarily in the construction, paper, water treating and oil field industries. The Company sells these products to customers located throughout the United States and in some European markets.

     The Company operates in an environment with many financial and operating risks, including, but not limited to, intense competition, fluctuations in cost and supply of raw materials, technological changes, and environmental matters. As discussed in Notes 7 and 8, the Company has a high level of indebtedness which creates liquidity and debt service risks.

     Revenue Recognition: Revenues are recognized upon transfer of the goods to the customer.


     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclamation reserves and mineral reserves are particularly subject to change.



     Fair Value of Financial Instruments: The Company's financial instruments are comprised of cash, trade accounts receivable, other accounts receivable, accounts payable, other accounts payable, other current liabilities, long term debt, revolving line of credit and other long term liabilities. The carrying value of all instruments except long term debt approximates fair value. The face value of the Company's long term debt as of December 31, 1998 based on quoted market values is approximately $115,800.



     Property and Equipment: Property and equipment are depreciated on a straight-line method. Mineral reserves are depleted on a units-of-production basis. Property and equipment are being depreciated using the following estimated lives:



                                                              ASSET LIVES
                                                               IN YEARS
                                                              -----------
Land improvements...........................................      20
Buildings...................................................      40
Machinery and equipment.....................................      12
Office furniture and fixtures...............................      10
Computer equipment..........................................       6
Vehicles....................................................       6


     Inventories: Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out (FIFO) basis.

     Income Taxes: The Company accounts for its income taxes based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The Company also recognizes the deferred tax asset for the benefit of operating loss carryforwards.


     Intangible Assets: Intangible assets, which consist principally of deferred financing costs, are amortized on a straight-line basis over the terms of the respective financing agreements.


     Goodwill: Goodwill is amortized on a straight-line basis over 15 years. The Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition which would indicate whether the future useful life of an asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

     Environmental Expenditures: The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

     Accounting Standards: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this new standard did not have a material impact on the financial statements. Management periodically reviews the long-lived assets of the Company in accordance with SFAS No. 121.


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to stockholders. The Company has adopted SFAS No. 131 for the year ended December 31, 1998. The Company monitors its sales of product by process additives and performance chemicals; however, for purposes of internal reporting, considers the Company to be in one segment.



     The Company adopted Statement of Financial Accounting Standards (FAS) No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," effective January 1, 1998. FAS No. 132 requires additional information to be disclosed on pensions and other postretirement benefit plans including changes in the benefit obligations and fair values of plan assets.



     Reclassification: Certain 1996 balances have been reclassified in order to conform to the December 31, 1997 and December 31, 1998 presentation.


NOTE 2 -- ACQUISITIONS


     On July 31, 1998, pursuant to an acquisition agreement dated June 29, 1998, the Company purchased substantially all of the assets of TRIMET Technical Products, a Division of Mallinckrodt, Inc. (TRIMET) from Mallinckrodt, Inc. and its affiliates. The TRIMET business produces specialty chemicals used primarily in the coatings industry by customers located in the United States and Europe. The contractual purchase price was $60,000, adjusted by $1,106 to reflect TRIMET's actual working capital amount at closing.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


     A summary of the assets acquired and liabilities assumed is as follows:



  Current assets............................................  $ 5,975
  Property and equipment....................................   24,497
  Other assets..............................................      200
  Current liabilities.......................................   (1,287)
                                                              -------
          Net assets acquired...............................   29,385
Excess cost over fair value of assets acquired..............   31,721
                                                              -------
       Purchase price.......................................  $61,106
                                                              =======



     Concurrently with the acquisition of TRIMET, the Company refinanced its debt structure. The purchase price of TRIMET and refinancing of the Company's debt was funded through the offering of $120,000, 10 1/8% Senior Subordinated Notes due 2008 and an equity contribution of $6,000 from the Company's shareholders.



     On March 25, 1997, the Company purchased certain assets and assumed certain liabilities of the Paper Chemicals and Construction and Processing Chemicals, business of Henkel Corporation and Henkel Canada Limited (collectively, Henkel). The contractual purchase price was $55,000, adjusted by $790 to reflect Henkel's actual working capital amount at closing. The purchase price was funded through the refinancing of the Company's debt and proceeds received from the issuance of common stock.



     A summary of the assets acquired and liabilities assumed is as follows:



  Current assets............................................  $12,816
  Property and equipment....................................   46,396
  Current liabilities.......................................   (4,499)
  Long term liabilities.....................................   (1,175)
                                                              -------
          Net assets acquired...............................   53,538
Excess cost over fair value of assets acquired..............      672
                                                              -------
       Purchase price.......................................  $54,210
                                                              =======


     In conjunction with the Henkel acquisition, the Company redeemed all the Class A voting common stock and Class B nonvoting common stock owned by shareholders, Key Equity Capital Corporation (Key) and Key Equity Partners
(KEPI), and repaid the subordinated debt, together with accrued interest thereon, owed to Key and KEPI for total consideration of $5,754. The purchased shares were immediately retired. Simultaneously, the Company sold 82.31 shares of Class A voting common stock, representing a 79% interest, to Charter Oak Partners (Charter Oak) for $14,754.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


     A summary of assets acquired and liabilities assumed is as follows:



Fair market value of assets.................................  $ 30,917
Predecessor basis of shareholders' equity...................      (105)
Liabilities assumed.........................................   (16,058)
                                                              --------
  Equity contributed........................................  $ 14,754
                                                              ========



     Goodwill of $373 was recorded as a result of the above transaction.



     In conjunction with the above acquisition of Henkel and the change of ownership of the Company, the Company accounted for both transactions as a purchase and, accordingly, the purchase price was allocated to 100% of the assets acquired and liabilities assumed from Henkel and 79% of the assets and liabilities assumed of the Company, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" and the Emerging Issues Task Force Issue Number 88-16. As a result, all assets including inventories and property, plant, and equipment of Henkel were stated at fair value and the property, plant, and equipment of the Company were stated at fair value and allocated based upon the ownership percentage change at March 25, 1997. The total goodwill associated with the above transactions was approximately $1,045 (see Note 5). Additionally, the Company incurred approximately $3,731 of financing costs associated with the above acquisitions, which is being amortized over the life of the respective loans.



     In December 1996, the Company purchased certain assets and assumed certain liabilities of the aluminum sulfate business and the Andersonville mining facility of Cytec Industries Inc. (Cytec). The cash purchase consideration was approximately $11,345, inclusive of transaction costs of $179. The purchase price was funded through the refinancing of the Company's credit facility (Note
8). Immediately subsequent to the acquisition, the Company sold the Andersonville mining facility for $4,000. No gain or loss resulted from the sale. The proceeds from the sale were used to repay debt. The Cytec acquisition was accounted for under Accounting Principles Board Opinion No. 16, "Business Combinations." As a result, inventories were stated at fair value and property, plant, and equipment were stated at allocated acquisition cost. Pro forma data of the Company and Cytec for the year ended 1996 is not available.



     A summary of assets acquired and liabilities assumed is as follows:



Current assets..............................................  $  781
Property and equipment......................................   6,580
Non compete agreement.......................................     570
Long-term liabilities.......................................    (586)
                                                              ------
  Purchase price (net of Andersonville mining facility
     sale)..................................................  $7,345
                                                              ======


     In October 1996, the Company purchased certain land and mineral reserves from National Refractories & Minerals Corporation (National). The purchase price was $2,089, inclusive of transaction costs of $89. The purchase price was funded through borrowings against the Company's credit facility and a $1,890 seller note (Note 8).

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

NOTE 3 -- INVENTORIES

     Inventories consist of the following components:


                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
  Raw materials.............................................  $3,364    $3,065
  Work in progress..........................................     236       341
  Finished goods............................................   4,404     6,070
                                                              ------    ------
                                                              $8,004    $9,476
                                                              ======    ======


NOTE 4 -- PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following major classifications:


                                                         DECEMBER 31,
                                                      ------------------
                                                       1997       1998
                                                      -------    -------
  Land..............................................  $ 3,238    $ 4,892
  Mineral reserves..................................    2,136      2,136
  Building and improvements.........................   13,424     15,390
  Equipment.........................................   51,373     77,497
  Construction in progress..........................    1,305      2,431
                                                      -------    -------
                                                       71,476    102,346
  Accumulated depreciation and depletion............   (3,625)    (9,677)
                                                      -------    -------
                                                      $67,851    $92,669
                                                      =======    =======


NOTE 5 -- INTANGIBLE ASSETS AND GOODWILL


     Costs incurred in obtaining financing have been deferred and are being amortized on a straight-line basis over the terms of the related credit agreements. Accumulated amortization of deferred financing costs was $548 and $263 at December 31, 1997 and 1998, respectively. Amortization expense related to deferred financing costs of $205, $0, $548 and $658 is included in interest expense in the accompanying statements of operations for the year ended December 31, 1996, for the periods ended March 24, 1997 and December 31, 1997, and for the year ended December 31, 1998, respectively. The Company refinanced its bank credit and secured additional financing to purchase assets from Henkel Corporation and Trimet Technical Products as discussed in Notes 2 and 8. The 1998 refinancing replaced the Tranche A and Tranche B Notes refinancing that occurred in March 1997, as discussed in Note 8. In 1998, the Company charged off the remaining $2,266, net of taxes of $770, of costs related to these two 1997 credit facilities. In the period ended December 31, 1997, the Company charged off the remaining $765, net of taxes of $260, of deferred financing costs which related to the 1996 credit agreement. In 1996, the Company charged off the remaining $113 of costs that pertained to the previous credit agreement. The charge incurred in each year is included as an extraordinary loss in the accompanying statements of operations.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


     The excess purchase price of acquiring the fair value of net assets of Henkel Corporation and Trimet Technical Products was recorded as goodwill and is being amortized on a straight-line basis over 15 years. Additionally, goodwill of $373 was recorded in relation to the Company's 79% change of ownership. Accumulated amortization at December 31, 1997 and 1998 amounted to $76 and $1,023, respectively.



     In 1997 and 1998, other deferred costs include covenant not to compete costs, and deferred land stripping costs. These costs are being amortized either on a units-of-production basis or on a straight-line basis over one to five years. Accumulated amortization of other deferred costs was $219 and $306 at December 31, 1997 and 1998, respectively.


NOTE 6 -- OTHER ACCOUNTS RECEIVABLE AND OTHER ACCOUNTS PAYABLE


     At December 31, 1997 and 1998, the Company held options to purchase, at a fixed price, a certain raw material from a vendor. Total payments made to the vendor for the purchase of options which were unexercised at December 31, 1997 and 1998 were $1,447 and $1,004, respectively, and are included in other accounts receivable in the accompanying balance sheets. When exercised, the option payments will be applied as a reduction of the purchase price of the raw material.



     In connection with the above, at December 31, 1997 and 1998, the Company had sold to a customer options of equal quantities and prices for the sale, at a fixed price, of a certain product. The product to be sold is made from the raw material which the Company purchases pursuant to the options discussed in the previous paragraph. Total payments received by the Company from the customer for options which were unexercised at December 31, 1997 and 1998 were $1,500 and $1,028, respectively, and are included in other accounts payable in the accompanying balance sheets. When the options are exercised by the customer, the purchase price of the options will be applied as a reduction of the sales price of the related product.


NOTE 7 -- REVOLVING LINE OF CREDIT


     In connection with the March 25, 1997 transaction discussed in Note 2, the Company entered into a $15 million revolving line of credit agreement which, in connection with the purchase of Trimet on July 31, 1998, was amended to increase the amount available to $25,000 expiring on July 31, 2003. The loan bears interest, at the Company's option, at either (a) 1.25% above the higher of (i)
 .5% in excess of the adjusted certificate of deposit rate, as defined in the agreement, or (ii) the prime lending rate or (b) 2.25% above the Eurodollar rate, as defined in the agreement. At December 31, 1998, the rate was 7.3125%. The note is secured by virtually all of the Company's assets and subject to affirmative and negative covenants as described in Note 8. The Company pays .5% for the amount of unused credit available during the year. At December 31, 1997 and 1998, the Company had borrowed $3,639 and $0, respectively, under the agreement.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


NOTE 8 -- LONG-TERM DEBT



     The Company's long-term debt obligations consist of the following as of December 31, 1997 and 1998:



                                                               1997       1998
                                                              -------   --------
Senior Subordinated Notes -- Series A bearing fixed interest at 10.125%. Unsecured, Subordinated to all existing and
  future senior debt. Due August 1, 2008, interest payments
  are semi-annual beginning February 1, 1999. The Company
  may redeem the offered notes after August 1, 2003 at
  redemption prices set forth in the agreement..............  $    --   $120,000
Tranche Loan A which bears interest, at the Company's
  option, at either (a) 1.5% above the higher of (i) .5% in
  excess of the adjusted certificate of deposit rate, as
  defined, or (ii) the prime lending rate or (b) 2.75% above the Eurodollar rate, as defined. Quarterly principal
  payments of $625 began in June 1997. The loan was
  refinanced on July 31, 1998...............................   28,125         --
Tranche Loan B which bears interest, at the Company's
  option, at either (a) 2% above the higher of (i) .5% in
  excess of the adjusted certificate of deposit rate, as
  defined, or (ii) the prime lending rate or (b) 3.25% above the Eurodollar rate, as defined. Semiannual principal
  payments of $150 began September 1997. The loan was
  refinanced July 31, 1998..................................   29,850         --
Subordinated note payable to the seller of Courtney which
  bears interest at 2% above the prime lending rate, 10.5%
  and 9.75% at December 31, 1997 and 1998, respectively. The
  Company deferred its required July 1997 payment until a
  dispute between the Company and Courtney can be resolved,
  at which time the forgone principal and accrued interest
  will be due. The entire principal balance is shown as
  current on the 1998 financial statements. Final payment
  will be due in 1999.......................................      760        760
                                                              -------   --------
                                                               58,735    120,760
Current portion.............................................    3,560        760
                                                              -------   --------
Long-term portion...........................................  $55,175   $120,000
                                                              =======   ========


     The future maturities of interest-bearing, long-term debt which includes the revolving line of credit follows:


1999...........................................    $760
2000...........................................      --
2001...........................................      --
2002...........................................      --
2003...........................................      --



     The credit agreement requires the Company to meet certain affirmative and negative covenants which include certain restrictions on future indebtedness, capital expenditures, and dividend payments meeting certain interest coverage and leverage ratios. At December 31, 1998, the Company was in compliance with these covenants.

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


NOTE 9 -- SUPPLY AND PURCHASE CONTRACTS



     The Company has entered into two supply contract agreements with Henkel effective March 25, 1997. One agreement calls for the Company to supply products to Henkel on a cost basis at prices as indicated in the supply agreement. The Company has no obligation to sell or manufacture more than One Hundred Ten Percent (110%) of the annual sales volume to Henkel in the previous year. The cost basis of the products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods, and the Employment Cost Index, respectively. In general, the price to be paid by Henkel will, at a minimum, be equal to the raw material and overhead costs associated with the production. The Company sold $10.3 million and $8.1 million to Henkel during 1998 and the period March 24, 1997 through December 31, 1997, respectively.



     The second agreement calls for the Company to purchase raw materials from Henkel at market prices, and toll products which are manufactured by Henkel will be sold to the Company on a cost basis at prices as indicated in the supply agreement. Henkel has no obligation to sell or manufacture more than One Hundred Ten Percent (110%) of the previous years purchases by GEO. The cost basis of the toll products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods, and the Employment Cost Index, respectively. In general, the prices paid by GEO were not in excess of current market prices. The Company purchased approximately $9.8 million and $10.2 million from Henkel during 1998 and the period March 24, 1997 through December 31, 1997, respectively.



     The agreements will remain in effect for a term of three to five years depending on the product. Upon termination of the initial contracts, both are renewable annually thereafter until written termination is provided one year in advance of either party's intent to terminate the agreement. The Company believes that the above transaction will not result in any losses.


NOTE 10 -- 401(k) PLAN AND DEFINED CONTRIBUTION PLAN


     The Company sponsors a qualified 401(k) plan and a defined contribution money purchase plan which covers all eligible employees except those who are members of the Cedartown, Georgia and Allentown, Pennsylvania plant unions (see
Note 11).



     At December 31, 1998, under the terms of the 401(k) plan, which was amended once during 1998, twice during 1997 and once during 1996, all eligible employees can elect to defer up to 12% of their annual salary. In 1997 and 1998, the Company elected to match 50% of the employee's deferred contribution up to 6% of the employee's salary. Total 401(k) expense for the periods ended March 24, 1997 and December, 1997 and year ended December 31, 1998 approximated $0, $200, and $322, respectively. In 1996, the amount of the Company's discretionary matching contribution was limited to 6% of each participant's qualifying compensation. In 1996, the Company elected not to match the employee deferral. In 1997 and 1998, the Company could elect, on a discretionary basis, to contribute

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


an additional amount to be distributed to plan participants as outlined in the plan document. The Company made no discretionary contributions in 1997 or 1998.



     Under the terms of the money purchase plan, the Company will contribute to the plan on behalf of each eligible participant an amount equal to 5% of the participant's qualifying compensation. The Company's contribution requirements for the year ended December 31, 1996, the periods ended March 24, 1997 and December 31, 1997, and year ended December 31, 1998 were $144, $51, $453, and $538, respectively.


NOTE 11 -- UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN


     The Company has a defined benefit pension plan covering substantially all of its Cedartown, Georgia and Allentown, Pennsylvania union employees. The benefits are based on years of service through the date of retirement, multiplied by a predetermined amount payable in a monthly annuity for life, vested over a five-year period with reductions for early retirement. The Cedartown benefits are also reduced by the accrued benefit as of March 25, 1997, under the Henkel Corporation Consolidated Union Retirement Plan. The Company's funding policy is to contribute amounts sufficient to satisfy regulatory funding standards.



     Information about the pension plans was as follows:



                                                   1997               1998
                                              ---------------    ---------------
Change in benefit obligation
  Benefit obligation at beginning of
     period.................................      $   --             $  229
  Service cost..............................          58                116
  Interest cost.............................          --                 14
  Actuarial (gain)/loss.....................          10                (19)
  Benefits paid.............................          --                 (5)
  Other.....................................         161                 --
                                                  ------             ------
          Benefit obligation at end of
            period..........................         229                335
Change in plan assets
  Fair value of plan assets at beginning of
     period.................................          --                 --
  Actual return on plan asset...............          --                  1
  Employer contribution.....................          --                106
  Benefits paid.............................          --                 (5)
  Fair value of plan assets at end of
     period.................................          --                102
                                                  ------             ------
Funded status...............................        (229)              (233)
Unrecognized net actuarial gain.............          --                 (7)
Unrecognized prior service cost.............         161                146
                                                  ------             ------
Accrued benefit cost........................      $  (94)            $  (68)
                                                  ======             ======

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


     The components of pension expense and related actuarial assumptions and methods were as follows:



                                                   1997               1998
                                              ---------------    ---------------
  Service cost..............................      $   58             $  116
  Interest cost.............................          --                 15
  Expected return on plan asset.............          --                 (4)
  Amortization of transition
     (asset)/obligation.....................          10                (10)
  Amortization of prior service cost........          --                 15
                                                  ------             ------
  Net periodic benefit cost.................      $   68             $  132
                                                  ======             ======
Discount rate on benefit obligation.........        5.50%              6.25%
Long term expected rate of return on plan
  assets....................................        8.00               8.00
Rate of compensation increase...............         N/A                N/A


Amortization method.........................  Straight-line      Straight-line



     The provisions of Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 1997 and 1998, an additional liability of $229, and $233, respectively, and an intangible asset of $161 and $135, respectively, are reflected in the consolidated balance sheets. The increase after March 25, 1997 was due to changes in the plan provisions for salaried employees including a change in the definition of final average earnings and recognition of past service credit for predecessor employees.


NOTE 12 -- POST-RETIREMENT BENEFIT PLANS

     The Company sponsors two post-retirement benefit plans that cover substantially all union employees of the Cedartown, Georgia plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory. The life insurance plan is noncontributory.


     The company also maintains two postretirement benefit plans that cover substantially all employees of the Allentown, Pennsylvania plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.



                                                   1997               1998
                                              ---------------    ---------------
Change in benefit obligation
  Benefit obligation at beginning of
     period.................................      $ 1,175            $ 1,269
  Benefit obligation assumed with Trimet
     acquisition............................           --                502
  Service cost..............................           30                 57
  Interest cost.............................           68                 89
  Actuarial loss............................           --                 11
  Benefits paid.............................           (4)               (17)
                                                  -------            -------
          Benefit obligation at end of
            period..........................        1,269              1,911

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                   1997               1998
                                              ---------------    ---------------
Change in plan assets
  Employer contribution.....................            4                 17
  Plan participant contribution.............           (4)               (17)
  Fair value of plan assets at end of
     period.................................           --                 --
                                                  -------            -------
Funded status...............................       (1,590)            (2,198)
Unrecognized net actuarial gain.............          321                287
                                                  -------            -------
Accrued benefit cost........................      $(1,269)           $(1,911)
                                                  =======            =======



     The components of postretirement health costs and related actuarial assumptions were as follows:



                                                   1997               1998
                                              ---------------    ---------------
Service cost................................      $   30             $   57
Interest cost...............................          68                 89
Amortization of transition obligation.......          --                 12
Recognized net actuarial gain...............          --                 (1)
                                                  ------             ------
Net periodic benefit cost...................      $   98             $  157
                                                  ======             ======



     For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for the period ended December 31, 1997 and 1998; the rate was assumed to decrease gradually to 5.5% at 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997 and 1998 by $242 and $351 and the aggregate of the service and interest cost components of post-retirement expense for the period then ended by $29 and $53. Decreasing the assumed health care cost trend rates by one percentage point in 1998 would decrease the accumulated post-retirement benefit by $290 and service and interest cost components on post-retirement expense for the year then ended by $44. The 1997 percentage decrease information is not readily available.



     The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7% and 6.5% at December 31, 1997 and 1998.


NOTE 13 -- LEASE COMMITMENTS


     The Company has entered into numerous noncancellable operating lease agreements for various autos, trucks, railroad cars, land, and office facilities with lease terms expiring at various dates through the year 2003. Rent expense under these leases for the year ended December 31, 1996, the periods ended March 24, 1997 and December 31, 1997 and year ended December 31, 1998 approximated $12,

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


$37, $688, and $863, respectively. Total minimum rentals under noncancellable operating leases as of December 31, 1998 over future years are:



1999..........................................    $  960
2000..........................................       612
2001..........................................       287
2002..........................................       247
2003..........................................        32
                                                  ------
                                                  $2,138
                                                  ======


NOTE 14 -- INCOME TAXES

     The income tax provision is comprised of the following:


                                                       PERIOD
                                                     JANUARY 1,       PERIOD
                                                      1997 TO      MARCH 25 TO      YEAR ENDED
                                     DECEMBER 31,    MARCH 24,     DECEMBER 31,    DECEMBER 31,
                                         1996           1997           1997            1998
                                     ------------    ----------    ------------    ------------
  Current payable..................     $   --         $   --          $610          $   873
  Benefit of net operating loss
     carryover.....................         --             --            --           (7,994)
  Deferred income taxes............         --             --           389            7,788
                                        ------         ------          ----          -------
                                        $   --         $   --          $999          $   667
                                        ======         ======          ====          =======


     The difference between the effective tax rate and the statutory rate is reconciled below:


                                                     PERIOD
                                                   JANUARY 1,               PERIOD
                                                    1997 TO              MARCH 25 TO             YEAR ENDED
                                                   MARCH 24,             DECEMBER 31,           DECEMBER 31,
                               1996                   1997                   1997                   1998
                       --------------------   --------------------   --------------------   --------------------
                       DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE   DOLLARS   PERCENTAGE
                       -------   ----------   -------   ----------   -------   ----------   -------   ----------
Statutory rate.......    $16        34.0%      $(230)     (34.0)%    $1,026       34.0%      $549        34.0%
Permanent items and
  state taxes........     --          --          --         --          69        3.0        118         7.0%
Valuation
  allowance..........    (16)      (34.0)        230       34.0         (96)      (3.0)        --          --
                         ---       -----       -----      -----      ------       ----       ----        ----
                         $--          --%      $  --         --%     $  999       34.0%      $667        41.0%
                         ===       =====       =====      =====      ======       ====       ====        ====

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     Significant components of the deferred tax assets and liabilities are as follows:


                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1997        1998
                                                                -------    --------
Deferred tax liabilities
     Property, plant, and equipment.........................    $ 5,931    $ 13,863
     Other liabilities......................................        255         132
                                                                -------    --------
                                                                  6,186      13,995
Deferred tax assets
     Net operating loss carryforwards.......................      1,776       9,770
     Post retirement benefit................................        507         823
     Pond closure reserve...................................      1,206         884
     Other assets...........................................      1,438       1,465
                                                                -------    --------
                                                                  4,927      12,942
     Valuation allowance....................................         --          --
                                                                -------    --------
                                                                  4,927      12,942
                                                                -------    --------
       Net deferred tax (liability) asset...................    $(1,259)   $ (1,053)
                                                                =======    ========


     Income tax carryforwards approximated and consisted of the following:


                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              ------    -------
Net operating loss carryforward.............................  $4,440    $22,670
                                                              ======    =======
AMT credit carryforwards....................................  $  362    $   251
                                                              ======    =======



     As of December 31, 1998, net operating loss carryforwards listed above expire as indicated below:



AMOUNT                                             YEAR
------                                             ----
$  211...........................................  2008
   974...........................................  2009
   534...........................................  2010
   954...........................................  2011
 3,604...........................................  2012
 16,393..........................................  2018


NOTE 15 -- COMMITMENTS AND CONTINGENCIES

  Contracts

     Pursuant to the terms of a shareholder's agreement and employment agreements with certain individuals who are partners in GEO Chemicals, Ltd.
(GCL) and members of the key management of the Company, the Company has the right and, in certain cases, the obligation to repurchase specified percentages of the stock held by GCL in the event of termination of employment of these individuals. The redemption prices are based on the higher of fair value or original cost. The agreement also obligates the Company to maintain disability insurance and specified levels of life insurance coverage on

                         GEO SPECIALTY CHEMICALS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


these individuals to fund any such redemption. The current life insurance coverage for these management members is $2,600.



     During 1995, the Company purchased the customer list relating to the Houston, Texas dry alum business of Rhone-Poulenc, Inc. (Rhone-Poulenc). In accordance with the purchase agreement, the Company is required to pay a 7.5% commission on its gross sales of dry alum product until such time as the cumulative commission payments equal $375, plus an additional lump sum payment based on a formula calculation, as defined, of the increase in dry alum sales over a specified period of time. The lump sum payment cannot exceed $120. For the year ended December 31, 1996, the periods ended March 24, 1997 and December 31, 1997, and the year ended December 31, 1998, the Company charged $169, $23, $103, and $4, respectively, against operations for commissions applicable to dry alum sales. The formula in the purchase agreement calculates that no additional payment is due Rhone-Poulenc.


  Litigation

     In the ordinary course of business, the Company is periodically named as a defendant in a variety of lawsuits. Currently, the Company is one of 102 named defendants in a toxic tort lawsuit commended in Harrison County, Texas. The plaintiffs in the action are employees, former employees and the families of such employees of the Monarch Tile Company tile plant in Marshall, Texas. The plaintiffs allege that they were exposed to hazardous substances in the course of their employment at the Monarch plant and that the Company or its predecessor was a manufacturer of one of those substances. The Company intends to vigorously defend this action and disputes that its substances are hazardous or responsible for the plaintiffs' alleged injuries. The Company believes, that its pending cases will not have a material adverse effect on its business, financial condition or results of operations.

  Environmental Matters

     The Company believes that it is in substantial compliance with environmental laws applicable to its facilities. The Company has no reason to believe that the discovery of presently unknown environmental conditions or changes in the scope, interpretation or enforcement of any environmental laws will have a material adverse effect on the Company's operations, business or financial condition or results of operations.

NOTE 16 -- OTHER INCOME


     During 1996, the principal amount of the Courtney note payable was reduced by $136 in connection with a mutual release by all parties of all claims, disputes and losses related to the acquisition of Courtney. Such amount is included in other income for 1996.

                        PAPER CHEMICALS AND CONSTRUCTION
                           AND PROCESSING CHEMICALS,
                      BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                              FINANCIAL STATEMENTS
                      December 31, 1996 and March 24, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemicals, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheets of Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, as of December 31, 1996 and March 24, 1997 and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, as of December 31, 1996 and March 24, 1997 and the results of operations and cash flows for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, in conformity with generally accepted accounting principles.

     As explained in Note 1, the financial statements include significant costs and expenses of Henkel Corporation and Henkel Canada Limited allocated to Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited.

                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
October 22, 1998

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
ASSETS
Current assets
  Accounts receivable -- less allowance for doubtful
     accounts of $15 in 1996 and $13 in 1997................    $ 7,472        $ 7,996
  Inventory.................................................      5,279          4,638
  Prepaid expenses..........................................          5              5
  Deferred income taxes.....................................        372            382
                                                                -------        -------
     Total current assets...................................     13,128         13,021
Property, plant, and equipment, net.........................     34,485         32,777
                                                                -------        -------
     Total assets...........................................    $47,613        $45,798
                                                                =======        =======
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable..........................................    $ 3,216        $ 3,126
  Accrued expenses..........................................      2,636          1,578
                                                                -------        -------
     Total current liabilities..............................      5,852          4,704
Other long-term liabilities.................................      1,904          1,968
Deferred income taxes.......................................      1,834          1,697
Divisional equity...........................................     38,023         37,429
                                                                -------        -------
     Total liabilities and divisional equity................    $47,613        $45,798
                                                                =======        =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                PERIOD
                                                                              JANUARY 1,
                                                               YEAR ENDED      1997 TO
                                                              DECEMBER 31,    MARCH 24,
                                                                  1996           1997
                                                              ------------    ----------
Net sales...................................................    $78,172        $18,327
Cost of sales...............................................     71,247         17,423
                                                                -------        -------
GROSS PROFIT................................................      6,925            904
Operating expenses
  Selling, general, and administrative......................     11,039          2,520
                                                                -------        -------
OPERATING LOSS..............................................     (4,114)        (1,616)
Other expense...............................................        (68)            --
                                                                -------        -------
LOSS BEFORE INCOME TAX BENEFIT..............................     (4,182)        (1,616)
Income tax benefit..........................................      1,663            645
                                                                -------        -------
NET LOSS....................................................    $(2,519)       $  (971)
                                                                =======        =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                CHEMICALS, BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                        STATEMENTS OF DIVISIONAL EQUITY
                                 (IN THOUSANDS)

Balance, January 1, 1996....................................    $43,660
Net loss for the year ended December 31, 1996...............     (2,519)
Net distributions to Henkel Corporation and Henkel Canada
  Limited...................................................     (3,118)
                                                                -------
Balance, December 31, 1996..................................     38,023
Net loss for the period January 1, 1997 to March 24, 1997...       (971)
Net capital contributions from Henkel Corporation and Henkel
  Canada Limited............................................        377
                                                                -------
Balance, March 24, 1997.....................................    $37,429
                                                                =======

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                PERIOD
                                                                              JANUARY 1,
                                                               YEAR ENDED       1997 TO
                                                              DECEMBER 31,     MARCH 24,
                                                                  1996           1997
                                                              ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................    $(2,519)        $  (971)
  Adjustments to reconcile net loss to net cash from
     operating activities
  Depreciation..............................................      7,719           1,943
  Deferred income taxes.....................................     (1,378)           (147)
  Loss on disposal of property, plant, and equipment........         68              --
  Changes in assets and liabilities
     Accounts receivable....................................        693            (524)
     Inventory..............................................        283             641
     Accounts payable and accrued expenses..................        235          (1,148)
     Other long-term liabilities............................        (40)             64
                                                                -------         -------
       Net cash from operating activities...................      5,061            (142)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (1,943)           (235)
                                                                -------         -------
     Net cash from investing activities.....................     (1,943)           (235)
CASH FLOWS FROM FINANCING ACTIVITIES
     Net capital contribution/(distribution) from Henkel
      Corporation and Henkel Canada Limited.................     (3,118)            377
                                                                -------         -------
       Net cash from financing activities...................     (3,118)            377
                                                                -------         -------
Net change in cash..........................................         --              --
Cash at beginning of period.................................         --              --
                                                                -------         -------
CASH AT END OF PERIOD.......................................    $    --         $    --
                                                                -------         -------
Supplemental disclosure of cash flow information
  Income taxes received.....................................    $   285         $   398

                   See accompanying notes to financial statements.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                CHEMICALS, BUSINESSES OF HENKEL CORPORATION AND
                             HENKEL CANADA LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1996 AND MARCH 24, 1997
                                 (IN THOUSANDS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by Paper Chemicals and Construction and Processing Chemicals, businesses of Henkel Corporation and Henkel Canada Limited, (the Company) are as follows:

     Description of Business: The Company manufactures, sells, and distributes chemicals used in the paper, pulp, construction, oil field, latex and SBR polymerization, and ceramic industries. The Company has customers located throughout the world, but primarily in the United States.

     Environmental Expenditures: The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

     Revenue Recognition: The Company recognizes revenue, net of allowances for estimated returns, upon shipment of the product.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Property, Plant, and Equipment: Property, plant, and equipment are stated at cost and are depreciated on a straight-line method over their estimated useful lives ranging from 3 to 30 years.

     Fair Value of Financial Instruments: The Company's financial instruments are comprised of trade accounts receivable and accounts payable. The carrying value of these instruments approximate fair value.

     Income Taxes: Henkel Corporation and Henkel Canada Limited have allocated income taxes to the Company on the same basis as if the Company had filed a separate income tax return. Deferred taxes are computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using enacted tax rates.

     Allocations and Use of Estimates: During the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, the Company was allocated certain operational and administrative expenses from Henkel Corporation and Henkel Canada Limited. Allocations were based on various methods including relative sales volume, headcount, and estimates of time spent. Management believes that these allocations are based on reasonable methods. Sales, returns, material cost, and direct labor cost were specifically identified to the Company and were not based on allocations.

     Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates, allocations, and assumptions may change in the future and future results could differ.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

NOTE 2 -- INVENTORIES

     Inventories consist of the following components:

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
  Raw materials.............................................     $1,998        $1,900
  Finished goods............................................      3,281         2,738
                                                                 ------        ------
          Total inventory...................................     $5,279        $4,638
                                                                 ======        ======

NOTE 3 -- PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following:

                                                              DECEMBER 31,    MARCH 24,
                                                                  1996          1997
                                                              ------------    ---------
  Land and improvements.....................................    $ 1,029        $ 1,029
  Buildings.................................................     28,278         28,307
  Manufacturing equipment...................................     65,542         65,937
  Office equipment..........................................      3,093          3,115
                                                                -------        -------
                                                                 97,942         98,388
  Accumulated depreciation..................................     64,322         66,239
                                                                -------        -------
                                                                 33,620         32,149
  Construction in progress..................................        865            628
                                                                -------        -------
                                                                $34,485        $32,777
                                                                =======        =======

NOTE 4 -- INCOME TAXES

     The income tax benefit is comprised of the following:

                                                                           PERIOD
                                                                         JANUARY 1,
                                                          YEAR ENDED      1997 TO
                                                         DECEMBER 31,    MARCH 24,
                                                             1996           1997
                                                         ------------    ----------
  Current..............................................     $  285          $498
  Deferred.............................................      1,378           147
                                                            ------          ----
                                                            $1,663          $645
                                                            ======          ====

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Income tax benefit is reconciled to the tax benefit that would result from applying regular statutory rates to pretax income (loss) as follows:

                                                                           PERIOD
                                                                         JANUARY 1,
                                                          YEAR ENDED      1997 TO
                                                         DECEMBER 31,    MARCH 24,
                                                             1996           1997
                                                         ------------    ----------
  Income tax benefit at the statutory rate.............     $1,422          $549
  State tax benefit, net of federal benefit............        241            96
                                                            ------          ----
                                                            $1,663          $645
                                                            ======          ====

     Deferred tax assets and liabilities are comprised of the following:

                                                          DECEMBER 31,    MARCH 24,
                                                              1996          1997
                                                          ------------    ---------
Current deferred items
  Accounts receivable allowance.........................    $     6        $     5
  Inventory valuation...................................        111            121
  Vacation accrual......................................        255            256
                                                            -------        -------
                                                                372            382
Noncurrent deferred items
  Depreciation..........................................     (2,596)        (2,484)
  Accrued post-retirement cost..........................        762            787
                                                            -------        -------
                                                             (1,834)        (1,697)
                                                            -------        -------
                                                            $(1,462)       $(1,315)
                                                            =======        =======

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Company has been allocated certain operational and administrative costs from Henkel Corporation and Henkel Canada Limited which approximated $1,726 and $390 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. During the periods indicated, the costs related to these services were allocated to the Company as discussed in Note 1.

     The Company had sales to other divisions of Henkel Corporation and Henkel Canada Limited. Sales to these other divisions were approximately $8,432 and $1,783 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. These sales were recorded at the Company's cost with no profit recognized.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company also had sales to entities owned by Henkel Corporation and Henkel Canada Limited. Sales to those entities were approximately $1,747 and $419 for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997, respectively. Amounts due to the Company for these sales were $515 and $681 as of December 31, 1996 and March 24, 1997, respectively, and are included with accounts receivable.

     The Company's cash collections and cash disbursements are administered by Henkel Corporation and Henkel Canada Limited. The overall net amount of cash received and cash disbursed is reflected as net capital contribution/(distribution) in the Statements of Cash Flows.

NOTE 6 -- COMMITMENTS

     The Company leases machinery and equipment on a month to month basis. Rent expense for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997 approximated $163 and $41, respectively.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     Retirement Income Plans: Employees of the Company not covered by a collective bargaining agreement participate in a Henkel Corporation defined benefit pension plan. Henkel Corporation funding policy is to contribute an amount meeting the required employer contribution in accordance with Section 401(a)(17) of the Internal Revenue Code.

     A separate pension plan is maintained for employees of the Company covered by a collective bargaining agreement. The plan calls for benefits to be paid to eligible employees at retirement based upon years of service multiplied by a monthly compensation factor. Participants are fully vested after five years.

     Summarized information about the Henkel Corporation plans with projected benefit obligations in excess of plan assets at December 31, 1996 is as follows:
Accumulated benefit obligations -- $186,056; projected benefit obligations -- $236,415; plans' assets -- $173,467; service costs -- $10,049. The amortization of prior service costs, interest costs, unrecognized prior service costs, unamortized transactions liability, and actual return on assets were not available.

     The Company's expense for these plans for the year ended December 31, 1996 was approximately $140. The weighted average discount rate used to measure the projected benefit obligations are 9% and the expected long-term rates of return on assets are 12.1% for the year ended December 31, 1996.

     The actual calculations of the plans' assets, liabilities, and expense components as of March 24, 1997 and for the period January 1, 1997 to March 24, 1997 were not available. Management of the Company believes that those unfunded liabilities existing at December 31, 1996 resemble those at March 24, 1997. The Company's expense for these plans were approximately $35 for the period January 1, 1997 to March 24, 1997.

                PAPER CHEMICALS AND CONSTRUCTION AND PROCESSING
                  CHEMICALS, BUSINESSES OF HENKEL CORPORATION
                           AND HENKEL CANADA LIMITED

                               NOTES TO FINANCIAL
                           STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Post-retirement Benefits Other Than Pensions: The Company also participated in a post-retirement benefit plan maintained by Henkel. Employees retiring from the Company after attaining specified age and service requirements may become eligible for post-retirement health care benefits.

     As of December 31, 1996 and March 24, 1997, the Company's share of the accrued post-retirement liabilities was $1,904 and $1,968, respectively. There are no plan assets. The Company's expense for post-retirement health care benefits for the year ended December 31, 1996 and for the period January 1, 1997 to March 24, 1997 was approximately $15 and $7, respectively. The assumptions used to calculate the accrued post-retirement at March 24, 1997 are as follows:
7% weighted average discount rate used in determining the actuarial present value of the accumulated post-retirement benefit obligations and 5.5% assumed health care cost trend.

NOTE 8 -- SUBSEQUENT EVENT

     On March 24, 1997, Henkel Corporation and Henkel Canada Limited sold certain assets net of certain liabilities of the Company for approximately $55,000.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                              FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GEO Specialty Chemical, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheets of TRIMET Technical Products, A Division of Mallinckrodt Inc. as of June 30, 1997 and 1998, and the related statements of operations, divisional equity and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRIMET Technical Products, A Division of Mallinckrodt Inc. as of June 30, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

     As explained in Note 1, the financial statements include significant costs and expenses of Mallinckrodt Inc. allocated to TRIMET Technical Products, A Division of Mallinckrodt Inc.

                                          Crowe, Chizek and Company LLP
Indianapolis, Indiana
August 7, 1998

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
ASSETS
Current assets
  Accounts receivable -- less allowance for doubtful
     accounts of $47 in 1997 and $59 in 1998................  $ 4,302    $ 4,189
  Inventories (Note 2)......................................    1,552      1,866
  Prepaid expenses..........................................      223        135
  Deferred income taxes (Note 4)............................      414        389
                                                              -------    -------
          Total current assets..............................    6,491      6,579
Property and equipment, net (Note 3)........................    9,790     12,434
Other assets (Note 5).......................................      612        607
                                                              -------    -------
                                                              $16,893    $19,620
                                                              =======    =======
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable..........................................  $ 1,358    $ 1,934
  Accrued expenses..........................................      682        191
                                                              -------    -------
          Total current liabilities.........................    2,040      2,125
Other long-term liabilities (Note 5)........................    1,383      1,541
Deferred income taxes (Note 4)..............................    1,334      1,727
Divisional equity (Note 6)..................................   12,136     14,227
                                                              -------    -------
                                                              $16,893    $19,620
                                                              =======    =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEARS ENDED JUNE 30,
                                                         -----------------------------
                                                          1996       1997       1998
                                                         -------    -------    -------
NET SALES..............................................  $25,689    $26,768    $29,505
Cost of sales..........................................   17,596     18,519     18,897
                                                         -------    -------    -------
GROSS PROFIT...........................................    8,093      8,249     10,608
Operating expenses
  Selling and marketing................................    1,313      1,464      1,150
  General and administrative (Note 6)..................    1,441      1,947      1,724
  Environmental remediation (Note 9)...................      135        228      1,042
  Research and development.............................       77         11         11
                                                         -------    -------    -------
                                                           2,966      3,650      3,927
                                                         -------    -------    -------
Operating income.......................................    5,127      4,599      6,681
Other expense, net.....................................       44        149         37
                                                         -------    -------    -------
INCOME BEFORE INCOME TAXES.............................    5,083      4,450      6,644
Provision for income taxes (Note 4)....................    2,065      1,810      2,700
                                                         -------    -------    -------
NET INCOME.............................................  $ 3,018    $ 2,640    $ 3,944
                                                         =======    =======    =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                        STATEMENTS OF DIVISIONAL EQUITY
                                 (IN THOUSANDS)

BALANCE, JULY 1, 1995.......................................    $ 9,049
Net Income..................................................      3,018
Net capital contributions from Mallinckrodt Inc. (Note 6)...        204
                                                                -------
BALANCE, JUNE 30, 1996......................................     12,271
Net income..................................................      2,640
Net distributions to Mallinckrodt Inc. (Note 6).............     (2,775)
                                                                -------
BALANCE, JUNE 30, 1997......................................     12,136
Net income..................................................      3,944
Net distributions to Mallinckrodt Inc. (Note 6).............     (1,853)
                                                                -------
BALANCE, JUNE 30, 1998......................................    $14,227
                                                                =======

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED JUNE 30,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $3,018    $2,640    $3,944
  Adjustment to reconcile net income to net cash from
     operating activities
       Deferred income taxes................................     969       367       418
       Depreciation.........................................     643       665       843
       Provision for doubtful accounts......................       7        12        12
       Changes in assets and liabilities
          Accounts receivable...............................  (1,715)      266       101
          Inventories.......................................     (71)      636      (314)
          Prepaid expenses and other assets.................     (12)     (476)       93
          Accounts payable and accrued expenses.............     361        83        85
          Other long-term liabilities.......................  (1,189)       71       158
                                                              ------    ------    ------
            Net cash from operating activities..............   2,011     4,264     5,340
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................  (2,215)   (1,489)   (3,487)
                                                              ------    ------    ------
       Net cash from investing activities...................  (2,215)   (1,489)   (3,487)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net capital contribution/(distribution)
       Mallinckrodt Inc.....................................     204    (2,775)   (1,853)
                                                              ------    ------    ------
          Cash flows from financing activities..............     204    (2,775)   (1,853)
                                                              ------    ------    ------
Net change in cash..........................................      --        --        --
Cash at beginning of year...................................      --        --        --
                                                              ------    ------    ------
CASH AT END OF YEAR.........................................  $   --    $   --    $   --
                                                              ======    ======    ======
Supplemental disclosures of cash flow information
  Cash paid during the year for income taxes paid...........  $1,096    $1,443    $2,282

                See accompanying notes to financial statements.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by TRIMET Technical Products, a division of Mallinckrodt Inc. (the Company) are as follows:

     Description of Business: The Company, based in Allentown, Pennsylvania, is a leading producer of two chemically unique specialty polyols (DMPA(R) and TME). The Company is a Division of Mallinckrodt Inc. (Mallinckrodt) and sells its products to customers in the United States, Europe, and other selected countries. All operating assets are located in the United States.

     In June 1998, Mallinckrodt Chemical, Inc. was merged with Mallinckrodt Medical, Inc. and the name of the surviving corporation was changed to Mallinckrodt Inc. The merger and subsequent name change had no effect on the financial position of the TRIMET Technical Products Division.

     Fiscal Year: The Company's fiscal year begins on July 1 and ends on June 30 of each year.

     Revenue Recognition: The Company recognizes revenue, net of allowances for estimated returns, upon shipment of the product.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Property and Equipment: Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements which significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

     Manufacturing equipment and office equipment are depreciated over the estimated useful lives of the assets, ranging from 5 to 15 years, using the straight-line method.

     Income Taxes: Mallinckrodt has allocated income taxes to the Company on the same basis as if the Company had filed a separate income tax return.

     The deferred tax liability or asset at each balance sheet date is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax bases of assets and liabilities.

     Financial Instruments: The carrying value of accounts receivable and accounts payable approximates fair value because of the short maturity of these items.

     Allocations and Use of Estimates: During the years ended June 30, 1996, 1997 and 1998 the Company was allocated certain operational and administrative expenses from Mallinckrodt Inc. Allocations were based on various methods including asset cost, relative sales volume, headcount, and estimates of time spent. Management believes these allocations are based on reasonable methods. Sales, returns, material cost, and direct labor cost were specifically identified to the Company and were not based on allocations.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates, allocations and assumptions may change in the future and future results could differ.

     Foreign Currency Translations: The accounts receivable of the Company's outstanding international sales are translated into U.S. dollars and adjusted at the end of each period. Any gains or losses from these transactions are included in the statement of operations.

NOTE 2 -- INVENTORIES

     Inventories consist of the following components:

                                                                        JUNE 30,
                                                                    ----------------
                                                                     1997      1998
                                                                    ------    ------
        Raw materials.............................................  $  343    $  632
        Work in process...........................................     163       171
        Finished goods............................................   1,046     1,063
                                                                    ------    ------
                Total inventory...................................  $1,552    $1,866
                                                                    ======    ======

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following major classifications:

                                                                        JUNE 30,
                                                                    -----------------
                                                                     1997      1998
                                                                    ------    -------
        Land and improvements.....................................  $1,727    $ 1,730
        Buildings.................................................   1,878      2,248
        Manufacturing equipment...................................  19,014     22,755
        Office equipment..........................................     198        309
                                                                    ------    -------
                                                                    22,817     27,042
        Accumulated depreciation..................................  15,226     15,184
                                                                    ------    -------
                                                                     7,591     11,858
        Construction in progress..................................   2,199        576
                                                                    ------    -------
                                                                    $9,790    $12,434
                                                                    ======    =======

NOTE 4 -- INCOME TAXES

     The income tax provision is comprised of the following:

                                                                        JUNE 30,
                                                               --------------------------
                                                                1996      1997      1998
                                                               ------    ------    ------
        Current payable......................................  $1,096    $1,443    $2,282
        Deferred income taxes................................     969       367       418
                                                               ------    ------    ------
                                                               $2,065    $1,810    $2,700
                                                               ======    ======    ======

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Income tax expense is reconciled to the tax expense that would result from applying regular statutory rates to pretax income as follows:

                                                                        JUNE 30,
                                                               --------------------------
                                                                1996      1997      1998
                                                               ------    ------    ------
      Income taxes at the statutory rate.....................  $1,728    $1,513    $2,259
      State taxes, net of federal benefit....................     337       297       441
                                                               ------    ------    ------
                                                               $2,065    $1,810    $2,700
                                                               ======    ======    ======

     Deferred tax assets and liabilities are comprised of the following:

                                                                        JUNE 30,
                                                                   ------------------
                                                                    1997       1998
                                                                   -------    -------
      Current deferred items
        Accounts receivable allowance............................  $    19    $    24
        Inventory valuation......................................      395        365
                                                                   -------    -------
                                                                       414        389
      Noncurrent deferred items
        Prepaid pension cost.....................................     (248)      (247)
        Accrued post-employment and post-retirement cost.........      561        626
        Depreciation.............................................   (1,647)    (2,106)
                                                                   -------    -------
                                                                    (1,334)    (1,727)
                                                                   -------    -------
                                                                   $  (920)   $(1,338)
                                                                   =======    =======

NOTE 5 -- EMPLOYEE BENEFIT PLANS

     Retirement Income Plans: Employees of the Company not covered by a collective bargaining agreement participate in a Mallinckrodt Inc. defined benefit pension plan. Mallinckrodt Inc.'s funding policy is to contribute an amount meeting the required employer contribution under the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets are invested in corporate equity and U.S. government securities and units in a short-term investment fund. The Company's expense for this plan for the years ended June 30, 1996, 1997 and 1998 was $(4), $85 and $80, respectively. Pension expense was allocated based on actuarial calculations.

     Summarized information about the Mallinckrodt Inc. plans with assets in excess of accumulated benefits at June 30, 1998 is as follows: Accumulated benefit obligation -- $365,100; Projected benefit obligation -- $461,700; Plan assets -- $427,200; Accrued liability -- $35,300; Service cost -- $21,100; Interest -- $34,800; Return on assets -- ($104,500); Amortization of prior service costs -- $71,000; Special termination benefits gains/losses, net -- $7,500; Net expense -- $29,900. The assumptions used to calculate the accrued pension cost are as follows: 7.75%, 8.0% and 7.0% weighted average discount rates used in determining the actuarial present value of the projected benefit obligation, 5%, 5% and 4.5% expected rates of compensation increase, and 9.0%, 9.5% and 9.5% long-term rates of return on assets for the years ended June 30, 1996, 1997 and 1998, respectively.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     A separate pension plan is maintained for employees of the Company covered by a collective bargaining agreement. The plan calls for benefits to be paid to eligible employees at retirement based upon years of service multiplied by a monthly compensation factor. Liabilities of the collectively bargained pension plan are actuarially calculated based upon negotiated benefit amounts, overall plan provisions and plan demographics. Participants are fully vested after five years.

     Pension expense for this plan for the years ended 1996, 1997, and 1998 includes the following components:

                                                       1996      1997      1998
                                                      -------    -----    -------
Service cost........................................  $    20    $  31         20
Interest cost on projected benefit obligation.......      391      383        380
Actual return on assets.............................   (1,076)    (466)    (1,714)
Net amortization of prior service cost, transition
  liability, and net gain...........................      755      135      1,319
                                                      -------    -----    -------
Pension expense.....................................  $    90    $  83    $     5
                                                      =======    =====    =======

     The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheets at June 30, 1997 and 1998:

                                                               1997       1998
                                                              -------    -------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $(5,002)   $(4,741)
  Nonvested benefits........................................      (29)      (249)
                                                              -------    -------
Accumulated benefit obligation..............................  $(5,031)   $(4,990)
                                                              =======    =======
Projected benefit obligation................................  $(5,031)   $(4,990)
Fair value of assets held in the plan.......................    5,683      6,836
                                                              -------    -------
Plan assets in excess of projected benefit obligation.......      652      1,846
Unrecognized net gain from the effects of changes in
  assumptions...............................................     (455)    (1,549)
Unrecognized prior service cost.............................       16         10
Unamortized transition liability............................      399        300
                                                              -------    -------
Pension asset...............................................  $   612    $   607
                                                              =======    =======

     The weighted average discount rates used to measure the projected benefit obligation are 7.75%, 8.0% and 7.0% for the years ended June 30, 1996, 1997, and 1998, respectively, and the expected long-term rates of return on assets are 9.0%, 9.5% and 9.5% for the years ended June 30, 1996, 1997, and 1998, respectively. The Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

     The Company also participates in a Mallinckrodt Inc. defined contribution plan. Participation in the plan is voluntary. Substantially all employees are eligible to participate. Expenses related to the plan consist primarily of Company contributions, which are based on percentages of employee contributions,

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

plus discretionary amounts determined on an annual basis. Defined contribution investment plan expense for 1996, 1997 and 1998 was $86, $79 and $94, respectively.

     Post-retirement Benefits Other Than Pensions: The Company also participates in a post-retirement benefit plan maintained by Mallinckrodt Inc. Employees retiring from the Company on or after attaining specified age and service requirements may become eligible for post-retirement health care benefits. The Company's expense for post-retirement health care benefits for the years ended June 30, 1996, 1997 and 1998 was $266, $200 and $178, respectively.

     As of June 30, 1997 and 1998, Mallinckrodt Inc. had an accrued post-retirement benefit liability of $161,900 and $169,200, respectively. There are no plan assets. The Company's share of the accrued post-retirement costs as of June 30, 1997 and 1998 is $1,262 and $1,397, respectively, which was recorded by the Company. The assumptions used to calculate the accrued post-retirement cost at June 30, 1996, 1997 and 1998 are as follows: 7.75%, 8.0% and 7.0%
weighted average discount rates used in determining the actuarial present value of the accumulated post-retirement benefit obligations, and 9.0%, 8.5% and 8.0% assumed health care cost trends, declining gradually to an ultimate rate of 4.75%. A one percentage point increase in the healthcare cost trend would increase the Mallinckrodt Inc. accumulated post-retirement obligation for 1998 by $11,400 and the aggregate service and interest cost by $1,200.

     In addition, the Company provides certain post-employment benefits to its employees. These include disability benefits and continuation of health care benefits to former employees after employment but before retirement. Post-employment benefit expense for the years ended June 30, 1996, 1997 and 1998 was $34, $35 and $35, respectively. The Company's share of the accrued post-employment costs is $121 and $144 as of June 30, 1997 and 1998, respectively.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     The Company has been allocated costs from Mallinckrodt Inc. in the amounts of $941, $1,671 and $1,349 for the years ended June 30, 1996, 1997 and 1998, respectively. The amounts represent costs associated with human resources, information systems, aviation, internal audit, strategic planning, property, franchise and other taxes, risk management, regulatory affairs, treasury functions, legal services and centralized financial shared services.

     The expenses related to these services were allocated to the Company as discussed in Note 1.

     The Company's cash collections and cash disbursements are administered by Mallinckrodt Inc. The overall net amount of cash received and cash disbursed is reflected as a net capital contribution/distribution in the Statements of Divisional Equity.

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

NOTE 7 -- GEOGRAPHIC SALES

     The following summarizes sales in the geographic locations:

                                                                YEARS ENDED JUNE 30,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
        Revenues
           United States..................................  $17,766    $16,635    $18,313
           Europe.........................................    4,772      6,511      7,761
           Other geographical areas.......................    3,151      3,622      3,431
                                                            -------    -------    -------
                                                            $25,689    $26,768    $29,505
                                                            =======    =======    =======
        Accounts Receivable
           United States..................................             $ 2,254    $ 2,514
           Europe.........................................               1,161      1,182
           Other geographical areas.......................                 887        493
                                                                       -------    -------
                                                                       $ 4,302    $ 4,189
                                                                       =======    =======

NOTE 8 -- EMPLOYEE STOCK OPTIONS

     Certain employees of the Company have stock options in Mallinckrodt Inc. The exercise price of the options granted by Mallinckrodt Inc. has generally been equal to or greater than fair market value at the date of the grant. As of June 30, 1998, there were approximately 7,200 shares granted under this plan. Trimet employees hold options to purchase approximately 28 shares of common stock.

     The Company applies APB Opinion 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for the plan in 1996, 1997 or 1998. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would not have been reduced by a material amount.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company has incurred environmental remediation costs resulting from past operations. These costs have been incurred primarily on property which is not currently used in the operations and is to be retained by Mallinckrodt Inc. as part of the transaction described in Note 10. Remediation costs incurred and charged to operations in 1996, 1997 and 1998 were $135, $228 and $1,042, respectively.

     The Company is subject to extensive laws and regulations pertaining to the discharge of material into the environment, the handling and disposal of solid and hazardous wastes, and the remediation of contamination, and otherwise relating to health, safety and protection of the environment. As such, the Company's operations and the environment condition of its real property could give rise to liabilities under applicable environmental laws and there can be no assurance that material costs will not be incurred in connection with such liabilities. There can be no assurance that the Company's facilities will not require environmental remediation in the future. Environmental laws are constantly evolving and it is impossible to predict accurately the effect they may have upon the capital expenditures, earnings or competitive position of the Company in the future. Should environmental laws become more stringent,

                           TRIMET TECHNICAL PRODUCTS,
                        A DIVISION OF MALLINCKRODT INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

the cost of compliance could increase. If the Company cannot pass on future costs to its customers, such increases may have an adverse effect on the Company's financial condition or results of operations.

     There are currently no known environmental remediation activities or any requests by any governmental agency to remediate in regards to the property to be sold by Mallinckrodt Inc. other than activities for which costs are specifically being paid by Mallinckrodt Inc.

NOTE 10 -- SUBSEQUENT EVENT

     On July 31, 1998, Mallinckrodt Inc. sold substantially all of the assets of the TRIMET Technical Products Division. The sale included the assumption of the certain identified liabilities and obligations of the business.

------------------------------------------------------
------------------------------------------------------


       GEO HAS NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN DECIDING WHETHER TO MAKE AN INVESTMENT IN THE OFFERED NOTES. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED NOTES. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN A JURISDICTION WHERE THE OFFER OR SOLICITATION IS NOT PERMITTED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED, OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF AND ANY SALE MADE UNDER THIS PROSPECTUS DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GEO SINCE THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


Prospectus Summary.........................     1
Risk Factors...............................     9
Proceeds from the Offering of the
  Outstanding Notes........................    15
Unaudited Pro Forma Financial Data.........    16
Selected Historical Financial Data.........    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    22
GEO's Business.............................    29
Management.................................    40
Management Compensation....................    43
Shareholders...............................    47
Description of GEO's Senior Credit
  Facility.................................    49
The Exchange Offer.........................    51
Description of the Offered Notes...........    58
Form and Delivery of the Offered Notes.....    66
Certificated Securities....................    68
Federal Income Tax Considerations..........    68
Plan of Distribution.......................    69
Legal Matters..............................    70
Experts....................................    70
Where You Can Find More Information About
  GEO......................................    70
Index to Financial Statements..............   F-1



       UNTIL                     , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN
THE OFFERED NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               EXCHANGE OFFER FOR
                                  $120,000,000
                          10 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                            GEO SPECIALTY CHEMICALS

                                   PROSPECTUS

                                                 , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC Registration Fee........................................    $ 33,360
Exchange Agent Fees and Expenses............................    $  1,000
Printing Fees and Expenses..................................    $100,000
Accounting Fees and Expenses................................    $400,000
Legal Fees and Expenses.....................................    $ 75,000
Miscellaneous...............................................    $  5,000
                                                                --------
          Total.............................................    $614,360
                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as GEO, the power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of GEO and other specified persons have been adopted pursuant to Ohio law and are contained in GEO's Code of Regulations.


     GEO's Code of Regulations requires GEO to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director or officer of GEO. These indemnification provisions apply only where the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in or not opposed to GEO's best interests. Indemnification is not required if the actions of the director or officer were taken with intent to cause injury to GEO. Indemnification is also not required if there is a finding of negligence or misconduct on the part of the director or officer. In criminal actions, indemnification is required only if the director or officer had no reasonable cause to believe his conduct was unlawful.



     GEO's Code of Regulations further provides that GEO will pay in advance of the final determination of any such proceeding any expenses incurred by the director or officer in their defense. However, upon any such advance the director or officer must provide an undertaking to GEO that such director or officer will repay the amount of the advance if it is ultimately determined that the director or officer is not entitled to be indemnified by GEO. GEO's Code of Regulations also allows GEO to purchase liability insurance covering any liability that might be asserted against any director or officer of GEO as a result of their status as such. Accordingly, GEO maintains director's and officer's liability insurance in favor of each of the directors and officers of GEO.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     On March 25, 1997, GEO issued 82.31 common shares to Charter Oak Partners for a purchase price of $14,754,251.87, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. On the same date, GEO issued to Charter Oak Partners and Chemical Specialties Enterprises, Inc. (whose successor-in-interest by merger is GEO Chemicals, Ltd.) warrants to purchase common shares of GEO, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering. The warrant granted to Charter Oak Partners allows it to purchase over four years, upon the failure of GEO to achieve certain specified earnings targets in such years, common shares in an amount equal to a maximum of 8% of the outstanding equity of GEO. The warrant granted to Chemical Specialties Enterprises, Inc. allows it to purchase, upon the achievement by Charter Oak of a certain rate of return on its investment in GEO, common shares in an amount equal to a maximum of 5% of the outstanding equity of GEO. The agreements underlying these warrants were amended and restated on July 31, 1998.



     On July 31, 1998, GEO issued 31.645 common shares to its shareholders and their affiliates for an aggregate cash purchase price of $6.0 million, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.



     On July 31, 1998, GEO sold $120,000,000 aggregate principal amount of its 10 1/8% senior subordinated notes due 2008 in a private placement to BT Alex.Brown Incorporated at a price equal to 97% of the stated principal amount of such notes. This sale was made by GEO in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. BT Alex.Brown Incorporated immediately resold such notes to a number of qualified institutional buyers in reliance upon the exemption from registration provided in Rule 144A promulgated under the Securities Act of 1933.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


 2.1     Asset Purchase Agreement, dated June 29, 1998, by and among
         GEO Specialty Chemicals, Inc., Mallinckrodt Inc. (a Delaware corporation) and Mallinckrodt Inc. (a New York corporation)*
 2.2 Asset Sale and Purchase Agreement, dated February 10, 1997, by and among GEO Specialty Chemicals, Inc., Henkel
         Corporation and Henkel Canada Limited*
 2.3 Asset Purchase Agreement, dated December 5, 1996, by and between GEO Specialty Chemicals, Inc. and Cytec Industries
         Inc.*
 2.4     Amended and Restated Asset Sale Agreement, dated July 15,
         1994, by and among GEO Specialty Chemicals, Inc., Courtney
         Industries, Inc. and C Associates*
 2.5     Asset Purchase Agreement, dated June 5, 1992, by and between
         GEO Specialty Chemicals, Inc. and Rhone-Poulenc Basic
         Chemicals Co.*
 3.1     Amended Articles of Incorporation of GEO Specialty
         Chemicals, Inc.*
 3.2     Amended Code of Regulations of GEO Specialty Chemicals,
         Inc.*
 4.1     Indenture, dated July 31, 1998, by and between GEO Specialty
         Chemicals, Inc. and Chase Manhattan Trust Company, National
         Association, as the trustee*
 4.2     Form of outstanding Senior Subordinated Note (included in
         Exhibit 4.1)
 4.3     Form of offered Senior Subordinated Note (included in
         Exhibit 4.1)
 5.1 Opinion of Thompson Hine & Flory LLP regarding the legality of the offered 10 1/8% Senior Subordinated Notes due 2008
10.1 Share Purchase Agreement, dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners*
10.2     Amended and Restated Shareholders Agreement, dated July 31,
         1998, by and among GEO Specialty Chemicals, Inc., Charter
         Oak Partners, Charter Oak Capital Partners, GEO Chemicals,
         Ltd., George P. Ahearn, William P. Eckman, George W. Rapp,
         Jr. and A. Elliott Archer*

10.3     Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners*
10.4     Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and GEO
         Chemicals, Ltd.*
10.5     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and George P. Ahearn*
10.6     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and William P. Eckman*
10.7     Employment Agreement, dated May 20, 1996, by and between GEO
         Specialty Chemicals, Inc. and Mr. Dennis S. Grandle*
10.8     Supply Agreement (Supply to Buyer), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation*
10.9     Supply Agreement (Supply to Henkel), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation*
10.10    Purchase Agreement, dated July 31, 1998, by and between GEO
         Specialty Chemicals, Inc. and BT Alex.Brown Incorporated*
10.11    Registration Rights Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and BT Alex.Brown
         Incorporated*
10.12    Provisional Lease Agreement, dated July 29, 1998, by and
         between GEO Specialty Chemicals, Inc. and Mallinckrodt Inc.
         (a Delaware corporation)*
10.13    Lease Agreement, dated July 29, 1998, by and between GEO
         Specialty Chemicals, Inc. and Mallinckrodt Inc. (a Delaware
         corporation)*
10.14    Credit Agreement, dated March 25, 1997 and amended and
         restated as of July 31, 1998, by and among GEO Specialty
         Chemicals, Inc., various lending institutions and Bankers
         Trust Company, as the administrative agent*
10.15    GEO Specialty Chemicals, Inc. 1997 Management Incentive
         Program*
12.1     Computation of ratio of earnings to fixed charges*
21.1     Subsidiaries of GEO Specialty Chemicals, Inc.*
23.1     Consent of Thompson Hine & Flory LLP (included in Exhibit
         5.1)
23.2     Consent of Crowe, Chizek and Company LLP, independent
         accountants
23.3     Consent of Arthur Andersen LLP, independent accountants
24.1     Power of Attorney*
25.1     Statement of eligibility and qualification of Chase
         Manhattan Trust Company, National Association, as the
         trustee under the Indenture filed as Exhibit 4.1 (Form T-1)*
99.1     Form of Letter of Transmittal*
99.2     Form of Notice of Guaranteed Delivery*



* These agreements and documents were filed as exhibits to GEO's Registration Statement on Form S-1 filed on December 31, 1998 and, accordingly, are not filed herewith. The schedules to Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5 have not been filed with the Securities and Exchange Commission pursuant to Item 601(b)(2) of Regulation S-K. GEO will supplementally provide copies of such schedules to the Securities and Exchange Commission upon request.

     (b) Financial Statement Schedules:

     All schedules are omitted since the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


     (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on April 2, 1999.


                                          GEO SPECIALTY CHEMICALS, INC.

                                          By: /s/ GEORGE P. AHEARN
                                             -----------------------------------
                                              George P. Ahearn
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                             TITLE
                      ---------                                             -----

/s/ GEORGE P. AHEARN                                     President and Chief Executive Officer;
-----------------------------------------------------    Principal Executive Officer; Director
George P. Ahearn

/s/ WILLIAM P. ECKMAN                                    Executive Vice President; Chief Financial
-----------------------------------------------------    Officer;
William P. Eckman                                        Principal Financial and Accounting Officer;
                                                         Director

/s/ ANATOLE G. PENCHUK                                   Director
-----------------------------------------------------
Anatole G. Penchuk

/s/ GEORGE W. RAPP, JR.                                  Director
-----------------------------------------------------
George W. Rapp, Jr.

/s/ A. ELLIOTT ARCHER                                    Director
-----------------------------------------------------
A. Elliott Archer

By: /s/ GEORGE P. AHEARN                                                                April 2, 1999
     ------------------------------------------------
     George P. Ahearn, Attorney-in-Fact
     for the Officers and Directors
     signing in the capacities indicated

                                 EXHIBIT INDEX


 2.1     Asset Purchase Agreement, dated June 29, 1998, by and among
         GEO Specialty Chemicals, Inc., Mallinckrodt Inc. (a Delaware corporation) and Mallinckrodt Inc. (a New York corporation)*
 2.2 Asset Sale and Purchase Agreement, dated February 10, 1997, by and among GEO Specialty Chemicals, Inc., Henkel
         Corporation and Henkel Canada Limited*
 2.3 Asset Purchase Agreement, dated December 5, 1996, by and between GEO Specialty Chemicals, Inc. and Cytec Industries
         Inc.*
 2.4     Amended and Restated Asset Sale Agreement, dated July 15,
         1994, by and among GEO Specialty Chemicals, Inc., Courtney
         Industries, Inc. and C Associates*
 2.5     Asset Purchase Agreement, dated June 5, 1992, by and between
         GEO Specialty Chemicals, Inc. and Rhone-Poulenc Basic
         Chemicals Co.*
 3.1     Amended Articles of Incorporation of GEO Specialty
         Chemicals, Inc.*
 3.2     Amended Code of Regulations of GEO Specialty Chemicals,
         Inc.*
 4.1     Indenture, dated July 31, 1998, by and between GEO Specialty
         Chemicals, Inc. and Chase Manhattan Trust Company, National
         Association, as the trustee*
 4.2     Form of outstanding Senior Subordinated Note (included in
         Exhibit 4.1)
 4.3     Form of offered Senior Subordinated Note (included in
         Exhibit 4.1)
 5.1 Opinion of Thompson Hine & Flory LLP regarding the legality of the offered 10 1/8% Senior Subordinated Notes due 2008
10.1 Share Purchase Agreement, dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners*
10.2     Amended and Restated Shareholders Agreement, dated July 31,
         1998, by and among GEO Specialty Chemicals, Inc., Charter
         Oak Partners, Charter Oak Capital Partners, GEO Chemicals,
         Ltd., George P. Ahearn, William P. Eckman, George W. Rapp,
         Jr. and A. Elliott Archer*
10.3 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and Charter Oak
         Partners*
10.4 Amended and Restated Warrant Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and GEO
         Chemicals, Ltd.*
10.5     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc. and George P. Ahearn*
10.6     Employment Agreement, dated March 25, 1997, by and between
         GEO Specialty Chemicals, Inc.* and William P. Eckman*
10.7     Employment Agreement, dated May 20, 1996, by and between GEO
         Specialty Chemicals, Inc. and Mr. Dennis S. Grandle*
10.8 Supply Agreement (Supply to Buyer), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation*
10.9 Supply Agreement (Supply to Henkel), dated March 25, 1997, by and between GEO Specialty Chemicals, Inc. and Henkel
         Corporation*
10.10    Purchase Agreement, dated July 31, 1998, by and between GEO
         Specialty Chemicals, Inc. and BT Alex.Brown Incorporated*
10.11 Registration Rights Agreement, dated July 31, 1998, by and between GEO Specialty Chemicals, Inc. and BT Alex.Brown
         Incorporated*
10.12 Provisional Lease Agreement, dated July 29, 1998, by and between GEO Specialty Chemicals, Inc. and Mallinckrodt Inc.
         (a Delaware corporation)*
10.13    Lease Agreement, dated July 29, 1998, by and between GEO
         Specialty Chemicals, Inc. and Mallinckrodt Inc. (a Delaware corporation)*

10.14    Credit Agreement, dated March 25, 1997 and amended and
         restated as of July 31, 1998, by and among GEO Specialty
         Chemicals, Inc., various lending institutions and Bankers
         Trust Company, as the administrative agent*
10.15    GEO Specialty Chemicals, Inc. 1997 Management Incentive
         Program*
12.1     Computation of ratio of earnings to fixed charges*
21.1     Subsidiaries of GEO Specialty Chemicals, Inc.*
23.1     Consent of Thompson Hine & Flory LLP (included in Exhibit
         5.1)
23.2     Consent of Crowe, Chizek and Company LLP, independent
         accountants
23.3     Consent of Arthur Andersen LLP, independent accountants
24.1     Power of Attorney*
25.1     Statement of eligibility and qualification of Chase
         Manhattan Trust Company, National Association, as the
         trustee under the Indenture filed as Exhibit 4.1 (Form T-1)*
99.1     Form of Letter of Transmittal*
99.2     Form of Notice of Guaranteed Delivery*


---------------


* These agreements and documents were filed as exhibits to GEO's Registration Statement on Form S-1 filed on December 31, 1998 and, accordingly, are not filed herewith. The schedules to Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5 have not been filed with the Securities and Exchange Commission pursuant to Item 601(b)(2) of Regulation S-K. GEO will supplementally provide copies of such schedules to the Securities and Exchange Commission upon request.